As filed with the Securities and Exchange Commission on March 31, 2006	Registration # 333-124937

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM SB-2/A

Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Big Sky Energy Corporation
(Exact name of small business issuer in its charter)
Nevada	4899	72-1381282
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Suite 750, 440 – 2nd Avenue SW Calgary, Alberta, Canada T2P 5E9 (403) 234-8282
(Address and telephone number of principal executive offices)
Business Centre "Granit" 281 Husainova St., Block E Almaty, Kazakhstan 050060 7.3272.597.623

 (Address of principal place of business or intended principal place of business)

Michael J.  Morrison, 1495 Ridgeview Drive, Reno, Nevada 89509, (775) 827-6300

(Name, address and telephone number of agent for service)

Copies to:
W. Scott Lawler, Esq., Lawler & Associates 41877 Enterprise Circle North, Suite 220 Temecula, California 92590 (951) 506-8888

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock Common Stock underlying Warrants (2)	46,310,054 2,036,000	1.19 1.19	$49,113,519.35 $2,901,820.90	$9,578. 06 $341.55

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)

These shares are additional shares being registered and are set out apart from the other shares registered for purpose of calculating the filing fee.

(3)

These shares are additional shares included by way of this amendment and fees on these shares are estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

The information in this preliminary prospectus (“Prospectus”) is not complete and may be changed.

We may not sell these securities nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April         , 2006

BIG SKY ENERGY CORPORATION

Up to a maximum of 48,346,054 of common stock

All of the shares being offered, when sold, will be sold by the Selling Securityholders as listed in this prospectus on page 9.  The selling securityholders are offering:

•	46,310,054 shares of common stock; and
•	2,036,000 shares of common stock issuable on exercise of the warrants.

We will not receive any of the proceeds from the sale of the shares.

We have not engaged the services of any broker-dealer or other agent to assist in the selling of the securities offered under this prospectus.

The Selling Securityholders may sell the shares as detailed in the section entitled “Plan of Distribution”.

Pursuant to applicable U.S. securities laws and regulations, the selling securityholders identified in this prospectus are underwriters of the securities offered hereunder. Big Sky Energy Corporation will be distributing the securities to its securityholders without any compensation or other consideration.

This offering will terminate on April 18, 2008 unless completion by way of sales of all securities offered under this prospectus occurs at an earlier date.

Our common stock is presently not listed on any national securities exchange or the NASDAQ Stock Market.

Our common stock is quoted on the Over The Counter Bulletin Board quotation system (“OTC/BB”) under the symbol “BSKO”.  On March 28, 2006, the closing price of our common stock on the OTC/BB was $1. 72 ..

YOU SHOULD CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON

PAGE 3 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED

OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS

PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS SUMMARY

The following summary discusses all material information, however, for a more complete understanding of this offering, we encourage you to read the entire document and the documents we have referred you to.

BIG SKY ENERGY CORPORATION

We are a development stage company, which means we are in the process of developing our business.  We commenced operations in 2000 as an Internet service provider in China. In fall of 2003, we changed our focus to oil and gas exploration and production, seeking to partner with China’s national petroleum companies, at which time we changed our name to China Energy Ventures Corp. Through acquisition of other companies, in 2003 and 2004, we acquired five onshore licenses in the prolific pre-Caspian basin in the Republic of Kazakhstan. We determined to develop these blocks independently, by investing our capital or joint venturing with other companies.

At the Annual Meeting of Shareholders held in Calgary, Alberta, on December 3, 2004, shareholders approved changing the corporate name to Big Sky Energy Corporation, (“Big Sky”) to reflect the changed nature of the business of Big Sky. Shareholders also elected three new directors, each of which have extensive business and finance experience in the Republic of Kazakhstan. Three directors, whose extensive business experience is primarily focused in China, did not stand for re-election to the Board of Directors. Throughout this document we use Big Sky to denote the single legal entity unless the context requires otherwise.

In December 2004, we sold our 100% shareholding in Big Sky Network Canada Ltd., which held our remaining assets in China, Big Sky Chengdu Technology Services Ltd, 100% owned, and our interest in the Sichuan Huayu Big Sky Network Ltd. joint venture, 50% owned. With this sale, we exited the Internet business in China. The sale of Big Sky Network Canada Ltd. is presented as a discontinued operation in our financial statements.

In January 2005, we commenced negotiations with Mr. S.A. (Al) Sehsuvaroglu to secure his services as our president. A contract was signed with Mr. Sehsuvaroglu and he assumed his new position on March 1, 2005. On May 10, 2005, Mr Matthew Heysel stepped down as Chief Executive Officer of the Company and Mr Sehsuvaroglu also assumed that role .

We have incurred losses since inception and we anticipate that we will continue to incur losses in the foreseeable future. Energy exploration and development entails significant risk (see” Risk Factors”) that impact the sustainability of early stage development companies.

We have successfully raised new equity capital for new business ventures but may not be able to do so in the future. We are seeking to acquire producing oil and gas assets and to develop our own exploration potential. We will be unable to continue as a going concern if we are unable to earn sufficient revenues from our operations or raise additional capital through debt or equity financings to meet our working capital and joint venture capital contribution obligations.  Recent private placements have raised sufficient additional capital to meet our anticipated obligations until December 31, 2006.

Our principal executive office is located at Suite 750, 440 – 2nd Avenue SW, Calgary, Alberta, Canada T2P 5E9, and our phone number there is 1-403-234-8282. Our principal business office, in Kazakhstan, is at Business Centre "Granit" 281 Husainova St., Block E, Almaty, Kazakhstan, 050060 and our phone number there is 7 3272 597.623

We maintain a representative office in China at 1003 W2 Oriental Plaza, #1 East Chang An Avenue, Beijing, Peoples Republic of China 100738 and our phone number there is 86 10 8518 2686.

We maintain a World Wide Web site address at www.bigskycanada.com. Information on our web site is not part of this document.

FORWARD LOOKING STATEMENTS

Included in this report are various forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue," "believe" or other similar words.  We have made forward-looking statements with respect to the following, among others: our goals and strategies; our ability to earn sufficient revenues; our ability to continue as a going concern; and our future revenue performance and our future results of operations.  These statements are forward-looking and reflect our current expectations.  These forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control.  Some of the key factors that have a direct bearing on our results of operations are:

-	Changes in general political, social, economic and business conditions in Kazakhstan;
-	Economic and political uncertainties affecting the capital markets;
-

The business of exploration, development, production and refining of oil and natural gas reserves, the levels of those reserves , should any reserves be established, and the marketing of crude oil and refined products and the ability to increase the quality of refined products;

-	Fluctuations in oil and gas and refined product prices;
-	Changes in business strategy or development plans;
-	Our future capital needs;
-	Changes in, or failure to comply with, government regulations or changes in interpretation, application or enforcement of government regulations;
-	Costs arising from environmental liability; and
-	Our ability to manage currency fluctuations.

The factors described above and the risk factors referred to in "Risk Factors" could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

 RISK FACTORS

An investment in our common stock involves a high degree of risk. You should read the following risk factors carefully before purchasing our common stock. We believe that these represent all the current material risk factors that may affect our business.  If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline.

Risks Relating To Our Business

We have a limited operating history and have changed the focus of our operations by entering into the oil and gas industry.  The failure of our plans could ultimately force us to reduce or suspend operations and even liquidate our assets and wind-up and dissolve our company.

We have a limited operating history, a history of minimal revenues and a history of losses.  We began our current business activities in April 2000 in China.  Our operations in the Chinese Internet market produced only minimal revenues and we have divested this business, effective December 9, 2004. We have converted our operations to oil and natural gas exploration and production, an area in which our management have been successful, although we do not know if we will be successful in any of these plans due to our early stage of operations in the oil and gas industry.

We have incurred net losses since inception and anticipate that losses will continue. Should losses continue indefinitely, it would eventually result in us ceasing operations.

We have incurred losses since inception and had an accumulated deficit of $30,185,135 at December 31, 2004 and $ 38,285,091 as of September 30, 2005.  We anticipate that we will continue to incur net losses due to an increased level of planned operating and capital expenditures, increased sales and marketing costs, high costs associated with oil and gas exploration and development, additional personnel requirements and our general growth objectives.  We anticipate that our net losses will increase in the near future as we implement our business strategy and commence oil and gas exploration.  Our ability to earn a profit will depend on the success of our oil and gas exploration and development programs, which has not yet been achieved.  We may never achieve profitability.

Our ability to continue as a going concern requires us to raise additional funds and produce working capital from oil and gas operations.

In light of our lack of profitability and the risks described in this section, our management and our independent registered chartered accountants have expressed substantial doubt as to our ability to continue as a going concern.   At December 31, 2004 and September 30, 2005 we had net working capital of ( $2,793,503 ) and   $8,694,556 respectively.  We will need additional capital or a farmout of our interests to third parties to fund any new ventures, which is uncertain and will likely result in the dilution to existing securityholders’ interests.

Our inability to retain our key managerial personnel could affect our ability to continue conducting our business.

Our success depends to a significant extent on the continued efforts of our executive officers who are responsible for the continuing development of our oil and gas assets. The loss of any one of these individuals could have a material adverse effect on our ability to continue to locate, negotiate and acquire oil and gas assets and financing to develop these assets. We would have to replace any such individuals with someone that has commensurate experience abilities if they were to leave us. We have entered into employment and non-competition agreements with all of these individuals.

Our business may be adversely affected by relationships between the United States and the countries in which we do business, which may impede our ability to operate in the countries in which we are located.

We are a Nevada corporation and subject to the laws of the United States.  Our principal businesses are conducted through wholly-owned subsidiaries that operate in Kazakhstan.  Our business is directly affected by political and economic conditions in Kazakhstan.  Our business may be adversely affected by the diplomatic and political relationships between the U.S., Canada, Russia and Kazakhstan.  These relationships may adversely influence the Kazakhstan government and public opinion of U.S. corporations conducting business in Kazakhstan and may affect our ability to obtain regulatory approval to operate effectively.  In addition, boycotts, protests, governmental sanctions and other actions could adversely affect our ability to operate profitably.

Risks Related to Our Oil and Gas Operations

If our exploration and development programs prove unsuccessful, we may not be able to continue operations.

An investment in our company should be considered highly speculative due to the nature of our involvement in the exploration, development and production of oil and natural gas.  Oil and gas exploration involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  Big Sky currently does not have any proven oil or gas reserves. Exploratory drilling is subject to numerous risks, including the risk that no commercially productive oil and natural gas reservoirs will be encountered.  The cost to drill, complete and operate wells is often uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors including unexpected drilling conditions, abnormal pressures, equipment failures, premature declines of reservoirs, blow-outs, sour gas releases, fires, spills or other accidents, as well as weather conditions, compliance with governmental requirements, delays in receiving governmental approvals or permits, unexpected environmental issues and shortages or delays in the delivery of equipment.  Our inability to drill wells that produce commercial quantities of oil and natural gas would have a material adverse effect on our business, financial condition and results of operations.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after exploration, drilling, operating and other costs.  Completion of wells does not ensure a profit on the investment or recovery of exploration, drilling, completion and operating costs.  Drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect production.  Adverse conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions.

Fluctuations in commodity prices could have a material impact on our revenues, which would affect our profitability.

Commodity price risk related to conventional crude oil prices could become our most significant market risk exposure if we achieve oil and natural gas production.  Crude oil prices are influenced by such worldwide factors as the Organization of the Petroleum Exporting Countries actions, political events and supply and demand fundamentals.  At this time, we cannot accurately predict these fluctuations because we do not know when we will commence generating revenues from our oil and gas operations.  Furthermore, we cannot estimate, at this time, the impact of commodity price fluctuations until we can predict the level of revenues.

Application, interpretation and enforcement of government tax and other legislation is inconsistent making it difficult for us to ensure that we are compliant which could lead to penalties.

The tax environment in Kazakhstan is subject to change, inconsistent application, interpretation and enforcement.  Non-compliance with Kazakhstan laws and regulations can lead to the imposition of penalties and interest.  We intend to make every effort to conform to these laws and regulations. However, our interpretations and those of our advisors may not be the same as those of government officials, which could lead to penalties and interest.

As a result of the amendments in the tax legislation in July, 2003, effective January 1, 2004 there was a regressive scale for social tax established individually for local and expatriate employees. For the local employees an employer is now required to pay from 7% to 20% social tax and for expatriate employees from 5% to 11%. The rate is selected and calculated based upon a gross salary amount in the regressive way, i.e. higher salary triggers lesser rate of the tax. Further in 2005 there was an introduction of mandatory social insurance payment at the level of 1.5%. That payment is made similarly based on total payroll and the social tax amount is decreased equally to such payment.  Both social tax and social insurance payment represent a benefit for the employees and are for the account of an employer.

On October 18, 2005, the Law “On Amendments to the Laws of the Republic of Kazakhstan on Subsoil Use and Petroleum Operations in the Republic of Kazakhstan” (the “Law” ) was adopted.

The Law introduced certain amendments to the Law of the Republic of Kazakhstan “On Subsoil and Subsoil Use” dated January 27, 1996 (the “Subsoil Use Law” ). Article 71(3) of the Subsoil Use Law reinforced the pre-emptive right of the state to purchase subsoil use rights and/or shares in Kazakhstani entities holding subsoil use rights and also shares in local and foreign companies that are beneficial shareholders of such Kazakhstani entities.  According to Article 71(3) of the Subsoil Use Law this rule shall apply to those companies which meet the following two tests: (1) they may directly and/or indirectly determine decisions and/or exert influence on decisions adopted by the subsoil user, and (2) if the main activity of such companies is connected to subsoil use in Kazakhstan.  It is worth noting that the pre-emptive right shall be exercised by the state on term s not worse than offered by other buyers.

The Law also introduced certain modifications to Article 53(1) of the Law of Kazakhstan “On Petroleum” dated June 28, 1995.  Article 53(1) of the Petroleum now requires the prior consent of the Ministry of Energy and Mineral Resources to be obtained for a transfer by a subsoil user of the whole or part of its subsoil use rights and disposal of an interest (block of shares) in a legal entity holding such subsoil use right. Such consent may be declined by the Ministry upon its sole discretion in order to protect national economic interests of the Republic of Kazakhstan.

Vector Energy West LLP and KoZhaN LLP, Big Sky’s operational subsidiaries,face competition which could adversely affect their ability to penetrate the oil and gas market in Kazakhstan which may make it difficult to attain profitability.

The oil and gas market in Kazakhstan is highly competitive and tightly controlled and regulated by the Government of Kazakhstan.  Some of the competitors of Vector Energy West LLP (“Vector”) and KoZhaN LLP (“KoZhaN”) are major international energy industry operators.  These competitors have various advantages over Vector and KoZhaN, including:

-	substantially greater financial resources, which gives them greater flexibility when developing their exploration and drilling programs;
-	greater recognition in the industry, which influences a potential partners’ decision to participate in programs;
-	larger operations, which provides economies of scale and operating efficiencies not available to Vector or KoZhaN;
-	longer operating histories; and
-	more established relationships with government officials and other strategic partners.

Vector and KoZhaN may be unable to successfully compete with these established competitors, which may adversely affect their ability to acquire Hydrocarbon Contracts, licenses and drilling permits, and thus impact the ability to generate revenue.  It is the nature of the business environment in Kazakhstan that opportunistic individuals and companies will seek to obtain, by whatever means available to them, undue competitive advantage and it is common practice in Kazakhstan for US and foreign companies to have attempts made against them to gain control over their assets.

Compliance, interpretation and enforcement with evolving environmental laws and regulations may impact our expenses in a negative manner, which would directly impact our profit margins.

Extensive national, regional and local environmental laws and regulations in Kazakhstan affect the operations of Vector and KoZhaN.  These laws and regulations set various standards regulating certain aspects of health and environmental quality which provide for user fees, penalties and other liabilities for the violation of these standards and establish, in some circumstances, obligations to remediate current and former facilities and off-site locations. We believe we are currently in compliance with all existing Kazakhstan environmental laws and regulations.  However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent.  Compliance in the future could require significant expenditures, which would directly impact our profit margins.

If Vector and KoZhaN fail to honour their capital expenditure commitments with the Republic of Kazakhstan, they may lose their exploration licenses.

Pursuant to the three Hydrocarbon Contracts, a commitment was made by KoZhaN to invest, in Kazakhstan, an aggregate of $16.43 million in capital expenditures, investments or other items that may be treated as capital assets of KoZhaN on or before December 31, 2009. KoZhaN has commenced this investment using loans from Big Sky Energy Kazakhstan Ltd. (“BSEK”) and intends to fund this investment using further loans from BSEK and, in the long term, from future production revenues.  These expenditures will be used to further exploit and develop existing fields and to explore for reserves to enhance future production and revenues.  If the required investment is not made within the agreed time period, KoZhaN may lose its exploration licenses.  If the exploration effort is unsuccessful or future exploration is determined to be not profitable, KoZhaN can elect not to invest the balance of the required exploration investment and retire their interest in the licences affected.

Pursuant to the Liman-2 and Atyrau Hydrocarbon Contracts, Vector has committed to invest for its two exploration assets an aggregate of $53.9 million in capital expenditures, investments or other items that may be treated as capital assets of Vector on or before December 31, 2007. Vector has funded its operations using loans from its parent company and will further finance its subsoil use activities using funds of its parent company and further production revenues. If the required capital investment commitments are not met within the agreed exploration period, Vector may lose its exploration licenses. If the exploration effort is unsuccessful or future exploration is determined to be not profitable, Vector may withdraw from the Hydrocarbon Contracts without investing the balance of the required exploration investment.

On March 23, 2005 KoZhaN received letter #14-02-2090 from the MEMR acting as a Competent Body under the Hydrocarbon Contracts. In this letter the MEMR notified KoZhaN of suspension for six (6) months of its subsoil use rights under the Hydrocarbon Contract #1103 for the Morskoye Block due to alleged violations of the terms of this Contract, primarily relating to the implementation and fulfillment of the minimum work program.

On August 18, 2005 the MEMR delivered to KoZhaN letter # 14-02-6756 noting the renewal of the Hydrocarbon Contract # 1103 and lifting the suspension of the subsurface use rights set out in the above letter.

The current status of the effectiveness of four other Hydrocarbon Contracts is more fully described in "Legal Proceedings''.

We may suffer currency exchange losses if the Tenge depreciates relative to the U.S. dollar.

We report in U.S. Dollars.  Anticipated early oil production will likely be sold on the domestic market where selling prices are determined in the Tenge, the currency of Kazakhstan.  The majority of our Kazakhstan operating costs will be denominated in Tenge.

Should we become profitable, we will be subject to Kazakhstan’s Excess Profits Tax, which would reduce our profit margin.

Through our Kazakhstan subsidiaries, we may become subject to Excess Profits Tax under the terms of the Hydrocarbon Contracts they have for oil and natural gas exploration and production.   Excess Profits Tax is in addition to statutory income taxes and takes effect after the field has achieved a cumulative internal rate of return higher than 20%.  The Excess Profits Tax ranges from 0% to 60% of taxable income.

Other Risks

Our security holders may not be able to enforce U.S. civil liabilities claims thereby limiting their ability to collect on claims against us.

Our assets are located outside the United States and are held through wholly owned subsidiaries incorporated under the laws of Canada and Kazakhstan.  Our current operations are conducted in Kazakhstan.  In addition, our directors and officers are nationals and/or residents of countries other than the United States.  All or a substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  In addition, there is uncertainty as to whether the courts of Canada or Kazakhstan would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

BSEA and VEW are litigating to invalidate a purported attempt by a former employee of VEW to assign the subsoil use rights to the Atyrau block to an unaffiliated entity.

BSEA and VEW discovered a purported attempt to assign VEW’s subsoil use rights to the Atyrau block under Sbsoil Use Contract No. 1076 to Ligostrade Service LLP. BSEA and VEW have filed a Statement of Claim against the Ligostrade Service LLP and VEW’s former employee, Farkhad Koblandyuly Shakirov to invalidate such purported transfer. On November 22, 2005, an injunction was granted in favor of VEW and BSEA prohibiting Ligostrade and Shakirov from doing any actions to implement the purported assignment. On December 2, 2005, such injunction was expanded to prohibit further acts regarding the subsoil use rights. Further details of this litigation can be found below under “Legal Proceedings”.

Although BSEA and VEW are confident that they will prevail in this litigation, if they are unable to block the purported transfer of the rights to the Atyrau block, this could have serious negative consequences in Big Sky’s plans to achieve profitable operations in the next fiscal year.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules thereby potentially limiting the liquidity of our shares.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Our shares are quoted on the OTC/BB, and the price of our shares ranged from $0.01 (low) to $10.00 (high) during the period from September 25, 2000 to March 31, 2005.  The price of our shares on May 6, 2005 was $1.19 and $1.30 on December 9, 2005.  NASD broker-dealers who act as market makers for our shares generally facilitate purchases and sales of our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

THE OFFERING

This prospectus covers up to 48,346,054 shares of Big Sky’s common stock to be sold by selling securityholders identified in this prospectus.

Shares offered by the selling securityholders:	48,346,054 shares of common stock, $0.001 par value per share
Offering price:	Determined at the time of sale by the selling securityholders

Common stock outstanding as of March 27, 2006:

However, certain of the Selling Securityholders hold warrants to purchase an additional 2,438,505 shares at $0.50 per share.  The shares underlying such warrants are included in the 48,346,054 shares being registered and offered under this prospectus.  If the Selling Securityholders elect to purchase such shares in order to sell them hereunder, we will receive up to $1,219,252.50 from such purchase.

157,409,697 shares
Common stock outstanding assuming the maximum number of shares are sold pursuant to this offering:

157,409,697 Shares

Assuming conversion of the warrants into shares of common stock registered under this prospectus, the shares of common stock subject to this prospectus represent approximately 30.7% of our issued and outstanding common stock as of February 17, 2006.

Number of shares owned by the selling securityholders after the offering:	-0- shares. (1)

Use of proceeds:

We will not receive any of the proceeds of the shares offered by the selling securityholders.

We intend to use the proceeds from the exercise of the warrants, if exercised, held by certain selling securityholders for working capital purposes.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends. See “Dividend Policy.”
OTC/BB # symbol	BSKO
(1)

This number assumes that each selling shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Selling securityholders are not required to sell their shares.  See "Plan of Distribution."

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 covering the shares being sold in this offering.  We have not included in this prospectus some information contained in the registration statement, and you should refer to the registration statement, including exhibits and schedules filed with the registration statement, for further information.  You may review a copy of the registration statement from the public reference section of the SEC in Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C.  20549.  You may also obtain copies of such materials at prescribed rates from the public reference section at the SEC, Room 1024, Judiciary Plaza, 450 - 5th Street, N.W., Washington, D.C.  20549.  In addition, the SEC maintains a Web site on the Internet at the address http://www.sec.gov that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC.

USE OF PROCEEDS

This prospectus is part of a registration statement that permits selling security holders to sell their shares.  Because this prospectus is solely for the purpose of selling security holders, we will not receive any proceeds from the sale of stock being offered. If the Selling Security holders holding warrants exercise their right to acquire common shares, we could receive proceeds of $1,219,252.50 from the issuance of 2,438,505 shares.  Should these Selling Security holders choose to convert their warrants, any funds received will be used for working capital.   As of the date of this filing, we have not received any indication from any of the Selling Security holders that they intend to exercise any of their warrants.

DETERMINATION OF OFFERING PRICE

The shares offered by this prospectus are being offered by the Selling Security holders on a continuous or delayed basis until sold.  The Selling Security holders will offer the shares at the prevailing market price at the time of sale by each Selling Shareholder and therefore no specific price has been set for this offering.

SELLING SECURITY HOLDERS

This prospectus covers the offering of shares of common stock by certain Selling Securityholders.  This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Securityholders, a total of 48,346,054 shares of common stock issued to investors as follows:

()	26,910,000 shares of common stock issued to investors in February and March, 2005 in a private placement of shares of common stock;
(i)	8,829,505 shares of common stock issued to investors in October and November, 2004 in a private placement of shares of common stock.;
ii(iii)	5,723,750 shares of common stock issued to an investor under a Share Exchange Agreement;
150,000
( iv)	150,0003,913,799 shares of common stock issued to investors in November, 2003 under the Alternative Compensation Plan,
(v)	3,913,799 a total of 2,819,000 shares of common stock issuable by us upon the exercise of certain outstanding warrants.
(vi	2,819,000

The shares issued to the Selling Security holders are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Security holders the opportunity to sell their shares.  The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Security holders.  The Selling Security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement.  See “Plan of Distribution.”  Each of the Selling Security holders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents.  The Selling Security holders and any agents or broker-dealers that participate with the Selling Security holders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (“Securities Act”), and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

We will issue the warrant shares to the holders of the above-described warrants if and when they choose to exercise them.  If this (or any subsequent) registration statement is then in effect, once the warrant holders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do.  We do not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

The following are the security holders for whose accounts the shares are being offered; the number of shares beneficially owned by each selling shareholder prior to this offering; the number of shares to be offered for each selling shareholder's account; and the number of shares to be owned by each selling shareholder following completion of the offering:

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered	Percentage of Shares Owned After Offering (1)	Number of Shares Owned Upon Completion of Offering (1)

Aran Asset Management (2)	1,850,000	1,850,000	0%	0
AS Capital Partners LLC	50,000	50,000	0%	0
Barclay St James Capital Group Ltd (3)	1,208,000	1,208,000	0%	0
Big Sky Holdings Inc. (4)	594,422	594,422	0%	0
Brighton Capital	3,000	3,000	0%	0
Canaccord International Ltd. (5)	587,505	587,505	0%	0
Credit Suisse First Boston LLC Tax ID 05-0546650	5,500,000	5,500,000	0%	0
Domenic Gualtieri (6)	932,000	932,000	0%	0
Edward S Kaufman	242,000	242,000	0%	0
Eggar & Co Acct S98720	1,700,000	1,700,000	0%	0
Fullup Limited	3,500,000	3,500,000	0%	0
GMP Securities Ltd.	200,000	200,000	0%	0
Haywood Securities in trust for Berwick Capital Ltd.	200,000	200,000	0%	0
Jeffrey R. Costello Acct Ref 477486	242,000	242,000	0%	0
Jodi Larmour	150,000	150,000	0%	0
Kai Yang	2,223,750	2,223,750	0%	0
Kazimir Russia Master Fund LP	4,000,000	4,000,000	0%	0
Kiril Surikov - 87953609 Wachovia Securities	500,000	500,000	0%	0
Lombard Odier Darier Hentsch & Cie	1,000,000	1,000,000	0%	0
Mark A. Partington	400,000	400,000	0%	0
Mark and Nadia Crandall	700,000	700,000	0%	0
Matthew Heysel	559,467	559,467	0%	0
Maxim Topper	200,000	200,000	0%	0
MH Financial Management Limited (7)	2,759,910	2,759,910	0%	0
Oxford Management Ltd.	416,000	416,000	0%	0
Pangea Advisors Limited	800,000	800,000	0%	0
Perinvest Special Situations Fund	300,000	300,000	0%	0
Royal Trust Corp of Canada a/c ARC Energy Venture Fund 4	8,000,000	8,000,000	0%	0
Roytor/US Global Investors/T18144017	500,000	500,000	0%	0
Roytor/US Global Investors/T18144024	1,000,000	1,000,000	0%	0
Roytor/US Global Investors/T18144099	100,000	100,000	0%	0
Shagwell S.A. (8)	148,000	148,000	0%	0
Société Priveé Gestion de Patrimonie	6,760,000	6,760,000	0%	0
Westwind Partners	1,020,000	1,020,000	0%	0
TOTAL	48,346,054	48,372,720
(1)

Unless otherwise annotated in this column, all percentages are based on 157,409,697 shares of common stock issued and outstanding on December 17, 2005.  Assumes that all shares registered for resale by this prospectus have been sold.  Does not include shares underlying unvested stock options.

(2)	240,000 of these shares underlie a warrant
(3)	1,208,000 of these shares underlie a warrant
(4)	Big Sky Holdings Inc. is a company over which Mr. Matthew Heysel has control.
(5)	108,000 of these shares underlie a warrant.
(6)	432,000 of these shares underlie a warrant
(7)	MH Financial Management Limited is a company over which Mr. Matthew Heysel has control.
(8)	48,000 of these shares underlie a warrant.

This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Security holders are not required to sell their shares.  See "Plan of Distribution".  No other selling shareholder has held any position or office or had any material relationship with Big Sky Energy Corporation during the past three years.

Based on information provided to us, none of the selling security holders are or are affiliated with any broker-dealer in the United States.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling security holders.  All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling security holders.  Sales of shares may be effected by selling security holders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

The selling security holders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling security holders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling security holders and any broker-dealers that act in connection with the sale of shares will be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.  We have agreed to indemnify each selling shareholder against some liabilities arising under the Securities Act.  The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling security holders will be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL PROCEEDINGS

1. On 18 November 2005 a subsidiary of Big Sky , BSEA and VEW filed a Statement of Claim in the Republic of Kazakhstan against Ligostrade Service LLP (“Ligostrade”) and Farkhad Koblandyuly Shakirov, a former employee of Big Sky’s subsidiary, VEW, seeking to invalidate a purported Assignment Agreement dated 28 September 2005, related to an attempt to assign the subsoil use rights arising under Subsoil Use Contract No. 1076, in respect of the Atyrau Block (“Assignment Agreement”) to Ligostrade.

On 22 November 2005 an Injunction was granted to VEW and BSEA, prohibiting Ligostrade, Mr. Shakirov and the MEMR from doing any actions to implement the purported Assignment Agreement including, the re-registration of the subsoil use rights arising under Subsoil Use Contract No 1077 in respect of the Atyrau Block pending the hearing of the case and any appeals.

On December 2, 2005 the scope of the Injunction was extended to prohibit the following acts: (a) the alienation or pledging of any shares or interests in or assets of Ligostrade Service LLP or any of its affiliated or related companies, whether by such parties themselves or by their bankers, financiers, employees, officers, directors, agents, lawyers, consultants and contractors (“Affiliates”), including without limitation all and any rights, interests or claims such party may have in relation to the subsoil use rights to the Atyrau Block arising under Contract No. 1077; (b) the sale, transfer or assignment of any rights or assets by Ligostrade Service LLP, or any of its or of any of its affiliated or related companies, and whether by such parties themselves or by their Affiliates , including, without limitation, all and any rights, interests or claims such party may have in relation to the subsoil use rights to the Atyrau Block howsoever arising under Contract No. 1077; and (c) the MEMR from registration or transfer of any rights they may have in regards to the subsoil use rights to the Atyrau Block arising under Contract No. 1077.

As a result of certain interlocutory matters in relation to the various Kazakhstani Court proceedings, on 6 February 2006 Big Sky, acting through VEW and BSEA, commenced proceedings in the Almaty Inter-District Specialised Economic Court against Ligostrade Service LLP and its errant former employee, Mr. F. K. Shakirov, seeking to invalidate the purported Assignment Agreement (as amended) and a new Injunction in support of such proceedings along the lines of the Injunction previously obtained on 22 November 2005 and as amended on 2 December 2005.  The substantive hearings in this case have yet to be held.

On or about 18 October 2005, Ligostrade Service LLP commenced proceedings in the Almaty Specialised Inter-District Economic Court against VEW seeking to compel VEW to perform its obligations under the purported Assignment Agreement of 28 September 2005, and to transfer all geological and other data.

On 15 February 2006 the Almaty Specialised Inter-District Economic Court issued an Injunction against Geostan LLP, one of VEW’s seismic data processing sub-contractors, arresting the data and documents in its possession.

This Injunction/arrest was appealed by VEW on 24 February 2006, by Private Complaint to the Almaty City Court, which appeal will be heard on 23 March 2006.

In addition, on 13 March 2006, the Astana Specialised Inter-District Economic Court, in connection with proceedings commenced on 31 January 2006 by VEW and BSEA against the MEMR, issued a Ruling invalidating the purported Amendment No. 1 to Contract No. 1077, the purported registration of this purported Amendment No. 1 and the Decision of the Expert Commission of MEMR purporting to approve the purported transfer of the subsoil use rights to the Atyrau Block to Ligostrade.  This Judgement will take effect after 15 days after the date of its issue unless appealed.

VEW is vigorously defending the substance of this claim by Ligostrade and the substantive proceedings of this case was adjourned by Ruling dated 16 February 2006 pending resolution of the claims by BSEA and VEW against Ligostrade referred to above.

2. Hydrocarbon Contract #1104 in respect of the Karatal Block,

Hydrocarbon Contract #1102 in respect of the Dauletaly Block, and

Hydrocarbon Contract #1076 in respect of the Liman-2 Block

On March 23, 2005 KoZhaN received a letter purported to be from the MEMR acting as a Competent Body under the Hydrocarbon Contracts.    In this letter the MEMR allegedly notified KoZhaN of a suspension for six (6) months of its subsoil use rights under the Hydrocarbon Contract #1104 for the Karatal Block due to alleged violations of the terms of this Contract, primarily relating to the implementation and fulfillment of the Minimal Work Program. On the same date KoZhaN received a letter purportedly from the MEMR notifying KoZhaN of a suspension for six (6) months of its subsoil use rights under the Hydrocarbon Contract # 1102 for the Dauletaly Block due to alleged violations of the terms of this Contract.

On March 23, 2005 VEW received a letter purportedly from the MEMR acting as a Competent Body under the Hydrocarbon Contracts. In this letter the MEMR allegedly notified VEW of a suspension for six (6) months of its subsoil use rights under the Hydrocarbon Contract # 1076 for the Liman-2 Block due to alleged violations of the terms of this Contract primarily relating to the implementation and fulfillment of the Minimal Work Program.

After receipt of these letters KoZhaN and VEW wrote various letters to the MEMR enclosing various documents and information required by the letters dated 23 March 2005.

On October 7, 2005 KoZhaN received a letter purportedly from the MEMR notifying KoZhaN on unilateral cancellation of the Hydrocarbon Contract # 1104 for the Karatal Block. On the same date KoZhaN received a letter from the MEMR notifying KoZhaN of unilateral cancellation of the Hydrocarbon Contract # 1102 for the Dauletaly Block.

On October 7, 2005 VEW received a letter purportedly from the MEMR notifying VEW of unilateral cancellation of the Hydrocarbon Contract # 1076 for the Liman-2 Block.

On October 12 and 17, 2005 KoZhaN wrote letters to the MEMR seeking to confirm the authenticity of the letters dated October 7, 2005, and requesting that the MEMR withdraw and cancel these letters.

On October 31, 2005, after the meeting with representatives of KoZhaN, the MEMR then wrote a letter to KoZhaN requesting that it provide a detailed report on the works actually performed by it in relation to the Karatal and Dauletaly Blocks for the period ending September 30., 2005 pursuant to the Hydrocarbon Contracts #1104 and 1102, respectively.

On October 12 and 17, 2005 VEW wrote letters to the MEMR seeking to confirm the authenticity of the letter dated October 7, 2005, and requesting that the MEMR withdraw and cancel this letter.

On October 31, 2005, after the meeting with representatives of KoZhaN, the MEMR then wrote a letter to VEW requesting that it provide a detailed report on the works actually performed by it in relation to the Liman-2 Block for the period ending September 30, 2005 pursuant to the Hydrocarbon Contract # 1076.

On November 3, 2005 KoZhaN wrote a letter to the MEMR in response to its letter dated October 31, 2005. On November 3, 2005 VEW wrote a letter to the MEMR in response to its letter dated October 31, 2005.

On November 9, 2005 the MEMR wrote one single letter both to KoZhaN and VE W, in response to their letters dated November 3, 2005. In this letter the MEMR advised both companies on the reasons of its decision as the Competent Body in respect of the cancelled Hydrocarbon Contracts, primarily referring to non-fulfillment of the Minimal Work Program of the Exploration Period as main violation of their obligations under the Hydrocarbon Contracts.

In relation to Contract No. 1104 as to the Karatal Block, Contract No.1102 as to the Dauletaly Block and Contract No. 1076 as to the Liman-2 Block (the “Blocks”) a Commission has been established by the MEMR to review its decision of  7 October 2005 to cancel Big Sky 's  subsidiaries’ (the “Group”) subsoil use rights to the Blocks.   Big Sky has received legal advice to the effect that, until this Commission has made and delivered its report, and the MEMR have acted pursuant thereto, only then will any alleged modification of the subsoil use rights associated with the Blocks be determined.

On 17 January 2006 the MEMR confirmed the title of KoZHan to the subsoil use rights arising in relation to the Karatal and Dauletaly Blocks pursuant to Subsoil Use Contracts Nos. 1102 and 1104. To date the Group has not received or been provided with any other evidence which would suggest KoZHan is no longer the registered subsoil users in respect of the Liman-2  Block pursuant to Contract 1076 as issued on 7 October 2005 in the Courts and the limitation period only expires on 6 October 2008.

The effect of the Commission’s determination regarding the Liman-2 Block cannot, at this time, be estimated   .. At this time, due to the lack of relevant facts, any estimate of the effect of the Commission’s determination would, therefore, be mere speculation.

VEW has the possibility to appeal the decision of MEMR to purport to cancel the subsoil use rights arising in relation to the Liman-2 Block pursuant to Contract 1076 as issued on 7 October 2005 in the Courts, and the limitation period only expires on 6 October 2008.

Big Sky, BSEA and VEW have been working to prepare such a claim, which is expected to be filed shortly in order to reinstate VEW’s subsoil use rights in relation to the Liman-2 Block.

3. On 8 March 2006 the District Court of Clark County, in the State of Nevada, USA, granted in favour of Big Sky a Temporary Restraining Order against Ruslan Tsarni, Maret Tsarnaeva and Farkhad Shakirov preventing them, or any third party, from seeking to or actually relying upon a purported Extract/Certificate/Affidavit of 22 March 2005 upon which Mr. Shakirov purported to base his authority to contract with Ligostrade on behalf of VEW in relation to the Atyrau Block as referred to above.  Mr. Tsarni is Big Sky’s former Vice President – Business Development. Ms. Tsarnaeva is the sister of Ruslan Tsarni and was brought into the Big Sky Calgary offices by Mr. Tsarni with the stated intention of training her to become the in-house counsel on corporate and securities matters.

This Temporary Restraining Order is in support of substantive proceedings commenced by Big Sky to have such Extract/Certificate/Affidavit recognised as false, fraudulent, void and invalid ab initio .

This Temporary Restraining Order has already been served upon Messrs Tsarni and Shakirov and is being served upon Ms Tsarnaeva.  The Clark County District Court has appointed the next hearing for 24 March 2006 and Big Sky confidently expects it will be successful in all respects.

4. Personal Claims involving Mr. F.K. Shakirov

(a)Mr. F.K. Shakirov, personally, commenced an action in the Almaty City Court against BSEA and VEW for reinstatement as President of VEW.

An appeal to the Supervisory Collegium of the Supreme Court is being prepared against an Ex-parte Default Judgement that was initially issued re-instating Mr. Shakirov as VEW’s President on 7 November 2005.  This appeal will shortly be filed by BSEA and VEW and is supported by the Temporary Restraining Order issued on 8 March 2006 by the District Court of Clark County, in the State of Nevada, USA, referred to above.

(b) Mr. Shakirov filed a claim in the Almaty City Court for compensation of his alleged moral damages in the amount of KZT134,000,000 (approximately USD $1,050,000 as of March 17, 2006) arising out of a letter written by BSEC, BSEK and BSEA to Ligostrade pointing out that Mr. Shakirov was never President of VEW and had no right, power or authority to contract on its behalf.

On 4 November 2005, Mr. F. K. Shakirov obtained an order restraining the assets of BSEC and BSEK in amount of KZT 134 000 000 as security for his moral damages claim, which will be released if and when any moral damages are paid.  This restraining of assets was appealed by BSEC and BSEK to the Civil Collegium of the Supreme Court on 11 November 2005, as a result of which the restrainment was reduced to only cover assets equivalent to the amount of KZT 134,000,000.

On 27 December 2005 the Almaty City Court awarded Mr. Shakirov the amount of KZT30,000 (approximately USD $240.00 as of March 17, 2006), in moral damages.  This was appealed by BSEC, BSEK and BSEA to the Supreme Court, which upheld such Ruling on 28 February 2006.

An appeal against this Ruling to the Supervisory Collegium of the Supreme Court is being prepared and will shortly be filed by BSEC, BSEK and BSEA.

(c) A claim was filed by Mr. F. Shakirov against VEW, Messrs Kairat Zhangaziyev, S.A. Sehsuvaroglu and Serzhan Shakirov again for moral damages in the amount of KZT134,000,000 (arising from an announcement published in Kazakhstanskaya Pravda as to the fact that Mr. Shakirov was never the President of VEW and, in any event, was removed from all positions) in the Medeu District Court on 20 October 2005. Mr. Zhangaziyev and Mr. Serzhan Shakirov are engineers employed by VEW and Mr. Sehsuvaroglu is the President of VEW and Big Sky. There is no relationship between Mr. Serzhan Shakirov and Mr. F. Shakirov.  This case was suspended on 21 November 2005 and resumed on 4 January 2006.  The next hearings are expected on 15 March 2006.

(d) A claim was filed by Mr. Shakirov against VEW in the Medeu District Court for recovery of his unpaid salary (arising after the date he was initially suspended on 4 October 2005) in the amount of KZT 282,918 (approximately USD $2,200 as of March 17, 2006), as well as compensation for the moral damage Mr. Shakirov claimed to have suffered because of the non-payment of his salary in the amount of KZT 300, 000.  A first instance Judgement in Mr. Shakirov’s favour was issued against VEW on 17 February 2006 in the amount of KZT 282,918, however Mr. Shakirov’s moral damage claim was rejected.  VEW prepared and filed a Private Complaint in appeal on 3 March 2006 against this Judgement, which will be considered in the Almaty City Court on 30 March 2006.

(e) A further claim by Mr. Shakirov against KoZHan for recovery of unpaid salary (arising after the date he was initially suspended on 4 October 2005) in the amount of KZT 13,824 (approximately USD $108.00 as of March 17, 2006), together with moral damages of KZT 300,000 for such non-payment of salary was filed in the Bostandyk District Court on 16 January 2006.  KoZHan is vigorously defending this case and a counter-claim was filed on 13 March 2006, in the amount of KZT 29,402 (approximately USD $230.00 as of March 17, 2006), representing the amount owing by Mr. Shakirov to KoZHan for absence of an expense report for the expenditure of KZT 29,402.  A hearing is scheduled for 16 March 2006.

Big Sky is working closely with its lawyers and other advisers to vigorously defend, rebut and counter-claim against the same as it firmly believes that such claims are simply intended to try and distract Big Sky and its management’s attention from its successful business of exploring for and producing hydrocarbons in Kazakhstan and that the same are totally without merit and that Mr. Shakirov et al will be proven to have acted improperly and fraudulently, as criminal proceedings against Mr. Shakirov now underway have begun to show.

We are not a party to any other material legal proceeding or litigation and we know of no additional material legal proceeding or contemplated or threatened litigation.  We are subject to potential litigation in the normal course of operations.  There are no other claims currently pending that we consider would materially affect our operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

We employ our executive officers as consultants under the terms of individual consulting agreements.  See “Employment and Consulting Agreements”.  Each member of the board of directors serves until their successor is appointed at a duly called Annual Meeting of Shareholders of Big Sky.

The following table sets forth information, as of December 9, 2005, regarding our directors, executive officers and key employees:

Name	Age	Position	Since
Nurlan Balgimbayev	57	Director	March 31, 2005
Bruce Gaston	40	Chief Financial Officer & Director	Director -December 3, 2004 Chief Financial Officer - April 18, 2005
Matthew Heysel	49	Executive Chairman of the Board, & Director	April 14, 2000
Thomas Milne	58	Director	April 14, 2000
Philip Pardo	49	Director	December 3, 2004
S.A. (Al) Sehsuvaroglu	50	Chief Executive Officer, President & Director	March 9, 2005
Barry Swersky	66	Co-Chairman, Director & Vice President, New Developments	December 3, 2004
Servet Harunoglu	61	Director	May 10, 2005
Daming Yang	47	Director	April 14, 2000

Nurlan Utebovich Balgimbayev- Director

Mr. Nurlan Balgimbayev has been a Director of our Board since March 29, 2005. Mr. Balgimbayev is a former Prime Minister of the Republic of Kazakhstan, (October 1997-October 1999), a former Minister of Oil and Gas (1994-1997), and a former President of the government owned National Oil and Gas Company “Kazakhoil” (October 1999-February 2002). Mr. Balgimbayev served as a director of Nelson Resources Limited (April 2002- May 2004) and currently is a director of Herson Oil Refinery System (Ukraine) since November 1999.  He is also a Member of the Kazakhstan Board for the Stable Development of the Republic of Kazakhstan.

Bruce Hill Gaston – Director, Chief Financial Officer

Mr. Gaston has been a Director of our Board since December 3, 2004, and was appointed Chief Financial Officer on April 18, 2005. Before joining Big Sky , during the period from June 1999 to March 2002 and January 2003 to December 2004, Mr. Gaston has been a consultant (through his own company “Independent Consulting Partnership”) with a boutique Eurasian corporate finance and risk management consultancy, supporting clients including the Royal Bank of Scotland Asia, Barclays Capital and an advisor to Eastern European governments on privatization, Oil and Gas clients on Financial Control Process Engineering.  He was a Senior Associate Director of Deutsche Morgan Grenfell based initially in London and then in Tokyo from March 2002 to December 2002. Mr. Gaston has also served as a Director of Deloitte & Touche Central Asia through 2002 and prior to that as a head of Russian Equities for Commerzbank AG in 1998 and 1999.

Matthew Heysel –Executive Chairman of the Board, Director

Mr. Heysel has served as Chairman of the Board of Directors and Chief Executive Officer of Big Sky from April 14, 2000 to May 10, 2005.  Mr. Heysel has been the Chairman of Big Sky Energy Kazakhstan Ltd. since July 2003 and Vice-Chairman of KoZhaN LLP since August 2003. From April 1999 to November 2001, he was the President of New Energy West Corporation. Prior to this, he served as an Investment Banker at Yorkton Securities, a Canadian independent securities firm, where he was responsible for corporate finance in the oil and gas sector from April 1997 through April 1999.

Thomas Milne - Director

Mr. Milne has served on our Board of Directors and as Vice President of Finance and Chief Financial Officer since April 14, 2000. He resigned as Chief Financial Officer on April 18, 2005. He has also served as the Chief Financial Officer of Big Sky Network Canada Ltd., our subsidiary, since May of 1999.  From September 2002 to February 2004, Mr. Milne was the Regional Advisory Services Partner for Meyers Norris Penny LLP, a chartered accountancy and business advisory firm located in Calgary, Alberta.  From 2000 to 2002 Mr. Milne was employed by Big Sky. Since March 1998, Mr. Milne has served as Chief Executive Officer of Precise Details, Inc., a consulting, investment management, real estate and automotive services company. Mr. Milne also currently serves as a director of the Alberta Performing Arts Stabilization Fund and the Investment Committee of the University of Calgary Pension and Endowment Funds.

Philip Dean Pardo – Director

Dr. Pardo has been a Director of our Board since December 3, 2004. Dr. Pardo is Vice Rector on Academic Affairs and Director of Business School of Kazakh British Technical University. Previously (September 2000 to September 2004), he held the post of Associate Dean of the College of Continuing Education for the Kazakhstan Institute of Management, Economics and Strategic Research (KBTU) where he taught courses in Small Business, Franchising, Public Administration and Finance.  He was Director, Business Valuation for the Rice Group, Central Asia LLP from July 2000 to January 2003. Dr. Pardo served as Strategic Planning Manager with Maverick Development Corp. and Golden Eagle Services from July 2003 to December 2003 on a part-time basis. He has worked for Deloitte & Touche as Tax Director as well as LeBoeuf, Lamb, Greene & MacRae, from August 1997 till June 2000. Dr. Pardo serves as an independent director and is Chairman of the Audit Committee and Chairman of the Nominating & Compensation Committee.

S.A .(Al) Sehsuvaroglu –Chief Executive Office, President & Director

Mr. Sehsuvaroglu has been serving as our President and Director of the Board since March 9, 2005. He has been a Registered Professional Engineer in Texas since 1990. Commencing his 20-year career with Halliburton Energy Services in early 1978 through June 2000, he had increasing levels of responsibility in engineering in Algeria, France, Netherlands, United States, United Kingdom and Kazakhstan. From June 2000 through November 2001, he was Country Director for Kellogg Brown & Root Energy Services in Kazakhstan. In 2001, Mr. Sehsuvaroglu became Senior Vice-President of Operations with Nelson Resources, and up to February 2005, he led a team which grew daily oil production from zero to 40,000 barrels per day in Kazakhstan.  On May 10, 2005, Mr Sehsuvaroglu became Chief Executive Officer of Big Sky ..

Barry Raymond Swersky – Director, Co-Chairman  & Vice-President, New Developments

Mr. Swersky has been serving on our Board of Directors and as Co-Chairman & Vice-President since December 3, 2005. Mr. Swersky, with many years of experience as international attorney, has consulted on technology investments in Israel together with the Meitav group since 2000. He has been on the board and is currently Chairman of Netline Communications Technologies (NCT) since December 2000. In Israel he also serves on various other boards, including Suntree Ltd. (since

1993), where he acts as Chairman and CEO and MACS Ltd. (since 1990). He served on the board of Ongas Limited in England from January 2000 to March 2004. Previously, and within the framework of his activities in energy in Kazakhstan, Mr. Swersky served on the board of AES Suntree Power Limited where he is engaged in an oil and oil products transport logistics project between Kazakhstan and China.  He is on the board of the Israel Festival, Jerusalem and, commencing in October 2000 he served as a Board Member of Tel-Aviv University's Jaffee Center for Strategic Studies.

Daming Yang - Director

Mr. Yang has been a member of our Board of Directors since April 14, 2000.  He also served as our President from April 14, 2000 until March 9, 2005. He continues to sit as a Director on our Board of Directors.  He also served as the President and a member of the board of directors of both Big Sky Network Canada Ltd. and Chengdu Big Sky Technology Services Ltd.  Mr. Yang was a director of Sichuan Huayu Big Sky Network Ltd.  Mr. Yang has been the President of Big Sky Energy Kazakhstan Ltd. since July 2003 and Chairman of KoZhaN LLP since August 2003, both subsidiaries of Big Sky ..  From 1995 through 1998, Mr. Yang served as Vice President and then President of Tongli Energy Technical Service Co. Ltd.

Servet Harunoglu, Director

Dr Servet Harunoglu was appointed to the Board on May 10, 2005.  Dr. Harunoglu holds a PhD in Electrical Engineering from Northwestern University, Chicago, IL (1973) and is a past Chairman of the Turkish Kazakh Businessmen’s Association, having held the chair for 7 years.   From January, 1991 to the present, Dr Harunoglu held many posts, including but not limited to, Board membership of Fintraco Construction and Contracting Co. Inc., Tarkim Tarimsal Kimya A.S (October, 2003 to present)., Pimsa Poliuretan Manufacturing Co. Inc. (July, 1975 to present) and Donau Express Shiffarts GmBH.  In addition, from June, 1998 to May, 2005, Dr Harunoglu was Chairman of Matin JV, based in Atyrau, Kazakhstan as well as Chairman of Polfin Consortium S.A.  Dr Harunoglu has also been a member of the World Economic Forum and a member of the International Advisory Council of the Executives Club of Chicago.

Within the last five years, none of our executive officers or directors have been involved in any bankruptcy proceedings filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.  None of our officers or directors been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.  None of our officers or directors have been found by any court of competent jurisdiction to have violated any federal or state securities or commodities law. There are no judgments, orders, or decrees against us or our officers or directors that limit in any manner our involvement or that of our officers or directors in any type of business, securities or banking activities. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

BOARD AND COMMITTEES

Our board members are elected annually by our security holders and hold office until the next annual security holders meeting or until a successor is duly elected and qualified.  During 2004, the board of directors met five times including participants by telephone. All directors attended the board meetings.  Our board of directors also approved eleven additional corporate matters during 2004 through unanimous written consents.  As of December 9, 2005, the following committees are in existence:

The Audit Committee oversees the actions taken by our independent registered chartered accountants and reviews our internal financial and accounting controls and policies. The Audit Committee also holds responsibility for our corporate governance and internal controls. In 2005, Dr. Philip Pardo was designated as the Audit Committee financial expert and chairman.

The Nominating and Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans. The Nominating and Compensation Committee also holds responsibility for director selection and governance with respect to the conduct of our Board.  Our Nominating and Compensation Committee Chairman is Dr. Philip Pardo.

The Corporate Governance Committee is responsible for developing and recommending to the Board Big Sky ’s approach to corporate governance issues.  To the extent that any director believes it is appropriate to engage an outside advisor in connection with that person’s role as a director, this committee is authorized to engage special advisors at the Corporation’s expense.  The Board is in process of adopting the Committee’s charter, which then will be made available on Big Sky ’s website. The members of the Corporate Governance Committee are Messrs. Barry Swersky (Chairman) and Daming Yang.

The Mergers & Acquisitions Committee (M&A Committee) is responsible for reviewing of management’s mergers and acquisitions strategy and policies for Big Sky ’s projects for growth, considering any reports submitted to the committee by management with respect to acquisitions and for reporting to the Board with respect to potential mergers.  The Board is in process of considering the Committee’s charter, which then will be proposed to the Annual Meeting of Shareholders, and subsequent to its adoption, made available on Big Sky ’s website. The members of the M&A Committee are Messrs. Daming Yang (Chairman), Matthew Heysel, S. A. Sehsuvaroglu and Bruce Gaston.

The Reserves Committee is responsible for the review of Big Sky ’s appointment of the independent qualified oil and gas evaluator and commissioning a report by such evaluator on Big Sky ’s oil and gas properties, determination of Big Sky’s oil and reserves , if any, and their present value and for public disclosures of reserves and present value data.   The Board is in process of agreeing the Committee’s charter, which, upon adoption, will be made available on Big Sky ’s website.  The members of the Reserves Committee are Mr Nurlan Balgimbayev (Chairman) and Dr. Servet Harunoglu.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information concerning the beneficial ownership of our outstanding common stock as of December 9, 2005 for:

-	each of our directors and executive officers individually;
-	each person or group that we know owns beneficially more than 5% of our common stock; and
-	all directors and executive officers as a group.

Rule 13d-3 under the Securities Exchange Act defines the term "beneficial ownership". Under this rule, the term includes shares over which the indicated beneficial owner exercises voting and/or investment power.  The rule also deems common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person.  The applicable percentage of ownership for each shareholder is based on 117,088,242 shares of common stock outstanding as of December 9, 2005, together with applicable options for that shareholder.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Officers and Directors
Matthew Heysel 750, 444 2nd Avenue SW, Calgary, AB	5,837,299(1)	4.98%
Daming Yang #4, Mou Gate 25 Baiwanzhuang Xicheng District Beijing, China, 100037	4,023,750	3.43%
Thomas Milne 224 Sienna Hills Drive SW, Calgary, AB, T3H 2Z1	952,802 (2)	0.81%
Bruce Gaston La Rieulle, Plenee Jugon, 22640, Bretagne France	1,000,000 (3)	0.85%
Philip Pardo c/o KBTU, Almaty, Kazakhstan	300,000	0.25%
Barry Swersky Box 110, 47100, Ramat Hasharon Israel	300,000	0.25%
S.A. Sehsuvaroglu 3 Ave des Baumettes, 06000 Nice France	4,000,000	3.41%

N. U. Balgimbayev 5 Chaykina Street, Almaty, Kazakhstan	1,000,000	1.0%
Servet Harunoglu Sezai Selek Sok., No. 15/3 Nisantasi, Istanbul, Turkey	300,000	0.25%
Officers and Directors as a Group	17,713,851	16.09%
(1)

594,422 shares are owned by Big Sky Holdings, a company over which Mr. Heysel has control, 2,719,910 shares are owned by MH Financial Management Ltd., a company over which Mr. Heysel has control, 2,000,000 are stock options currently vested and 559,467 shares which Mr. Heysel owns directly.

(2)

692,802 shares are owned by Precise Details, Inc., a company over which Mr. Milne has control, 285,200 shares owned directly by Mr. Milne and 5,000 shares owned by Mr. Milne indirectly through his spouse; plus options exercisable within 60 days of December 9, 2005 to acquire 600,000 shares of common stock.

(3)	Represents stock options fully vested.

As of the filing date of this report on Form SB-2/A, there are no arrangements that may result in a change in control.

DESCRIPTION OF SECURITIES

The following is a summary of provisions of the common stock.

We are authorized to issue 150,000,000 shares of common stock, of which 142,348,697 shares were issued and outstanding held by approximately 135 security holders of record as of February 17, 2006.  This public offering consists solely of shares of common stock being resold by selling security holders.  Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.  This offering, however, includes shares that underly warrants held by certain Selling Security holders that have not yet been exercised.  The exercise of any of such warrants would increase the total number of shares that are issued and outstanding.

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock.  Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders.  Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders.  The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends.  There are no limitations on the payment of dividends.

In addition, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.  There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on the modification.  Because a quorum for a general meeting of shareholders can exist with less than all of the shareholders (or proxy holders) personally present at a meeting of the shareholders, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

There are no change of control provisions contained in our articles of incorporation or bylaws.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was hired on a contingent basis nor were any such experts a promoter, underwriter, voting trustee, director, officer or employee of Big Sky Energy Corporation.

LEGAL MATTERS

Certain legal matters will be passed upon for us by our U.S. securities counsel, W. Scott Lawler, Esq. of Lawler & Associates, 1530-9 Avenue SE, Calgary, Alberta, T2G 0T7.

ACCOUNTING MATTERS

The consolidated financial statements of Big Sky Energy Corporation as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and for the period from February 1, 2000 (date of incorporation) to December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to substantial doubt about Big Sky Energy Corporation’s  ability to continue as a going concern and a restatement of the financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Vector Energy West LLP as of and for the years ended December 31, 2003 and 2002, the period from July 4, 2001 to December 31, 2001, and the cumulative period from July 4, 2001 to December 31, 2003 included in this prospectus have been audited by TOO Deloitte & Touche, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to substantial doubt about Vector Energy West LLP’s ability to continue as a going concern and status as a development stage enterprise), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DESCRIPTION OF BUSINESS

OVERVIEW OF CORPORATE STRUCTURE

We were incorporated in February 1993 as Institute for Counseling, Inc. under the laws of the State of Nevada.  On April 14, 2000, we acquired China Broadband (BVI) Corp., a British Virgin Islands company incorporated in February 2000, by issuing 13,500,000 shares of our common stock in exchange for all of the issued and outstanding common stock of China Broadband (BVI) Corp.  The former shareholders of China Broadband (BVI) Corp. became our controlling shareholders.  On April 14, 2000, subsequent to the above acquisition, we changed our name to "China Broadband Corp." and merged China Broadband (BVI) Corp. into China Broadband Corp. Our principal executive office is located at Suite 750, 440 – 2Pnd Avenue SW, Calgary, Alberta, Canada T2P 5E9, and our phone number there is 403-234-8282. Our principal business office, in Kazakhstan, is located at Business Centre "Granit" 281 Husainova St., Block E, Almaty, Kazakhstan, 050060 and our phone number there is 7 3272 597.623

We maintain a representative office in China at 1003 W2 Oriental Plaza, #1 East Chang An Avenue, Beijing, Peoples Republic of China 100738 and our phone number there is 86 10 8518 2686.

We maintain a World Wide Web site address at www.bigskycanada.com. Information on our web site is not part of this document.

On July 8, 2000, Big Sky Network and Chengdu Huayu Information Co. Ltd. entered into a cooperative joint venture contract to form a joint venture company, Sichuan Huayu Big Sky Network Ltd., referred to as our Chengdu joint venture, under the laws of the People's Republic of China on Cooperative Joint Ventures using Chinese Foreign Investment.  We had agreed to provide up to $5,500,000 in financing for the joint venture, in the form of cash and equipment.  The Chengdu joint venture was granted the exclusive right to provide equipment and technical services to our Chinese joint venture partner’s subscribers to enable these subscribers to access the Internet. Our Chinese joint venture partner failed to meet its obligations under the joint venture agreement. As we were unable to achieve a successful working partnership, the business of the joint venture was discontinued. After discussions and negotiations with the joint venture partner failed to achieve a satisfactory alternative, we commenced arbitration to seek damages. To date, such arbitration has not been successful. Although we sold this business in December 2004, we retain a 25% interest in any favorable settlement of this action. As the outcome of this arbitration is uncertain, we attribute no value to this residual interest.We, through Big Sky Networks Canada Ltd, referred to as Big Sky Canada, held a 100% interest in Chengdu Big Sky Network Technology Services Ltd., referred to as Chengdu Technology Services, which resells high-speed broadband Internet service to companies and residents in the section of Chengdu designated as a high technology park. As noted above, we sold our shareholding in Big Sky Network Canada Ltd. on December 9, 2004 for $ 175,793.

Late in October 2003, we began investing in oil and gas assets, an area in which our management has knowledge and experience. We believed that it was the right time to diversify into the oil and natural gas industry using our management’s knowledge and experience.  We considered that this diversification would provide us with a revenue stream and financial stability, which would sustain our operations so that we could concentrate on growing our business in the oil and gas sector.

On December 29, 2003, we changed out name from China Broadband Corp. to China Energy Ventures Corp. On December 3, 2004 shareholders approved another name change to Big Sky Energy Corporation.

On May 10, 2004, Big Sky Energy Atyrau Ltd., at that time a 75% owned subsidiary, (“BSEA”), purchased 100% of Vector Energy West LLP, a Kazakhstan limited liability partnership, for $4,430,000 which was determined by a valuation of Vector’s Atyrau and Liman-2 licenses which was performed by PetroGlobe (Canada) Ltd., an independent third party. On the same date, pursuant to the terms of an Agreement for Assignment of the Creditor’s Rights, BSEA paid $570,000 to Lorgate Management Inc.

Initially, we estimated that our cash requirements for all five contract areas would be approximately $35 million for 2005.  Considering that the minimum capital investments required by the respective hydrocarbon contracts in 2005 amount to approximately $16 million, we may decrease the original amount filed with the Kazakh regulatory authorities for 2005 work commitment programs, to the expenditure level established by the five hydrocarbon contracts. In that case, we will re-file our annual work programs with the Kazakh authorities, to reflect this adjustment in our annual work programs Under applicable law, such adjustments in the work programs will require prior approval of the Kazakh regulatory authorities, which we believe can be obtained.  We currently have enough cash on hand to cover the expected level of general and administrative and other overhead costs throughout 2006.

We had originally assumed work commitments on our licenses in Kazakhstan, which would require expenditures estimated at up to $35 million, which may be decreased upon prior approval of the Kazakhstan competent authority to the commitments defined in the respective five hydrocarbon contracts to a total amount of approximately $16 million. Our commitments are measured in actual work completed, not in money expended. We can successfully meet our work commitments for a lesser expenditure of money if we can perform the work more efficiently. Work commitments consist of well drilling, seismic shoots, data processing, workover and re-entry of existing wells and general business activity that serves to further develop, explore, produce and sell hydrocarbons in Kazakhstan.

On 12 July 2005, the Company, acting through its subsidiary Big Sky Energy Alakol Limited of Alberta, (“BSEA”) signed a binding Sale & Purchase Agreement to acquire a 50% interest in the subsoil use rights to the Alakol Block, which arise pursuant to Subsoil Use Contract No. 1766 dated 13 June 2005.  The Company is still in the process of applying for and seeking a  waiver from the Government of its pre-emptive right, and consent from the MEMR to the partial change of the ultimate subsoil user, as required by Kazakhstani law.

The following figure sets forth our corporate structure as at September 30, 2005 ..

Big Sky Energy Corporation (the “Corporation”) a Nevada corporation
100%	100%
Big Sky Energy Atyrau Ltd. (“BSEA”) an Alberta Corporation	Big Sky Energy Kazakhstan Ltd. (“BSEK”) An Alberta corporation
100%	90%
Vector Energy West LLP (“Vector”) a Kazakhstan limited liability partnership	KoZhaN LLP (“KoZhaN”) A Kazakhstan limited liability partnership

Neither we nor any of our subsidiaries have been subject to any bankruptcy, receivership or similar proceedings.

OVERVIEW OF BUSINESS STRATEGY

Oil and Gas Business

During the last half of 2003, we commenced the diversification of our efforts towards the exploration and exploitation of oil and gas in selected countries.  Our objective is to find fields with proven reserves that justify exploration and that require some enhanced recovery, workover, additional drilling or stimulation, and that have an exploration upside, located near infrastructure and markets, in countries with favorable fiscal and tax regimes and well developed commercial laws, including adequate environmental regulations. We determined that Kazakhstan was one country that meets these criteria and commenced efforts to locate acquisition opportunities there. However, we currently do not have any proven oil or gas reserves.

Big Sky Energy Kazakhstan Ltd.

Big Sky Energy Kazakhstan Ltd. was incorporated on July 29, 2003 in Alberta, Canada and holds a 90% interest in KoZhaN, which has three petroleum licenses in the Atyrau region of Kazakhstan.

In late 2003 and early 2004, BSEK entered into various share purchase agreements with Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd., a wholly owned subsidiary of Sinopec Corp. for an investment into BSEK of $10,000,000.  We decided to pursue this project ourselves and on July 1, 2004, a Severance Agreement was completed by BSEK and Shengli that terminated all of the various share purchase agreements and BSEK repaid funds that had been received from Shengli. Management will consider other farm out options to third parties as opportunities arise. On October 27, 2003, Big Sky entered into a Share Exchange Agreement with BSEK and all its shareholders of record.  Under the terms of the Agreement, we forwarded $500,000 to BSEK as a short-term loan, which was to be repaid within 60 days.  As well, we were required to issue up to a maximum of 8,000,000 common shares in a share exchange offer with the shareholders of record of BSEK as of October 27, 2003.  Management determined the net asset value per share and the number of shares to be issued based upon various criteria including a valuation performed by PetroGlobe (Canada) Ltd., a third party independent petroleum engineering firm. In December 2003, we forwarded an additional $625,000 to BSEK as a short-term loan, which was to be repaid within 60 days. On January 12, 2004, we issued 8,000,000 of our common shares to the shareholders of BSEK in exchange for their shares in BSEK thereby giving us 100% ownership of BSEK.  On January 14, 2004, BSEK made a payment of $250,000 on the initial loan made in October 2003. On January 20, 2004, we extended the repayment terms on both loans to BSEK to June 1, 2004 and set the interest rate at 5% per annum.  As of September 30, 2005, these loans had not been repaid.  BSEK will repay them once it has started production.

Mr. Matthew Heysel, who is a shareholder, Executive Chairman and former Chief Executive Officer of Big Sky was Chairman and Chief Executive Officer of BSEK and also the Vice-Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.  Mr. Heysel, as a board member of Big Sky and BSEK, voluntarily abstained from voting on the transaction with BSEK.  Mr. Heysel continues to hold his directorships with these entities, but has relinquished his Chief Executive Officer designation to Mr. Sehsuvaroglu in May of 2005.

Mr. Daming Yang, who is a shareholder and director of Big Sky, was the President and a director of BSEK and also the Chairman of KoZhaN at the time of the Share Exchange Agreement with BSEK.  Mr. Yang, as a board member of Big Sky and BSEK, voluntarily abstained from voting on the transaction with BSEK. Mr. Yang continues to hold his directorships and offices with these entities.

Mr. Kai Yang, at the time of the Share Exchange Agreement with BSEK, was a major shareholder of Big Sky, the sole shareholder of Big Sky Energy Canada Ltd., which held 80% of the stock of BSEK and Mr. Daming Yang’s brother.

 On February 27, 2004, Big Sky entered into an Asset Purchase Agreement with IbrizOil Inc., an Alberta corporation, hereinafter referred to as Ibriz.  Under the terms of the agreement, Ibriz assigned its 5% over-riding royalty in BSEK’s interest in KoZhaN in exchange for common stock of Big Sky.  The value of the royalty was determined using the results of the valuation report performed by PetroGlobe (Canada) Ltd., an independent third party, in connection with the Share Purchase Agreement entered into by Big Sky and BSEK on October 27, 2003.  The amount of common stock issued was determined using the average closing price of our common stock for the five days prior to February 27, 2004.  On March 4, 2004, we issued 681,475 common shares to Ibriz in connection with the agreement. At the time of this transaction, Mr. Van Doorne was our Executive Vice President, the Managing Director of BSEK and a shareholder of Big Sky, as well as, the Chief Executive Officer, a director and a shareholder of Ibriz. On March 18, 2005, Mr. Van Doorne resigned as Chief Executive Officer and a director of Ibriz.

On August 10, 2005, Big Sky announced that it had entered into a Sale/Purchase agreement with the holders of the outstanding 10% interest in its subsidiary KoZhaN LLP to acquire the remaining 10% for US$1.25 million.  This Sale/Purchase agreement is subject to the approval of the Ministry of Energy and Mineral Resources of Kazakhstan.

None of the Sellers are affiliates of Big Sky Energy Corporation.

On 22 November 2005, BSEK signed a further Sale & Purchase Contract with the holders of the remaining 10% interest in KoZhaN.  Presently, the Company is in the process of obtaining a waiver from the Government of its pre-emptive right and consent from the MEMR to the resulting partial change to the identity of the ultimate subsoil user, as required by the laws of Kazakhstan.   The consideration for the Sale/Purchase is $1.275m which funds are currently in escrow awaiting the approval of the MEMR, as noted above.

KoZhaN

KoZhaN was incorporated as a limited liability partnership on April 28, 2001 in the Republic of Kazakhstan by five Kazakhstani nationals unrelated to us.

On February 17, 2003, KoZhaN entered into agreements with the Government of Kazakhstan for the exploration and development of three petroleum licenses in the Atyrau region of western Kazakhstan.

-

The Morskoe license covers an area of 18,434 acres.  The Morskoe field was discovered in 1965 . In 1965, five wells were drilled in the field, resulting in four oil wells.  One well tested a combined oil flow of 1300 barrels of oil per day (“bopd”).  The wells were shut-in and have never produced oil. A development well was started in the fourth quarter, 2004. Adverse weather conditions and mechanical problems have delayed the completion of this well.  On March 30, 2004, Big Sky announced that it had finished drilling and logging of its Well # 10 which was drilled to a total depth of 1308 m and encountered 22 m of total oil pay in two principal sands at 1168 to 1173 and 1243 to 1260 m KB, respectively. Big Sky is currently completing Well # 10 in preparation of a flow test through facilities which have been assembled on lease.

-	The Karatal license, which covers an area of 103,982 acres. Several wells drilled in the late 1960s on the property tested small oil flows.

-

The Dauletaly license covers an area of 33,359 acres.  No reserves have been established on the license, which is adjacent to the Krykmyltyk field, which is currently producing approximately 2,000 bopd.

In August 2003, in an arms-length transaction, the five shareholders of KoZhaN, each holding a 20% interest in KoZhaN, entered into a Sale and Purchase Agreement with BSEK whereby BSEK purchased a 90% interest in KoZhaN for future consideration based upon the achievement of KoZhaN production milestones.  BSEK entered into this agreement in order to obtain the contractual rights for exploration and development for the Morskoe, Karatal and Dauletaly fields owned by KoZhaN.

On 22 November 2005, BSEK signed a further Sale & Purchase Contract with the holders of the remaining 10% interest in KoZhaN.  Presently, the Company is in the process of obtaining a waiver from the Government of its pre-emptive right and consent from the MEMR to the resulting partial change to the identity of the ultimate subsoil user, as required by the laws of Kazakhstan.   The consideration for the Sale/Purchase is $1.275m which funds are currently in escrow awaiting the approval of the MEMR, as noted above.

On October 12, 2004, KoZhaN entered into two (2) agreements with ABT Ltd. LLP – an Agreement on Partial Transfer of the Subsoil Use Right (the “Transfer Agreement”) and Agreement No. 1. (“Agreement No. 1”). These two (2) agreements set the terms and conditions of the transfer by KoZhaN of forty-five percent (45%) of its interest in the subsoil use right in the Morskoe oil field (the “Interest”).

Pursuant to Agreement No. 1, ABT is providing consideration for the Interest that consists of performance of certain construction works and up to 50% of the costs incurred in connection with Well # 10 in the Morskoe oil field that are not deemed to be associated with the “drilling works” of such well.

Also pursuant to Agreement No. 1, ABT agreed to provide a loan of up to $550,000 for the drilling works associated with Well # 10. “Drilling works” was defined as all costs associated with the drilling, completing, equipping, coring, logging, perforating and test of Well # 10.

The transfer of the Interest is subject to approval by the Ministry of Energy and Mineral Resources of Kazakhstan (the “MEMR”), which has not yet been received.

The Company has recorded the amount of $840,423 paid by ABT in performance of the construction works and the amount of $86,160 paid by ABT as its 50% portion of costs incurred in connection with Well # 10 that are not deemed to be drilling works, as an amounts loaned to the Company by ABT. In the event that the transfer of the Interest is approved by the MEMR, these amounts will be converted into amounts received as consideration for the Interest transferred to ABT.

The amounts received from ABT towards the drilling works, which as of December 31, 2004, equaled $500,000, have been recorded by the Company as a loan.  The Company has the obligation to repay the amount of $500,000 to ABT Ltd. should the farm out agreement not be approved by the Ministry.

On December 8, 2005, the Company announced the signing of a Memorandum of Understanding in relation to the Transfer Agreement and Agreement No. 1 (both as noted above).  Under this Memorandum of Understanding, the Company will pay ABT US$10,000,000 in cash, and issue to ABT 15,000,000 shares of the Company’s common stock at closing (anticipated on or about January 31, 2005) as consideration for the cancellation of these outstanding transactions which have still, as of the date of filing, not been approved by the MEMR.

This Memorandum of Understanding and the transactions contemplated therein are also subject to the approval of the MEMR.

Big Sky Energy Atyrau Ltd.

Big Sky Energy Atyrau Ltd. was incorporated on April 8, 2004 in Alberta, Canada.  Initially, Big Sky owned 75% of this subsidiary and Fullup Limited, a Cypriot registered corporation, owned 25%.   We entered into this corporate arrangement with Fullup Limited based upon representations from it that it would be able to present us with oil and gas opportunities in the Atyrau area of western Kazakhstan.   As consideration for facilitation of the successful acquisition of Vector, BSEA granted a royalty to Fullup Limited of $1.00 per barrel on oil sold by Vector from the Atyrau and Liman-2 licenses. On November 10, 2004, BSEA and Fullup Limited, entered into a Share Exchange Agreement whereby Fullup Limited agreed to exchange its 25% interest in BSEA for 3,500,000 common shares of Big Sky and vacate the royalty agreement.  In addition, BSEA granted a royalty to Hanani ben Moshe of $1.00 per barrel on oil sold by Vector from the Atyrau and Liman-2 licences.

On December 1, 2005, the Corporation entered into a Heads of Agreement with SK Corporation, a Korean corporation, whereby the Corporation agreed to transfer to SK Corporation fifty percent (50%) of its interest in Vector Energy West LLP. In exchange, SK Corporation agreed to provide the following consideration: (a) pay an up-front cash payment of $3,750,000 to the Corporation in compensation of the Corporation’s past funding contribution to Vector; (b) as of the date immediately following the closing date, fund fifty percent (50%) of the total expenditures of Vector; (c) funding of one hundred percent (100%) of the cost of the drilling of a first deep (pre-salt) well under Vector’s Atyrau and Liman-2 contracts, up to $15 million. The transaction is subject to numerous conditions, including the parties negotiating and entering into a definitive agreement, receipt of the requisite government approvals and receipt of the government’s waiver of its right of first refusal.

Vector Energy West

Vector was incorporated as a limited liability partnership in the Republic of Kazakhstan on July 4, 2001.

On December 28, 2002, Vector entered into agreements with the Government of Kazakhstan for the exploration and development of two petroleum licenses in western Kazakhstan.

-

The Atyrau license covers an area of 2,599,044 acres.  The Atyrau field is located on the north shore of the Caspian Sea, near the city of Atyrau.  This block has some 33 salt domes identified by seismic. Of these, 8 post salt prospects have been identified and drilled.

-

The Liman-2 license covers an area of 1,015,599 acres.  The Liman-2 field is located immediately west of the Atyrau license on the north shore of the Caspian Sea.  This block has some 10 un-drilled salt domes.

Big Sky Energy Alakol Limited

On July 12, 2005 and July 21, 2005, the Corporation’s wholly-owned subsidiary, Big Sky Energy Alakol Limited (“BSE Alakol”) entered into a series of agreements with Corporation Remas LLP, a Kazakhstan corporation, whereby BSE Alakol acquired a 50% interest in Alakol basin subsoil use contract #1766 dated June 15, 2005, subject to the Kazakhstan government’s consent and waiver of its right of first refusal. The agreements include an Agreement on Partial Sale of the Subsoil Use Right, Agreement on Joint Activity and Establishment of Consortium, Financial Aid Agreement and Pledge Agreement Over House and Land Allotment. The purchase price for the 50% interest consists of $430,000, which is not due until after receipt of the consent of the government to the partial transfer of subsoil use rights. The agreements further provide that BSE Alakol will pay $501,000 as payment of the bonus required under the subsoil use contract #1766.

Pursuant to these agreements, BSE Alakol will finance 100% of up to $10 million (which includes the $501,000 signature bonus). $5 million will be repaid by Remas from its revenues received from this project. After the first $10 million of financing, the parties shall provide further financing of $12,600,000 by the parties, on a fifty-fifty basis. If BSE Alakol provides for Remas’ portion of such financing, BSE Alakol is entitled to receive an additional interest of up to 25% of the project. If the government does not approve such additional interest transfer, Remas shall such amount within 10 days after receipt of such disapproval. Further, BSE Alakol has provided Remas with an interest free loan of $501,000 which is secured by a pledge of a private residence. The loan has a term of five months.

Big Sky Energy Ltd.

Big Sky Energy Ltd. was incorporated on May 31, 2004 in Alberta, Canada in order to have a representative oil and natural gas office in China.  We own 100% of this subsidiary, which is currently inactive.

Oil and Gas Business

In Kazakhstan, producers have the right to negotiate sales contracts directly with purchasers, allowing the market to determine the price of oil.  Under the terms of the three Contracts for Exploration and Production of Hydrocarbons (“Hydrocarbon Contracts”) entered into by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan and KoZhaN on the Morskoe, Karatal and Dauletaly Fields, referred to as the Hydrocarbon Contracts, all production has to be sold into the domestic market during the Exploration Phase of the Hydrocarbon Contracts. The Exploration Phase has a maximum term of 6 years.  We have the right to accelerate the exploration activities and thus shorten the exploration phase.  During the Exploitation Phase we can sell up to 80% of our production on the international markets.  Currently domestic prices are approximately US$145 per tonne. If the domestic market cannot absorb the produced hydrocarbons we can sell our product on the international market.

Competition

Oil and Gas Business

Several domestic and international companies operate in Kazakhstan.  The Government of Kazakhstan issues licenses on a regular basis through bidding rounds.  Shares in existing licenses can be freely sold and purchased, subject to the terms of the individual Charter and Foundation Agreements in place.  Late in 2004, the Government of Kazakhstan passed legislation providing certain pre-emptive rights whereby the government has the right to acquire interests in fields if there is an intention of the license holder to sell or farm out to a third party. However, there is little competition from foreign companies for the assets targeted in Kazakhstan by us.  Major international companies target the large high-risk offshore blocks in the Caspian Sea.

Local refineries are generally amply supplied by existing producers.  Although we are required to sell our crude into the local markets, we can sell our produced hydrocarbons into the international markets if the refineries are not capable of accepting our production.  There are no restrictions to access the pipelines exporting crude from Kazakhstan, except that a transportation agreement has to be signed with KazTransOil and export quotes have to be obtained from the Ministry of Energy.

Employees and Consultants

As the focus of business of Big Sky centers in Kazakhstan, more of the officers and management will be located in the Almaty office. Beginning with our President, we expect to operate our business from Almaty. Field operations personnel will work from an office in Atyrau or will be located at various field work sites.

Vector and KoZhaN engage local staff as required to manage their business.  We anticipate that we and our subsidiaries on an as-needed basis will hire additional employees over the next fiscal year. We are consolidating our two offices in Almaty. Set forth below is an indication of current operations and the numbers of employees and consultants required by our subsidiaries and us to maintain current operations, as at December 9, 2005:

	Number of Employees/Consultants
	Management	Sales	Technical	Administrative
Kazakhstan	4	0	5	7
China	1	0	0	1
Canada	1	0	0	2
Other	1	0	0	0

Should our development necessitate, we will hire additional employees and consultants in sales, marketing, and administration over the current fiscal year and will hire additional management and employees on an as-needed basis.  If the need arises for additional technical employees and we are unable to hire qualified employees in a timely manner, we may outsource projects to third parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to such consolidated financial statements included in this report.  We have derived the statements of operations data and the information as at and for the nine month period ended September 30, 2005 and for 2004/2003 from unaudited condensed consolidated financial statements and from our audited consolidated amended and restated financial statements for the year ended December 31, 2004 and our audited consolidated financial statements for the year ended December 31, 2003.

SUMMARY FINANCIAL DATA

The Balance Sheet Data for 2004 summarized below has been restated due to a correction of an error. Please refer to Note 27 of the Notes to the Amended and Restated Consolidated Financial Statements as filed in our Form 10-KSB/A for a description of the restatement.

Statement of Operations Data:

	THREE MONTH PERIOD ENDED 30/09/2005	THREE MONTH PERIOD ENDED 30/09/2004	NINE MONTH PERIOD ENDED 30/09/2005	NINE MONTH PERIOD ENDED 30/09/2004	YEAR ENDED 31/12/2004	YEAR ENDED 31/12/03	PERIOD FROM FEBRUARY 1, 2000 TO SEPTEMBER 30, 2005
Loss from Continuing Operations	(2,762,426)	($1,899,381)	(8,099,956)	($3,618,364)	$6,816,252	$3,194,368	(28,171,075)
Income (Loss) from Discontinued Operations	-	$2,433	-	($22,898)	$24,204	$64,606	(10,114,016)
Net Loss	(2,762,426)	($1,896,948)	(8,099,956)	($3,641,262)	$6,792,048	$3,129,762	(38,285,091)
Basic and diluted (loss) per share	($0.03)	($0.03)	($0. 09 )	($0.08)	($0.13)	($0.13)	-
Basic and diluted weighted average common shares outstanding	104,293,982	56,439,052	93,536,473	47,668,361	51,585,004	23,536,537	-

Balance Sheet Data:

	September 30, 2005	December 31, 2004 (As Restated)	December 31, 2003
Cash and cash equivalents	$10,009,061	$983,734	$1,068,451
Working capital	$8,694,556	($2,793,503)	$2,241,254
Total assets	$71,959,586	$25,757,879	$2,790,706
Total stockholders’ equity	$33,118,483	$13,397,829	$2,528,393

NATURE OF OPERATIONS

Late in 2003, Big Sky began investing in oil and gas assets in addition to its Internet service business in China, a transition which concluded December 9, 2004 from selling Big Sky Network Canada Ltd., to become an oil and gas exploration and production company. We acquired KoZhaN and Vector.  By acquiring these companies Big Sky gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan, located close to infrastructure and transportation.  In the fourth quarter, Big Sky spudded its first well, Morskoe # 10. Our near term objectives include the drilling completion and testing of Morskoe #10, followed by the drilling or working over of additional wells offsetting Morskoe #10, should we have positive test results.

We are also intent on farming out selected high risk exploration targets and we are currently undertaking farm out discussions with established multinational energy companies.   We believe that these activities will lead to a sustainable platform on which to build Big Sky in Kazakhstan and enable Big Sky to secure additional licenses in other countries, using the diverse expertise of its officers and consultants.

On March 7, 2005, Big Sky entered into a contract with Matrix-Regent and Matrix-Regent Securities Limited, carrying on business as Matrix Corporate Finance) for the provision of corporate financial advice and services as a financial adviser to Big Sky. The terms of the agreement provide that if Big Sky is admitted to the Alternative Investment Market of the London Stock Exchange, Big Sky will appoint Matrix Corporate Finance as its Nominating Advisor (“NOMAD”)

On April 19, 2005, Big Sky executed a Letter of Intent with Sun Drilling LLP wherein Sun Drilling LLP agreed to provide turnkey drilling services for a minimum of two wells in the Morskoe Field on behalf of KoZhaN and a minimum of 10 wells in the Atyrau Block for Vector.  The drilling schedule for Morskoe commenced in May 2005 with the Atyrau block drilling schedule in July/August 2005.

On July 4, 2005, Big Sky signed Master Consulting Service Agreements with Schlumberger Logelco Inc. and Landmark Consulting (a Halliburton Company) to provide geological, geophysical and engineering support for its efforts to develop its holdings in Kazakhstan.  Under these Consulting Service Agreements, the Company will present specific assignments to Schlumberger and Landmark at preferred fees and have access to their proprietary software. These contracts help support and confirm Big Sky's already existing geology & geophysics consultancy agreements with local institutes and enterprises such as Caspian Energy Research, Centre Consulting Group, KazNigri, Geostan, and Paradigm Geophysics.

On November 15, 2005 the Company announced that it has commenced production from its Karatal Block.  Well # 6 was re-entered and worked over earlier this year, and has been placed on production at a rate of 100 bopd from the Jurassic formation (591m to 596m). This Well produces on pump to a well site oil battery. Oil production is sold at the field under a short-term sales contract.

As of December 16, 2005, the following operational steps have been taken in regards to the five Blocks held by Vector Energy West LLP and KoZhaN LLP:

Atyrau

•

285 km 2D seismic acquisition by KCS consisting of 20 km in Ongar W, and 265 km of regional profiles on the south part of Atyrau block

•

250 km 2D seismic acquisition by KazGeCo consisting of  50 km in Zhingeldy and 200 km in Baklanyi N, Daraimola, Terkobay 1, Ongar W

•

60 sq. km 3D seismic acquired by KazGeCo in Zhingelgy S-W

•

Reprocessing of 200 km of 2D seismic by Geostan plus approximately 3500 km of old 2D data scanned, 1750 km interpreted.

Liman 2

•

Reprocessed 600 km of old 2D seismic lines by the Landmark office in Moscow.

Karatal

•

67.5 km 2D seismic acquired by KCS.  350 km old seismic lines were scanned by Geostan for reprocessing

•

The supplementary exploration project and drilling project have been completed by CER

•

Well #6 work over performed by Zhasulan Co.  Logging services completed by KazPromGeophysics

•

Munai Service Co is working over wells #5 and well #9.  Work has started October 3Prd of this year.

•

Turan Munai Co will build the facilities for the pilot development stage for wells #5,6, and 9

•

production from Well #6 at a rate of 100 bopd from the Jurassic formation (591m to 596m). This Well produces on pump to a well site oil battery. Oil production is sold at the field under a short-term sales contract.

Dauletaly

•

105 km 2D seismic acquired by KazGeCo.  200 km of old seismic lines scanned by Geostan for reprocessing

•

Supplementary exploration project and drilling projects have been completed by CER

Morskoe

•

All necessary technical design projects have been completed to allow early production

•

Well #10 drilled in March. Contractor PreCaspiBurneft - perforated and flowed on test two oil zones.  The lower Albian formation was perforated from 1,248 to 1,263 m KB and flowed 3,165 bopd at a flowing wellhead pressure of 175 psig. The upper Aptian formation was perforated from 1,170.5 to 1,176.5 m KB, co-mingled with the lower Albian formation, and flowed at a rate of 3,465 bopd of 20° API sweet crude at a flowing wellhead pressure of 250 psig and a gas oil ratio of 197 scf/bbl following a nine hour test period.  Due to the well's test equipment configuration, a lower wellhead flowing pressure was not attainable, and as a result higher flow rates were not attempted.

•

•

Well #11 drilled. Contractor Sun Drilling – on September 30, 2005 drilling, coring, and logging Well #11 had been completed.  Well # 11 was drilled from a pad located at its Well # 10, 284m to the north-west to a total vertical depth of 1,332m.  The well was cored from 1169m to 1175m, and 1247m to 1259m, and subsequently logged.  Based on log analysis, this well encountered the two principal sands of the Albian formation at 1167m to 1174m and 1245m to 1263m respectively, and such analysis indicated a total of 17m of net oil pay. Estimated net oil pay refers to a perceived oil bearing rock of 17.5 m thick, as interpreted by the wireline logging.  This does not, in itself, indicate any oil reserves, as the associated reserves will depend on the porosity and the aereal extent of the reservoir rock which can only be obtained by producing this well and/or further drilling.

•

Well #12 is drilling. Contractor Sun Drilling.- on October 14, 2005, the Company announced the commencement of drilling of its Well # 12 in the Morskoe Field.

•

Full fold 3D seismic minimal program of 56.62 sq.km and maximal program of 77.83 sq.km (if there will be ice on the sea) has been completed

•

The road and dyke around the drilling location was completed.

•

Design of early production facility, drilling platform pad construction was completed and topographical, geological, climatological, hydrogeological, lithological surveys were conducted in order to determine the subsoil permissible load and subsoil corrosiveness for installing the permanent production facilities.

RESULTS OF OPERATIONS

Revenues

For the nine month period, January to September 2005 and during all of 2004, Big Sky did not earn revenues. We have added oil and gas properties through the acquisition of KoZhaN and Vector; however these properties are currently undeveloped and consequently did not provide revenue during the period.

Expenses

During the nine months ended September 30, 2005 and 2004, we incurred operating expenses of $ 7,836,784 and $3,310,669 respectively.  During 2004 and 2003, we incurred operating expenses of $6,591,615 and $3,208,603 respectively. The following table provides a breakdown of operating expenses by category.

	THREE MONTH PERIOD ENDED SEPTEMBER 30, 2005	THREE MONTH PERIOD ENDED SEPTEMBER 30, 2004	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2005	NINE MONTH PERIOD ENDED SEPTEMBER 30, 2004	YEAR ENDED DECEMBER 31, 2004 $	YEAR ENDED DECEMBER 31, 2003 $	PERIOD FROM FEBRUARY 1, 2000 TO SEPTEMBER 30, 2005
Office Costs	2,315,037	1,392,480	7,130,379	2,746,575	5,586,469	3,073,825	20,683,308
Professional Services	385,782	195,185	588,213	298,929	759,984	122,672	3,312,663
Investor Relations	33,664	138,588	118,192	265,195	245,162	12,106	1,533,443
Extinguishment of debt	-	-	-	-	-	-	(1,422,225)
Miscellaneous	-	-	-	-	-	-	212,114
TOTAL	$2,734,483	$1,726,253	$ 7,836,784	$3,310,699	6,591,615	3,208,603	$24,319,303

Office costs include the costs of executive management and administrative consultants, rent, insurance, travel, and general office costs associated with maintaining business offices in China, Canada and Kazakhstan.  For the nine months ended September 30, 2005, office costs have increased over the same period in 2004 due to additional consulting costs relating to the acquisition of additional subsidiaries during the year, the substantial increase in Kazakhstan operations and additional costs of management.  There was $385,690 of office costs expensed in the statement of operations and deficit as of December 31, 2004 ( 2003 – $455,000) related to maintaining an office in Beijing. These costs decreased as a result of the Corporations change in focus to oil and gas operations.  Professional services include accounting, audit and legal advisory costs.  Professional costs have increased in the third quarter of 2005 compared to the same period in 2004 and increased in 2004 relative to 2003.  This increase is primarily due to an increase in corporate activity.

Amortization and depreciation expense recorded during the third quarter of 2005 and 2004 resulted from the depreciation of office equipment and leasehold improvements.  No depletion was recorded on oil and gas assets, and oil and gas related accretion expenses were incurred.

We record the fluctuations in the fair value of certain unexercised stock options as a deferred compensation asset (reported as a reduction of stockholders’ equity on the balance sheet). This asset is amortized over the life of the stock options as non-cash compensation expense. The non-cash compensation expense in the third quarter of 2005 was $424,578 (2004 - $346,313), and in 2004, $758,264 (2003 – $1,541,174).

Summary of Non-cash Compensation Expense since inception:

	Expense $	Unamortized Deferred Compensation $

Options granted February 1, 2000	67,093
Warrants granted November 1, 2000	57,995
Options granted February 2, 2001	718,015
Options granted June 29, 2001	7,596	-
Options granted November 13, 2001	69,539	-
Options granted April 10, 2002	92,567	-
Options granted August 27, 2002	2,821
Options granted October 21, 2002	1,926,435	-
Options granted April 26, 2003	24,824	-
, 2003	54,739	9,396
,3	54,739
Options granted March, 2005	900,657	3,910,712
Stock issued March, 2005	825,000	-
Alternative Compensation plan	163,443	-
Options cancelled	62,225	-
Total	$ 4,972,949	$ 3,920,108

Losses

Since we are in the development stage, all losses accumulated since inception is considered as part of our development stage activities.

Discontinued Operations

In December 2004, we sold our 100% shareholding in Big Sky Network Canada Ltd., which held our remaining assets in China, Big Sky Chengdu Technology Services Ltd, 100% owned, and our interest in the Sichuan Huayu Big Sky Network Ltd. joint venture, 50% owned. With this sale, we exited the Internet business in China. The sale of Big Sky Network Canada is presented as a discontinued operation in our financial statements.

CAPITAL EXPENDITURES AND INVESTMENTS

Material Commitments for Capital Expenditures

As a result of the acquisition of KoZhaN and Vector, we have acquired significant commitments for future capital expenditure. The majority or these commitments are not required to be settled until we are in the production phase, at which time we expect to have sufficient cash-flows from production to meet these commitments and will rely primarily on production cash-flows to meet future capital expenditures. If the future cash flows from production are insufficient to meet these commitments, we will likely have to rely on additional equity financing.

Certain commitments relating to KoZhaN require capital expenditure prior to the production phase. These include investment commitments of $16.43 million.  We anticipate we will be able to meet these capital costs through a number of financing alternatives. The investment commitment of $16.43 million is required to be spent in the Republic of Kazakhstan during the exploration phase, which is expected to last until approximately 2009.  We plan to finance this commitment through a combination of the sale of exploration related production and future equity financing.   The government’s

objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government measures the performance of Big Sky in meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

The Vector and KoZhaN work commitments are measured by actual work undertaken and completed. The cost to complete the work can be lower, or higher, than the estimated cost. Actual cost is not the determining factor in meeting work commitment obligations. As the undertaken work commitments in 2005 are higher than those defined in the Hydrocarbon Contracts, Vector and KoZhaN are currently in discussions with the government to amend the commitment to the lesser amounts defined in the Hydrocarbon Contracts

Commercial discovery bonuses will be equal to 0.1% of the value of proved reserves if found.  We anticipate that any commercial discovery bonus will be small enough to be financed out of our working capital.

For 2005, we defined work commitments as follows:

•

KoZhaN – Expected Capital Expenditures are $5.2 million of which $1.6 million is allocated for 3 work-over wells in Karatal; $0.5 million is allocated to new drilling in Dauletaly. We expect to spend an additional $1.4 million developing the Morskoe area, subject to results of drilling Morskoe #10. The balance of spending will be made up from administration, training and related business activities.

•

Vector – Expected Capital Expenditures $29.4 million of which $9.0 million is allocated for seismic work and $17.0 million allocated for drilling 10 wells. The balance will be made up of administration, training and related business activities. The Vector and KoZhaN work commitments are measure by actual work undertaken and completed. The cost to complete the work can be lower, or higher, than the estimated cost. Actual cost is not the determining factor in meeting work commitment obligations. As the undertaken work commitments in 2005 are higher than those defined in the Hydrocarbon Contracts, Vector and KoZhaN expects to apply to the government to amend the commitment to the lesser amounts defined in the Hydrocarbon Contracts.

LIQUIDITY AND CAPITAL RESOURCES

During 2004, the Corporation utilized cash for management and corporate administrative activities of approximately $200,000 per month.  During the third quarter of 2005, Big Sky utilized cash for management and corporate administrative activities of approximately $469,000 per month.  Management anticipates that Big Sky currently has sufficient working capital to fund a minimum level of operations through December 2006. Current cash resources are not anticipated to be sufficient to fund the work commitment for existing licenses, acquire producing properties or additional licenses. To that end, Big Sky has sought additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve Big Sky’s objective, or result in commercial success.

In February 2005, Big Sky closed on a private placement which raised $13,625,000.  Big Sky issued 27,250,000 shares of common stock at a price of $0.50 per share.   We paid a finders fee of 6% in cash and warrants equal to 6% of the shares of common stock issued for a total cost of $817,140.  1,634,280 Warrants to purchase 1,634,280 shares of common stock at $0.50 per share were also issued.

On August 24, 2005, the Company entered into a private placement (“the August 24th Private Placement”) which generated $30,975,000 ($15,487,500 in subscriptions for units comprising 1 share of common stock to be issued immediately together with $15,487,500 for Subscription Receipts) and $11,025,000 for Special Warrants issuable to Canadian investors only for a total of $42 million. The Subscription Receipts and were to be each convertible into shares of common stock on a one for one basis, subject to certain conditions.  These amounts were recorded as a liability since the share subscriptions and the special warrants can be put back to the Company if the Company (a) fails to receive shareholder approval to increase its authorized share capital or (2) if it fails to receive confirmation from the MEMR of Kazakhstan of completion of its work commitments for its licenses in Kazakhstan for the 2004 year. The $26,512,500 will be recorded as common stock upon obtaining the required approval of the Company’s shareholders to increase the authorized amounts of common stock and receipt of the confirmation from the MEMR of the completion of the work commitments by the Company’s subsidiaries for 2004, if such conditions are met by December 31, 2005. The $26,512,500 proceeds relative to these Subscription Receipts and Special Warrants are being held in trust by the Company’s share transfer agent and preclude us from classifying the Subscription Receipts and Special Warrants as permanent equity classification until shareholders approval of an increase of our authorized share capital is obtained. As of September 30, 2005, the subscribers to the Subscription Receipts and the

Special Warrants did not have the right to cancel such subscriptions and seek a return of their investments.

On October 18, 2005, the Company notified the subscribers of the Subscription Receipts and Special Warrants that it had not yet obtained confirmation regarding the 2004 work commitments of the Corporation's subsidiaries in their licenses in the Karatal and Atyrau fields and that as a result the Corporation was providing the subscribers with the right to cancel their subscriptions at any time prior to the Election Condition being satisfied. The “Election Condition” was defined as the Company’s receipt of an opinion, in form and substance satisfactory to the offering agent from the Company’s Kazakhstan Counsel as to the rights of KoZhaN LLP and Vector Energy West LLP under the contracts for use of underground natural resources with respect to the Karatal and Atyrau fields in Kazakhstan. However, the Company’s obligation to receive shareholder approval of the increase in the Company’s share capital was not modified or altered.

The Company has the right at any time to cancel the subscribers’ right to elect to cancel their subscriptions, as long as the Company is of the opinion that the Election Condition is likely to be satisfied in the near future.

Between December 12 and December 16, 2005, the Company engaged in direct communication with the majority of the subscribers of the Subscription Receipts and Special Warrants from the August 24th Private Placement whereby the Company presented to such subscribers an alternative approach to completing the August 24th Private Placement.  Subsequent to these meetings, the majority of subscribers waived the Election Conditions and elected instead to release funds from escrow to the Company in exchange for equity shares of the Company’s common stock and proceed with the registration of such shares in the registration statement to be filed with the Securities and Exchange Commission. Canadian subscribers who were issued Special Warrants were also offered the opportunity to change from such Special Warrants to shares of common stock to be registered under the registration statement under the application regulations, to be filed forthwith.

The Subscription Receipts and Special Warrants referred to in this filing are therefore cancelled.

The costs associated with this private placement include fees equal to 6% of the gross proceeds received by Big Sky and warrants issued to the finders that equal 6% of the shares issued under this private placement.  The total warrants issued for this private placement equaled 2,520,000, and the shares underlying these warrants will also be reflected in the Registration Statement to be filed in relation to this private placement.

As of September 30, 2005, we had cash and cash equivalents of $10,009,061.  As of December 31, 2004, we had cash and cash equivalents of $983,734 that were included in the working capital deficit of $2,793,503 ($2,241,254 surplus at December 31, 2003).

On a consolidated basis, our minimum cash requirement for maintenance of operations, without conducting a drilling program or acquisitions of other potential fields, is estimated at approximately $450,000 per month in 2005.  With the acquisition of KoZhaN and Vector and our diversification into oil and natural gas exploration and production, we anticipate that we will be required to raise additional capital to fund future exploration and development programs or farm out some of our interest in various higher risk/cost projects to third parties.  Such farm-outs would be intended to cover up to 100% of project costs in return for a percentage interest in the project.

On October 12, 2004, KoZhaN entered into two (2) agreements with ABT Ltd. LLP – an Agreement on Partial Transfer of the Subsoil Use Right (the “Transfer Agreement”) and Agreement No. 1. (“Agreement No. 1”). These two (2) agreements set the terms and conditions of the transfer by KoZhaN of forty-five percent (45%) of its interest in the subsoil use right in the Morskoe oil field (the “Interest”).

Pursuant to Agreement No. 1, ABT is providing consideration for the Interest that consists of performance of certain construction works and up to 50% of the costs incurred in connection with Well # 10 in the Morskoe oil field that are not deemed to be associated with the “drilling works” of such well.   Also pursuant to Agreement No. 1, ABT agreed to provide a loan of up to $550,000 for the drilling works associated with Well # 10. “Drilling works” was defined as all costs associated with the drilling, completing, equipping, coring, logging, perforating and test of Well # 10.   The transfer of the Interest is subject to approval by the Ministry of Energy and Mineral Resources of Kazakhstan (the “MEMR”), which has not yet been received.

The Company has recorded the amount of $840,423 paid by ABT in performance of the construction works and the amount of $86,160 paid by ABT as its 50% portion of costs incurred in connection with Well # 10 that are not deemed to be drilling works, as an amounts loaned to the Company by ABT. In the event that the transfer of the Interest is approved by the MEMR, these amounts will be converted into amounts received as consideration for the Interest transferred to ABT.

The amounts received from ABT towards the drilling works, which as of December 31, 2004, equaled $500,000, have been recorded by the Company as a loan.  The Company has the obligation to repay the amount of $500,000 to ABT Ltd. should the farm out agreement not be approved by the Ministry.

On December 8, 2005, the Company announced the signing of a Memorandum of Understanding in relation to the Transfer Agreement and Agreement No. 1 (both as noted above).  Under this Memorandum of Understanding, the Company will pay ABT US$10,000,000 in cash, and issue to ABT 15,000,000 shares of the Company’s common stock at closing (anticipated on or about March 10, 2006) as consideration for the nullification of these outstanding transactions which have still, as of the date of filing, not been approved by the MEMR.

This Memorandum of Understanding and the transactions contemplated therein are also subject to the approval of the MEMR.

Cash Requirements

The following aggregated information about our contractual obligations and other commitments aim to provide insight into our short and long-term liquidity and capital resource need and demands as at September 30, 2005.

			Exploration phase	Production phase
Time period	Total	Within 1 year	1 - 3 years	3 - 5 years	Over 5 years
Estimated dates		2005
Production levels (tonnes of oil) (One tonne of oil equals approximately 7.4 barrels)	-	-	-	-	4,000t

Operating leases	$348,800	$174,900	$173,900	$Nil	$Nil
Historical costs (Owed to Kazakhstan Government)	11,424,278	-	-	-	11,424,278
Short-term interest free loan from ABT Ltd.	1,426,583	1,426,583
Social sphere development liability (Astana and Atyrau)	3,030,000	-	-	-	3,030,000
Social development commitment (Astana and Atyrau)	1,389,000	-	-	-	1,389,000
Investment commitment (Including investment in local personnel)	121,900,000	1,500,000*	3,000,000*	8,500,000*	108,900,000
Liquidation fund (Obligations incurred to date)	280,000	-	-	-	280,000
Commercial production milestone payments	1,300,000	-	-	-	1.300,000

Total	$141,098,661	$3, 101,483	$3,173,900	$8,500,000	$126,323,278

* As disclosed in note 25(g) to the consolidated financial statements as at and for the period ended September 30, 2005 , we are obliged to spend $14,000,000 during the exploration phase, which is expected to end in 2009. As we are entitled to make these payments at any point over the exploration period, the timing of payments presented in the table reflects management’s estimate as to when these expenditures will be incurred by us.

The following commitments have been excluded based on the inability to estimate the timing of payment and or the dollar amount of the future payments:

1.

Quarterly payments to the non-controlling partners in KoZhaN – these payments will be charged based net sales of oil, in accordance with the following schedule:

-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
-	$1.50 per barrel if the price of oil is greater than $22.00

2.

Commercial discovery bonus – these payments to the government are required within 30 days of the approval by the State Committee of Kazakhstan of proved commercial hydrocarbon reserves. Payments amounts are currently set at 0.1% of the value assigned to the proved commercial reserves.

3.

A royalty of $1 per barrel for oil produced and sold form the Atyrau and Liman 2 licences.

PLAN OF OPERATION

As of December 18, 2005, our management believes that we currently have sufficient working capital to fund our operations, without conducting a drilling program or acquisitions of other potential fields, through December 2006.

With our diversification into oil and natural gas exploration and production, we anticipate that we will be required to raise additional capital to fund future exploration and development programs or farm-out some of our interest in higher risk exploration projects to third parties.  Such farm-outs would be intended to cover up to 100% of project costs in return for a percentage interest in the project.

Meeting our future financing requirements will be dependent on our ability to develop oil and gas farm outs or joint venture partnerships on favourable terms, our ability to access equity capital markets and, after achieving or acquiring sustainable production, our ability to maintain credit facilities from institutional lenders. We may not be able to raise additional equity when required, or we may raise the equity on terms that are dilutive to existing shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have any off-balance sheet arrangements at December 31, 2005.

NEW ACCOUNTING PRONOUNCMENTS

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FIN No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the right to receive expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. Big Sky does not have an interest in any VIE, and therefore there is no impact on the Company's financial position, results of operations or cash flows from adoption.

In June 2004, the FASB issued an exposure draft of a proposed statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current U.S. GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005. Big Sky is reviewing The Exposure Draft to determine the potential impact, if any, on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted. Big Sky does not believe there will be a material impact on it’s financial position, results of operations or cash flow from operations.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions. This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. Big Sky is reviewing the guidance to determine the potential impact, if any, on its consolidated financial statements.

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on Big Sky’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. We currently account for our stock-based compensation plans under the principles prescribed by APB Opinion No. 25. Accordingly, stock option compensation cost is only reflected in net income for options granted under the plan that had an exercise price below the market value of the underlying common stock on the date of grant. The adoption of SFAS No. 123(R) will impact our results of operations, but will have no impact on our overall financial position. In March 2005, the SEC issued SAB No. 107. Among other things, SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) was to become effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, but on April 14, 2005, the SEC issued press release 2005-57, which amends the compliance date of SFAS No. 123(R) for fiscal years beginning after June 15, 2005. We anticipate adopting the provisions of SFAS No. 123(R) in the first quarter of 2006 using the modified prospective method for transition.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions.  This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss.  This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005.  The Corporation is reviewing the guidance to determine the potential impact, if any, on its consolidated financial statements.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Application is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

CRITICAL ACCOUNTING POLICIES

Oil and Gas Properties

The Corporation follows the successful efforts method of accounting for its oil and gas operations.  Property acquisition costs are initially capitalized to property, plant and equipment as unproved property costs.  Once proved reserves are discovered, the acquisition costs are reclassified to proved property acquisition costs.  Exploration drilling costs are capitalized pending evaluation as to whether sufficient quantities of reserves have been found to justify commercial production.  If commercial quantities of reserves are not found, exploration drilling costs are expensed.  All exploratory wells that discover potentially commercial quantities of reserves in areas requiring major capital expenditures before the commencement of production and where commercial viability requires the drilling of additional exploratory wells, remain capitalized as long as the drilling of additional exploratory wells is under way or firmly planned.  All other exploration costs, including geological and geophysical and annual lease rentals are expensed to earnings as incurred.  All development costs are capitalized as proved property costs.  The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are expensed as incurred.

Impairment of Oil and Gas Properties

Big Sky evaluates its long-lived assets, including oil and gas properties, for possible impairment by comparing the carrying values with the undiscounted future net after -tax cash flows. Among other things, this might be caused by falling oil and gas prices, a significant revision to reserve estimates, adverse changes in operating costs, tax or political environment. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net after -tax cash flows. For proved oil and gas properties, Big Sky performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value with any such impairment charged to expense in the current period. We assessed our oil and gas properties for impairment at the end of 2004 and found no impairments were required based on our assumptions.

Stock Based Compensation

We account for stock-based awards to employees using the intrinsic method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees”.  Under APB 25, compensation expense is accounted for in accordance with the intrinsic method where the expense is recognized upon either the grant date, if immediately vesting; upon vesting if options vest over a period of time, as being the difference between the quoted market price and the exercise price, or if resulting from awards under variable plans, the expense is measured at each reporting period as the difference between the quoted market price and the exercise price.  We account for stock-based awards to non-employees in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”.  SFAS No. 123 requires that stock options awarded to non-employees be valued at fair value on the date of the award.  Management estimates the fair value of the stock options using the Black-Scholes option-pricing model and makes assumptions for the applicable interest rates, volatility and dividend yield.  In all cases, the calculated compensation is recognized as an expense over the period that the employee performs the related services.  For the nine month period ended September 30, 2005, an amount of $424,578 was recorded as non-cash stock compensation expense in respect of employee and non-employee-stock based compensation (2004 - $346,313). For the nine month period ended September 30, 2005, an amount of $ 1,747,728 was recorded as non-cash stock compensation expense in respect of employee and non-employee-stock based compensation (2004 - $360,492).

OUTLOOK

We have focused our operations on oil and natural gas exploration and production, an area in which our management has extensive experience. Our primary business operations are in Kazakhstan, although we continue to seek opportunities in other countries.

The oil and natural gas industry is cyclical in nature. During peaks in this cycle, oil prices are higher, exploration activities are more prolific and the costs associated with investing are generally lower that during the downward phase of the cycle.  Commodity prices have been relatively high for at least three years and the industry is very active.  Many companies have instigated exploration programs or are interested in investing in exploration.

Our objective is to find shallow (less than approximately 3000 feet) oil and gas fields with proven reserves that require some enhanced recovery, work over, additional drilling or stimulation, and that have an exploration upside and are located near infrastructure and markets.  The strategy for our entry into the oil business is to act as the principal in researching, negotiating and acquiring licensees to explore and produce hydrocarbons and then to partner with the other oil companies and have these companies provide the initial funding that is required to establish production at the selected oil and gas fields.

Our current capital resources are limited.  There can be no assurances that we will have sufficient financial, technical and human resources to undertake new opportunities or maintain our current operations. We have consistently been able to raise new capital, attract experienced management and operating people and locate new opportunities. In the current environment of energy prices at higher levels than in the past, we expect to continue to be able to develop our business.

Our focus is on finding or acquiring oil production to ensure sustainable cash flows and ongoing operations.

DESCRIPTION OF PROPERTY

Our principal Kazakhstan business office is located at Business Centre "Granit" 281 Husainova St., Block E, Almaty, Kazakhstan,050060 and our phone number there is 7 3272 597.623. The office consists of approximately 4,000 square feet of office space held under a lease that expires November 30, 2005. We intend to renew this lease for the foreseeable future. Monthly rental cost for this space is approximately 1 million Tenge, approximately US$7,700. This is also the registered office for Vector and KoZhaN.

Our principal executive office and our offices of BSEK and BSEA are located at Suite 750, 440 – 2nd Avenue SW., Calgary, Alberta, Canada, T2P 5E9 and consists of approximately 4,000 square feet of office space held under a lease that expires on May 30, 2007 subject to certain early termination provisions after one year.  The monthly rental cost of this space is Cdn.$10,308, plus variable operating costs.

Our Beijing representative office is located at 1003 W2 Oriental Plaza, #1 East Chang An Avenue, Beijing, Peoples Republic of China 100738. The office consists of 197 square metres, approximately 1200 square feet, held under a lease that expires February 28, 2006 at a monthly rent of $4,925 plus management fees.  This office lease will be not renewed and such representative offices will be closed.

OIL AND GAS PROPERTIES

Morskoe License

The Morskoe License is located near Tengiz in western Kazakhstan, about 90 kilometers southwest of Kulsary railway station.  Neighboring producing oilfields include Tengiz 10 miles to the northeast and Prorva, 10 miles to the south.  The field was identified by seismic investigation in 1963 and proven through drilling in 1965.  It shows the anticlinal structures draped over the top of the salt dome and delineated to the northwest by a fault.  The oil-bearing horizons belong to the Lower Cretaceous Series at a depth of 4,000 feet.

The oil has been trapped in sandstones with a porosity exceeding 20%.  Net pays of over 20 feet have been established.  Three wells are prime candidates for re-completion, having tested oil at combined rates of over 1,000 bopd.  The quality of the crude ranges from 35° to 25° American Petroleum Institute (“API”).  The License has an area of 18,434 acres.  We have the rights from surface to the Lower Permian.

Karatal License

The Karatal License is located near Makat in western Kazakhstan, about 50 miles north of Atyrau, western Kazakhstan’s major city.  All large North American and European service companies are operating out of Atyrau.  Neighboring producing oilfields include Daraimola 10 miles to the northwest and Tanatar, 5 miles to the east.  The field was identified by seismic investigation in 1958 and proven through drilling in 1959.  It shows several anticlinal structures draped over the top of salt domes and delineated by faults.  The oil-bearing horizons belong to the Lower Cretaceous Series at depths between 300 and 3,000 feet.  The oil has been trapped in sandstones with a porosity exceeding 20%.  Two wells are prime candidates for re-completion, having tested small amounts of oil, however the license is considered an exploration block.  The License has an area of 103,982 acres.  We have the rights from surface to the basement.

Dauletaly License

The Dauletaly License is located near Emba in western Kazakhstan, about 60 miles northeast of Kulsary.  Neighboring producing oilfields include Krykmyltyk 1 mile to the north and Zhubantam, 10 miles to the east.    It shows several typical anticlinal structures draped over the top of salt domes and delineated by faults.  The license is considered an exploration block, with substantial deep potential, based on regional maps.  The License has an area of 33,359 acres.  We have the rights from surface to the basement.

Atyrau and Liman-2 Licenses

On December 28, 2002, Vector entered into a Hydrocarbon Contractor contract with the Government of the Republic of Kazakhstan to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region. In accordance with the Hydrocarbon Contract  #1077, dated December 28, 2002. Vector received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Hydrocarbon Contract dated December 28, 2002, Vector received the right to perform exploration activities on the Liman-2 oilfield during 5 years from, 2003 to 2007 inclusive and to perform production activities during the subsequent 20 years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 4, 2003 the board of directors approved the issuance of 300,000 options to three new directors, Messrs. Feng, Jia and Qu with each person receiving 100,000 options.  These options were priced at fair market value on the date of the grant with an exercise price of $0.15 per share.  One third of the options vested immediately upon issuance with one third vesting one year from the date of grant and the last third vesting two years from the date of grant.  All unexercised options expire on September 4, 2008. The Board of Directors, by resolution effective December 3, 2004, permitted them to retain these options in consideration of their otherwise unpaid service to Big Sky.  On November 10, 2005, these former directors exercised their outstanding and fully vested options to a total of 900,000 shares of common stock for proceeds of $135,000.

In March 2005, Big Sky paid $80,000 to a company affiliated with Mr. Bruce Gaston, a director since December 3, 2004, for introduction to potential investors.  Certain of these potential investors subsequently participated in the private placement of $13.7 million raised by Big Sky in February 2005

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock, par value $0.001 per share is traded in the over-the-counter market and is quoted on the Over-the-Counter Bulletin Board (“OTC-BB”), under the symbol "BSKO".  The following information was obtained from http://finance.yahoo.com:

Period	High	Low
2003:
First Quarter	$0.08	$0.04
Second Quarter	$0.39	$0.01
Third Quarter	$0.45	$0.14
Fourth Quarter	$1.06	$0.16

2004:
First Quarter	$0.91	$0.58
Second Quarter	$0.65	$0.53
Third Quarter	$0.64	$0.45
Fourth Quarter	$0.79	$0.49
2005:
First Quarter	$1.16	$0.47
Second Quarter	$1.37	$1.13
Third Quarter	$1.35	$1.25

Quotations commenced on the OTC-BB on September 25, 2000.  These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

We have never paid dividends on our common shares.  There are no restrictions that may limit our ability to pay dividends currently or in the future.  We do not anticipate paying any dividends in the foreseeable future.  As of February 17, 2006,  we had approximately 135 securityholders of record and 142,348,697 common shares issued and outstanding.

EXECUTIVE COMPENSATION

We employ our executive officers as consultants.  The following table sets forth the compensation paid to our Chief Executive Officer and two other most highly compensated executive officers for the years indicated.  No other executive officer of Big Sky earned a salary and bonus for such fiscal year in excess of $100,000.

Summary Compensation Table as at December 31, 2004
	Annual Compensation				Long Term Compensation
						Awards	Payouts
Name and Principal Position	Fiscal Year Ended (1)	Salary (US$)	Bonus (US$)	Other Annual Compen-sation (Shares)	Securities under Option/SAR Granted (#)	Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	All Other Compensa tion
Matthew Heysel,(4)	2004 2003 2002	160,748 140,865 72,956 P(2)	0 0 0	0 0 856,027 (2)	0 0 0	0 0 0	0 0 0	0 0 0
Daming Yang	2004 2003 2002	55,000 64,915 72,860	0 0 0	0 0 0	0 0 3,100,000(5)	0 0 0	0 0 0	0 0 0
Thomas Milne (8)	2004 2003 2002	30,000(7) 4,114 (7) 29,426 (3)	0 0 0	0 0 682,802(3)	0 0 950,000(6)	0 0 0	0 0 0	0 0 0
Barry Swersky(9)	2004	20,000	0	0	0	0	0	0
(1)								December 31
(2)

During 2002, Mr. Heysel took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Heysel was owed $75,654 in salary, which he indicated he intended to convert to our common stock under the terms of the Alternative Compensation Plan.  On April 28, 2005, Mr. Heysel converted his deferred salary owing 856,027 shares were issued accordingly.  Mr. Heysel’s services are provided through his personal management company M.H. Financial Management Ltd.

(3)

During 2002, Mr. Milne took a voluntary deferral in his salary.  As of December 31, 2002, Mr. Milne was owed $60,443 in salary.  On August 27, 2003, Mr. Milne elected to convert all deferred salary and 682,802 shares were issued to Precise Details, Inc., a company over which Mr. Milne has control.

(4)								Mr. Heysel currently holds 2,000,000 options granted on March 9, 2005.
(5)

Mr. Yang surrendered 1,050,000 of these options to Big Sky on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Yang held 2,100,000 options at December 31, 2004, which were exercised on August 22, 2005..

(6)

Mr. Milne surrendered 500,000 of these options to Big Sky on July 23, 2002 and they were subsequently cancelled on October 21, 2002 by our board of directors.  Mr. Milne holds 600,000 options at December 31, 2004.

(7)								During 2002, 2003 and early 2004, Mr. Milne provided services on a part-time basis.
(8)								Mr. Milne resigned as Chief Financial Officer as of April 18, 2005.
(9)								Mr Swersky holds 300,000 options granted – 200,000 on March 9, 2005 and 100,000 on September 15, 2005

Option Grants

The following table sets forth information regarding stock option grants to our officers and directors as of February 17, 2006 under Big Sky’s 2000 Stock Award Plan, as amended by a vote of the Shareholders on December 3, 2004:

Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted	Exercise or Base Price ($/Share) (1)	Expiration Date
Matthew Heysel	2,000,000		$0. 50	March 8, 2008
Thomas Milne	600,000		$0.05	October 20, 2007
S.A. Sehsuvaroglu	4,000,000(2)		$0.50	March 8, 2008
Bruce H. Gaston	1,000,000		$0.50	March 8, 2008
Barry R. Swersky	300,000		$0.50	March 8, 2008
Philip D. Pardo	300,000		$0.50	March 8, 2008
Servet Harunoglu	300,000		$0.50	March 8, 2008
N. U. Balgimbayev	1,000,000(3)		$0.89	March 28, 2008
(1)	The exercise price per share was equal to or greater than the fair market value of the common stock on the date of grant as determined by the Board of Directors.
(2)

Mr. Sehsuvaroglu was awarded an additional grant of 3,000,000 options on July 26, 2005 subject to an increase in the shares available under the 2000 Stock Award Plan, which resolution shall be presented to the next Annual Meeting of Shareholders.

(3)

Mr. Balgimbayev was awarded a total of 5,000,000 options by this grant.  The balance of 4,000,000 options are to be granted upon an increase in the shares available under the 2000 Stock Award Plan, which resolution shall be presented to the next Annual Meeting of Shareholders

The following stock options were granted to Consultants:

Optionee	Amount	Exercise Price	Date of Grant	Expiry	Vesting
Zaure Makhembetova	100,000	$0.50	03/09/05	March 8, 2008	As per Stock Award Plan
Nancy M Swyer	100,000	$1.20	01/10/05	Sept 30, 2008	Immediate

Unless otherwise stated, all options vest in full over the course of four years from date of grant as follows:  twenty five percent (25%) of the total number of Shares granted under the Option shall vest after one (1) year of Continuous Status as an Employee or Consultant; and the remaining seventy-five percent (75%) of the Shares granted under the Option shall vest pro-rata monthly, on the same date of the month as the date of grant of the option, over the following thirty-six (36) months of Continuous Status as an Employee or Consultant.

The 2000 Stock Award Plan was amended by a vote of the Shareholders at the Annual Meeting of Shareholders on December 3, 2004 wherein the maximum number of options which Big Sky could issue under the 2000 Stock Award Plan was increased from 8,000,000 to 15,000,000.  This grant of 5,000,000 options to Mr. Balgimbayev exceeds the maximum number of share options available. Therefore, Big Sky issued 1,000,000 options to Mr. Balgimbayev on March 29, 2005, with a further 4,000,000 options to be issued further to amendment to the Plan to increase the maximum number of options as well as amendments to the vesting provisions, such amendments  to be presented to the Shareholders at the next Annual Meeting of Shareholders.

On July 26, 2005, the Board of Directors approved an additional award of Stock Options in the amount of 3,000,000 shares to S.A. Sehsuvaroglu, our Chief Executive Officer, under the Company’s 2000 Stock Award Plan (as amended), subject to the following provisions:

a)

that such Stock Options shall be subject to the approval of an increase :

(i)

in the authorized share capital of the Company by the shareholders of the Company, such approval to be sought at the next Annual Meeting of Shareholders;

(ii)

and subsequent to such an increase in authorized share capital, an increase in the number of shares allotted to the Company’s Stock Award Plan;

On October 1, 2005, the following options were granted to certain Employees as set forth in their contracts of employment:

Optionee	Amount	Exercise Price	Date of Grant	Expiry	Vesting
Kevin Kim	1,000,000	$1.00	01/10/05	30/09/08	As per Stock Award Plan
N. Mukhamediev	300,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
S. Shakirov	150,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
David Barker	660,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
S. Turgut	450,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
K Zhangaziev	450,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
M. Maevskaya	90,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan
Anuar Bitanov	450,000	$1.20	01/10/05	30/09/08	As per Stock Award Plan

Option Exercises

None of the Named Executive Officers have exercised options to purchase shares of our common stock as of February 17, 2006

Aggregated Options Exercised

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options as of Dec 9, 2005 Exercisable/ Unexercisable	Value of Unexercised in the Money-Options at Dec 9, 2005 Exercisable/ Unexercisable (1)
Matthew Heysel	Nil	Nil	$2,000,000 (exercisable)(2) 0 (unexercisable)	$2,340,000 (exercisable) 0 (unexercisable
S.A. Sehsuvaroglu	Nil	Nil	$3,000,000 (exercisable) (2) $4,000,000 (unexercisable)	$3,510,000 (exercisable) $4,680,000 (unexercisable)
Bruce Gaston	Nil	Nil	$1,000,000 (exercisable) (2) 0 (unexercisable)	$1,117,000 (exercisable) 0 (unexercisable)
(1)	Based on closing price of $1.30 on December 9, 2005.
(2)	Fully vested as of October 1, 2005

Director Compensation

Prior to May 10, 2005, we solely reimbursed directors for out-of-pocket expenses for attending board and committee meetings and we did not provide additional compensation for committee participation or special assignments of the board of directors.

On May 10, 2005, the Board approved the following fee and payment schedule:

•

a retainer fee of $5,000 per year for independent directors only;

•

an attendance fee for each Board meeting of $5,000 per meeting;

•

where a director attends the meeting via remote communication, the fee is $3,000 for the first such meeting and $1,000 for any subsequent remote attendance;

•

attendance fee for each Board committee meeting shall be $1,500.  Most committee meetings may be conducted by phone;

•

additional work performed by a member as per Chairman’s request will be compensated with $1,500; and

•

for being Chairman of a committee, $5,000 per year

Our independent directors have also been granted stock options to purchase shares of our common stock.  The terms of stock option grants made to independent directors are determined by the board of directors.  See “Option Grants”.   Directors will be compensated for actual expenses related to the meetings attended.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We either directly or through our subsidiaries, have entered into consulting agreements with key individuals, including our executive officers, who perform services for us, as specified in the agreements.  We use a standard form of consulting agreement, which defines terms of the agreement, services to be performed, compensation and benefits, confidentiality and individual specific benefits based on the requirements of the position.  The following contracts were in place at March 31, 2005.  Our Chief Executive Officer, Mr S.A. Sehsuvaroglu, is engaged by Big Sky under a Contract of Employment.

Mathew Heysel Consulting Agreement: Mathew Heysel provides services on a full-time basis through his company, M. H. Financial Management Ltd. under a consulting agreement, which expires December 31, 2005.  M. H. Financial Management is paid at a rate of $1,500 per day to a minimum of $25,000 per month exclusive of travel expenses and Goods and Services Tax for Mr. Heysel’s services.  The agreement contains non-compete provisions that restrict Mr. Heysel from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Heysel is no longer contracted by us for any reason.  Mr. Matthew Heysel’s consulting contract provides that should we terminate the agreement, Mr. Heysel would be paid $300,000 at the time of termination. The agreement provides that in the event of a change of control, Mr. Heysel is to be paid five percent (5%) of the value of the sale of our assets or the value of the transaction which would constitute a takeover of Big Sky.  This amount is to be paid within 10 days of the transaction.

A takeover of Big Sky is defined as:

-

any change in the holding, either direct or indirect, of shares of Big Sky, or any reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, arrangement or other transaction, that results in a person who was, or a group of persons acting in concert who were, not previously in a position to exercise effective control of Big Sky, in excess of the number that would entitle the holders thereof to cast twenty (25%) percent or more of the votes attaching to all shares of Big Sky, and

-

the exercise of such effective control to cause or result in the election or appointment of two or more directors of Big Sky, or of the successor to Big Sky, who were not previously directors of Big Sky

Daming Yang Consulting Agreement:  Daming Yang provided Big Sky services as our President on a full-time basis under a consulting agreement, which expires in December 15, 2005.  We pay a consulting fee in the monthly amount of $5,000, subject to annual adjustments at the discretion of our board of directors, for Mr. Yang’s services. The agreement contains non-competition provisions that restrict Mr. Yang from doing any business whatsoever with our clients or doing substantially similar work for a period of one year in the event Mr. Yang is no longer contracted by us for any reason.  Mr. Yang resigned as President, effective March 1, 2005 to make way for Mr. Sehsuvaroglu to join the executive team. He remains as a director.

Thomas Milne Consulting Agreement:  During 2002 and 2003, Thomas Milne provided services as our Chief Financial Officer on a part-time basis through his company, Precise Details Inc.  From April 2003 until January 1, 2005, Precise Details Inc. had no contract and received no compensation. Since January 1, 2005, Precise Details Inc. has operated under a consulting agreement, which expires June 30, 2005, at a rate of $600 per day, with a minimum of Cdn.$15,000 per month.  On April 18, 2005, Mr Milne resigned as Chief Financial Officer, he remains a director of Big Sky.  No compensation relative to this resignation was paid to Mr Milne.

Barry Raymond Swersky Consulting Agreement:  Mr. Swersky provides consulting services to Big Sky through his company, Suntree Ltd.  Big Sky and Suntree Ltd. executed a consulting agreement as of October 1, 2004 terminating on March 31, 2006.  Suntree Ltd. is compensated at a rate of $10,000 per month, plus expenses other than travel.

Bruce H Gaston Consulting Agreement: Mr Gaston has provided services to Big Sky as Chief Financial Officer and as a Director since March 31, 2005.   A consulting agreement was entered into on or about April 16, 2005, between Big Sky and Arcdan Inc., a company controlled by Mr Gaston, for a term of 3 years with compensation to be at the rate of $212,000 per annum, paid monthly, exclusive of taxes and expenses.  Mr Gaston has the right of participation in the Big Sky Stock Award plan.

S.A. Sehsuvaroglu Employment Agreement:  Mr. Sehsuvaroglu commenced providing services as President of Big Sky on March 1, 2005.  A consulting agreement was entered into as of that date for a term to continue until February 29, 2008.  The compensation under this agreement was initially set at the rate of $395,000 per annum, paid monthly, together with stock options for 3,000,000 share of common stock of Big Sky.   By resolution of the Board of Directors dated March 29, 2005, the number of stock options was increased by 4,000,000.  Mr Sehsuvaroglu assumed the role of Chief Executive Officer on May 10, 2005.

FINANCIAL STATEMENTS

The information required by this item is included in pages 55 through 153 attached hereto. The index to the consolidated financial statements can be found on page 55 ..

Big Sky Energy Corporation (“Big Sky” or the “Company”) filed an Amendment No. 2 to its Annual Report on Form 10-KSB/A for the year ended December 31, 2004 (the “Amendment”) to reflect the amendment and restatement of its Consolidated Financial Statements for the year ended December 31, 2004 and the interim periods ended March 31, June 30, 2005 to reflect adjustments determined to be necessary as a result of an internal investigation of the treatment of certain portions of an farm-out agreement entered into by one of its subsidiaries. The Annual Report on Form 10-KSB for the year ended December 31, 2004 was initially filed with the Securities and Exchange Commission on April 15, 2005 and Amendment No. 1 thereto was filed on August 19, 2005. The Amendment No. 2 on Form 10-KSB/A has been filed to reflect restatements of the following financial statements:

•

Consolidated balance sheet as at December 31, 2004;

•

Consolidated statements of cash flows for the years ended December 31, 2004;

•

and to make certain conforming changes. Big Sky Energy Corporation filed this Amendment No. 2 to its Form 10-KSB for the following reason:

Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that its belief that no obligation would exist to repay ABT Ltd. for costs they incurred or advanced to KoZhaN LLP in relation to the Morskoe oil field under the farm-out agreement signed October 12, 2004 (see Note 10 of the Notes to the Amended and Restated Consolidated Financial Statements), should Ministry approval not be received on the transfer of 45% of the subsurface rights of the Morskoe license to ABT Ltd., was incorrect, and that in fact an obligation would exist to repay ABT Ltd. for all costs incurred or advanced by them relating to the Morskoe oil field should Ministry approval not be received.  As a result, the “Short-Term Interest Free Loan to ABT LTD” liability account, the “Oil and Gas Properties” asset account and the “Other Current Asset” account were understated in the amounts of $1,174,423, $1,088,263, and $86,160 respectively as previously reported on the Consolidated Balance Sheets included in the December 31, 2004 Form 10-KSB. The Consolidated Balance Sheet as at December 31, 2004 has been restated to correct these previous misstatements.  This restatement does not impact on earnings or equity.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 18, 2005, Deloitte & Touche LLP (“Deloitte & Touche”), the principal accountant previously engaged to audit our financial statements, resigned as our independent registered chartered accountants. Deloitte & Touche audited our  consolidated financial statements for two most recent fiscal years ended December 31, 2004.

The report of Deloitte & Touche accompanying the audit for our two most recent fiscal years ended December 31, 2004 was not qualified or qualified as to audit scope or accounting principles. However, such report did contain a modification with regards to substantial doubt about our ability to continue as a going concern.

During our two most recent fiscal years ended December 31, 2004, preceding the date of resignation there were no disagreements between us and Deloitte & Touche on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure.

On May 17, 2005, BDO Kazakhstanaudit LLP signed a client acceptance letter stating that it had completed its client acceptance procedures and made the decision to accept Big Sky as an audit client and to conduct its audit for 2005.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada Revised Statutes Section 78.7502 and 78.751, mandatory indemnification is required for present and former directors.  However, the director must have conducted himself in good faith and reasonably believes that his conduct was in, or not opposed to, our best interests.  In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.  Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.  We provide permissive indemnification for officers, employees or agents.  Our Board must approve such indemnification and the standards and limitations are the same as for a director.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit.  Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.  Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him under our bylaws.

On August 8, 2001, we amended our By-laws to provide that, to the fullest extent permitted by law, we may indemnify our directors, officers and others who were or are a party to, or are threatened to be made a party to, any threatened, pending or completed action, suit or proceeding.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses associated with the preparation and filing of this registration statement, including registration fees, transfer agent's fees, printing and engraving fees and legal and accounting fees.  The Selling Securityholders shall be responsible for any commissions or selling fees incurred in connection with the sale of the securities registered under this registration statement.

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

Amount (1)
SEC Registration Fee	$18,267.44
Blue Sky Fees and Expenses	2,000.00
Printing and Shipping Expenses	1,400.00
Accounting Fees and Expenses	90,000.00
Legal Fees, Transfer and Miscellaneous Expenses	90,000.00
TOTAL	$201,667,44

(1)	All expenses, except the SEC registration fee, are estimates.

RECENT SALES OF UNREGISTERED SECURITIES

Issuances pursuant to Regulation S

During 2004, we granted 100,000 options exercisable to acquire common shares to a consultant.  These options were priced above the fair market value on the date of grant with an exercise price of $0.56 per share. The options were subject to vesting conditions based upon continued performance of services, pursuant to which one-third of the granted options vested on the date of grant, and one-third of the granted options would prospectively vest on each of the first and second anniversaries of the date of grant, respectively.  The Option grant expires on June 24, 2009.

On January 26, 2004, we issued 100,000 shares to an accredited investor at $0.25 per share for gross proceeds of $25,000.  These securities were issued to a non-U.S. person outside the United States.

On February 11, 2004, we issued 66,666 shares upon a Stock Option Award being exercised at a price of $0.05 per share for gross proceeds of $3,333.30.  These securities were issued to a non-U.S. person outside the United States.

On March 4, 2004, Big Sky issued 681,475 common shares to Ibriz in connection with an Asset Purchase Agreement that we entered into with Ibriz.  The amount of common stock issued was determined using the average closing price of our common stock for the five days prior to February 27, 2004, which resulted in a share price of $0.61 per share.  These securities were issued to a non-U.S. entity outside the United States.

On January 12, 2004, Big Sky completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  Big Sky issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of Big Sky’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000 as described in Note 5.

On April 12, 2004, Big Sky issued 299,716 common shares to Canaccord Capital (Europe) Limited for total proceeds of $74,929 in connection with the exercise of a warrant issued on April 3, 2002.  The warrant was for a total of 299,716 common shares with an exercise price of $0.25.

On May 7, 2004, Big Sky closed on the first tranche of a private placement and issued 13,483,750 shares for gross proceeds of $6,741,875. The costs associated with the private placement includes a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $373,537.

On July 6, 2004, an additional 2,616,250 shares of Big Sky’s common stock was issued at $0.50 per share, totaling $1,308,125.  The private placements were expressly subject to BSEA closing on the acquisition of Vector.  Costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs were $97,193.

On September 20, 2004 Big Sky closed on the third tranche of a private placement and issued 2,440,000 shares for gross proceeds of $1,220,000.  The costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $208,070.

On November 15, 2004 Big Sky issued 35,000 shares on the exercise of stock options for total proceeds of $1,750.

On November 17, 2004 Big Sky closed on the fourth tranche of a private placement and issued 5,800,000 shares for gross proceeds of $2,900,000. The costs associated with this private placement include a finders fee equal to 6% of the gross proceeds received by Big Sky and warrants to be issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $437,241.

On November 10, 2004 Big Sky entered into an agreement to issue 3,500,000 common shares in exchange for the 25% minority interests in BSEA at a deemed price of $0.73 per share, which represents the closing market price for Big Sky’s Common Shares on November 10, 2004 for total proceeds of $2,555,000.

Big Sky applies the fair value method in accounting for warrants issued as a finder fee. The fair value is measured using a Black-Scholes valuation model and is netted as a cost of share issuance.

In February and March, 2005, Big Sky issued 27,250,000 shares subsequent to a private placement for gross proceeds of $13,625,000.  The costs associated with this private placement include fees equal to 6% of the gross proceeds received by Big Sky and warrants issued to the finders that equal 6% of the shares issued under this private placement.  The total warrants issued for this private placement equaled 1,611,000.

In March 2005, Big Sky issued 1,750,000 shares to four option holders who exercised options previously granted, at an exercise price of $0.05 per common share for proceeds of $87,500.In April, 2005, Big Sky issued 150,000 shares to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $7,500.

In August, 2005, Big Sky issued 2,100,000 to an option holder who exercised options previously granted and fully vested at an exercise price of $0.05 per common share for proceeds of $105,000.00

On August 24, 2005, Big Sky issued 11,025,000 special warrants that were exercisable into shares of common stock upon satisfaction of certain conditions by Big Sky. The special warrants were sold for $11,025,000 and the proceeds were held in trust pending satisfaction of the conditions. If the conditions were not met, the special warrants could be put back to the Company for return of the proceeds. As of December 31, 2005, the conditions were not met and the special warrants were cancelled. Thereafter, a majority of the subscribers to the special warrants subscribed for equity shares of common stock from Big Sky.

In September, 2005, Big Sky issued 50,000 shares of common stock to an option holder who exercised options previously granted and fully vested at an exercise price of $0.56 per common share for proceeds of $28,000.

In November, 2005, Big Sky issued 1,050,000 shares of common stock to 6 option holders who exercised options previously granted and fully vested at an exercise price of ($0.15 generating proceeds of $45,000) and ($0.05 for proceeds of $37,500).

Each of the foregoing issuances of securities was exempt from registration due to the exemption found in Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933. These sales were offshore transactions since all of the offerees were not in the United States and the purchasers were outside the United States at the time of the purchase. Moreover, there were no directed selling efforts of any kind made in the Untied States neither by us nor by any affiliate or any person acting on our behalf in connection with any of these offerings. All offering materials and documents used in connection with the offers and sales of the securities included statements to the effect that the securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the securities are registered under the Act or an exemption therefrom is available and that hedging transactions involving those securities may not be conducted unless in compliance with the Act. Each purchaser under Regulation S certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption there from and we are required to refuse to register any transfer that does not comply with such requirements.

Issuances Pursuant to Regulation D

The following described issuances were conducted pursuant to Regulation D promulgated by the SEC under the Securities Act of 1933 (“Regulation D”)

On December 1, 2003, we issued 3,000,000 shares of our common stock at $0.25 per share for proceeds of $750,000.  Following is a list of the subscribers of this offering under Regulation D:

US Global Investors, China Region Opportunity Fund
US Global Investors, Global Resources Fund

On May 13, 2004, we issued 8,000,000 shares of our common stock at $0.50 per share for proceeds of $4,000,000.  Following is a list of the subscribers of this offering under Regulation D:

L-R Global Fund Ltd.
L-R Global Partners LP
US Global Investors – World Precious Minerals
JP Morgan Chase Bank – Cudd & Co.

On November 19, 2004, we issued 5,800,000 shares of our common stock at $0.50 per share for proceeds of $2,900,000.

Following is a list of the subscribers of this offering under Regulation D.

Between February 25, 2005 and March 31, 2005, we issued 27,250,000 shares of our common stock at $0.50 for proceeds of $13,625,000.00.  The following is a list of the subscribers to this offering who qualify under Regulation D.

Egger & Co. Acct S98720
Credit Suisse First Boston LLC
Perinvest Special Situations Fund
Roytor & Co – US Global Investors
AS Capital Partners LLC

On August 24, 2005, we issued 15,487,500 shares of common stock at $1.00 together with 15,487,500 Subscription Receipts at a value of $1.00 per Subscription Receipt exchangeable 1:1 for shares of common stock engendering proceeds of $30,975,000.   The Subscription Receipts could be put back to Big Sky if it failed to satisfy certain conditions. As of December 31, 2005, the conditions were not satisfied and the Subscription Receipts were cancelled. Thereafter, a majority of the subscribers of the Subscription Receipts subscribed for equity shares of Big Sky’s common stock. The following is a list of the subscribers to the original Subscription Receipts who purchased such securities pursuant to Regulation D:

Ingalls & Snyder L.L.C,
Moonmouth Company S.A.
Bear Stearns & Co. ITF Libra Fund LP A/C 35360123
Goldman Sachs & Co ITF Libra Offshore Ltd A/C 03362543-5
Placer Creek Investors (Bermuda) LP
Placer Creek Partners LP
Spindrift Partners LP
Spindrift Investors (Bermuda) LP
Raytheon Master Pension Trust Energy Hedge Account ITF A/C UBWF1001002
State Street Research Energy & Natural Resources Hedge Fund LLC ITF A/C UBWF1001002

Raytheon Combined DB/DC Master Trust Energy Hedge Account ITF A/C UBWF1001002
Edison Resources Small Cap Energy Portfolio ITF A/C UBWF1001002
Nite Capital LP
Prince Street Fund LP
Prince Street International LP
Cudd & Co ITF A/C 533110
Cudd & Co ITF A/C 230153
Roytor & Co. ITF Passport Master Fund II LP

Roytor & Co. ITF Passport Master Fund LP
Roytor & Co. ITF A/C 8144024
BMO Nesbitt Burns ITF 402-20412-24 Balanced Natural Resources
Roytor & Co. ITF Passport Master Fund II LP
Roytor & Co. ITF Passport Master Fund LP

Each of the foregoing issuances of securities were exempt from registration pursuant to Rule 506 of Regulation D. Neither we nor any person acting on our behalf offered or sold these securities by any form of general solicitation or general advertising. The shares sold are restricted securities and the certificates representing these shares have been affixed with a standard restrictive legend, which states that the securities cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom. Each purchaser represented to us that he was purchasing the securities for his own account and not for the account of any other persons. Each purchaser was provided with written disclosure that the securities have not been registered under the Securities Act of 1933 and therefore cannot be sold without registration under the Securities Act of 1933 or an exemption therefrom.

EXHIBITS

EXHIBIT INDEX

Except for contracts made in the ordinary course of business, the following are the material contracts that have been entered into by Big Sky:

Exhibit No.	Description
3.1 (1)	Certificate of Amendment to Articles of Incorporation of China Broadband Corp. filed with the Secretary of State of Nevada on December 29, 2003
3.2 (1)	Amended and Restated By-Laws of Big Sky, dated December 3, 2004.

5.1 (13)	Opinion of Counsel re: Legality

10.1(2)	Share Exchange Agreement, dated October 27, 2003, between China Broadband Corp., Big Sky Energy Kazakhstan Ltd. and its shareholders.
10.2 (3)	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and Richard Lam
10.3 (3)	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and Daming Yang
10.4 (3)	Consulting Agreement dated January 15, 2004, between China Energy Ventures Corp. and M.H. Financial Management Ltd.
10.5 (3)	Consulting Agreement dated January 1, 2004, between China Energy Ventures Corp. and Wei Yang
10.6 (4)	Share Purchase Agreement dated October 7, 2003 between Big Sky Energy Kazakhstan Ltd. and Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. – English Translation
10.7 (4)	Frame Agreement of Jointly Cooperation dated November 6, 2003 between Big Sky Energy Kazakhstan Ltd. and Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. – English Translation
10.8 (4)	Escrow Agreement dated January 30, 2004 between Big Sky Energy Kazakhstan Ltd., Shengli Oilfield Junwei Petroleum-Tech Development Co. Ltd. and W. Scott Lawler
10.9 (5)	Asset Purchase Agreement dated February 27, 2004 between IbrizOil Inc. and China Energy Ventures Corp.
10.10 (6)	Contract for exploration and production of hydrocarbons at Dauletaly Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.11 (6)	Contract for exploration and production of hydrocarbons at Karatal Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.12 (6)	Contract for exploration and production of hydrocarbons at Morskoe Field dated February 17, 2003 between KoZhaN LLP and the Ministry of Energy and Mineral Resources of Kazakhstan
10.13 (7)	Audit Committee Charter, amended November 12, 2003
10.14 (8)	Sale and Purchase Agreement between Big Sky Energy Atyrau Ltd., Batys Petroleum LLP and Glushich Victor Petrovich dated April 10, 2004
10.15 (8)	Amendment Agreement No. 1 to the Sale and Purchase Agreement Dated April 10, 2004 between Big Sky Energy Atyrau Ltd., Batys Petroleum LLP and Glushich Victor Petrovich dated April 12, 2004
10.16 ()	Agreement for Assignment of the Creditor’s Rights between Vector Energy West LLP, Lorgate Management Inc. and Big Sky Energy Atyrau Ltd. dated April 10, 2004
10.19 (11)	Share Purchase Agreement dated December 9, 2004, by and between Big Sky Energy Corporation and Big Sky Energy Canada Ltd.
10.20 (10)	Consulting Agreement dated December 1, 2004, between Big Sky Energy Corporation and M.H. Financial Management Ltd.
10.21 (10)	Consulting Agreement dated June 30, 2004, between Big Sky Energy Corporation and Daming Yang.
10.22 (10)	Consulting Agreement dated December 1, 2004, between Big Sky Energy Corporation and Precise Details, Inc.
10.23 (10)	Consulting Agreement dated October 1, 2004, between Big Sky Energy Corporation and Suntree Ltd.

10.24 (12)	Consulting Agreement dated January 19, 2005, between Big Sky Energy Corporation and A.S. Sehsuvaroglu, together with amendment.
10.25 (9)

Terms of Business Agreement dated 24 February, 2005 and executed on behalf of the Company, 7 March 2005,  between Big Sky Energy Corporation and Matrix-Regent/Matrix-Securities Limited, trading as Matrix Corporate Finance

10.26 (11)	2000 Stock Award Plan, as amended by the shareholders, December 3, 2004

10. 27	Master contract - Vector Energy West LLP and Sun Drilling
10. 28	Power of Attorney for William Duncan - English translation
10. 29	Master contract - KoZhaN LLP and Sun Drilling
23.1	Consent of Deloitte & Touche LLP – filed herewith
23.2	Consent of TOO Deloitte & Touche – filed herewith

(1)	Previously filed on Form 10-QSB on May 21, 2004
(2)	Previously filed on Form 8-K on October 31, 2003.
(3)	Previously filed on Form SB-2 on February 19, 2004
(4)	Previously filed on Form 10-KSB on March 30, 2004.
(5)	Previously filed on Form 8-K on May 18, 2004
(6)	Previously filed on Form 10-QSB on May 21, 2004
(7)	Previously filed on Form SB-2 on July 28, 2004.
(8)	Previously filed on Form 8-K on December 14, 2004
(9)	Previously reported on Form 8-K on March 9, 2005
(10)	Previously filed on Form 8-K on March 10, 2005
(11)	Previously filed on Form 14C on October 27, 2004
(12)	Previously filed on Form 8-K on February 3, 2005
(13)	Previously filed on Form SB-2 on May 13, 2005

UNDERTAKINGS

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(1)	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:
	(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.
(2)

For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2/A and authorizes this registration statement to be signed on its behalf by the undersigned on March 31, 2006 ..

BIG SKY ENERGY CORPORATION
By:	/s/ S. A. Sehsuvaroglu Name: Selami Ahmet Sehsuvaroglu Title: Chief Executive Officer (Principal Executive Officer)
By:	/s/ Bruce H Gaston Name: Bruce H. Gaston Title: Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Matthew Heysel		March 31 , 2006
Matthew Heysel /s/ Daming Yang	Director	March 31 , 2006
Daming Yang /s/ Thomas Milne	Director	March 31 , 2006
Thomas Milne /s/ Bruce Gaston	Director	March 31 , 2006
Bruce Gaston /s/ Philip Pardo	Chief Financial Officer and Director	March 31 , 2006
Philip Pardo /s/ Barry Swersky	Director	March 31 , 2006
Barry Swersky	Vice-President – New Development and Director
/s/ Al Sehsuvaroglu		March 31 , 2006
S.A. (Al) Sehsuvaroglu	President, Chief Executive Officer and Director
Nurlan U. Balgimbayev	Director	March 31 , 2006

INDEX TO FINANCIAL STATEMENTS

PAGE
ITEM 1. FINANCIAL STATEMENTS (as at September 30, 2005)(unaudited)	55
Condensed Consolidated Balance Sheets
Condensed Consolidated Statements of Operations and Deficit
Condensed Consolidated Statements of Stockholders’ Equity
Condensed Consolidated Statements of Cash Flows
Notes to the Condensed Consolidated Financial Statements

BIG SKY ENERGY CORPORATION (as at December 31, 2004 amended and restated)
Report of Independent Registered Chartered Accountants
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

VECTOR ENERGY WEST LLP (as at December 31, 2003)
Independent Auditors’ Report
Statements of Loss
Balance Sheets
Statements of Changes in Partners’ Deficit
Statements of Cash Flow
Notes to the Financial Statements

VECTOR ENERGY WEST LLP (as at March 31, 2004) (unaudited)
Interim Statements of Loss
Balance Sheets
Interim Statements of Changes in Partners’ Deficit
Interim Statements of Cash Flows
Notes to the Interim Financial Statements

Big Sky Energy Corporation. Unaudited Pro Forma Condensed Consolidated Financial Statements December 31, 2004

PART I

ITEM 1.  FINANCIAL STATEMENTS

BIG SKY ENERGY CORPORATION
(a Development Stage Enterprise)
Condensed Consolidated Balance Sheets (unaudited)
(Expressed in United States Dollars)
	September 30, 2005	December 31, 2004 (Restated, see Note 27)
ASSETS
CURRENT
Cash and cash equivalents	$10,009,061	$983,734
Restricted cash	73,040	63,040
Advances to related parties (Note 23)	34,728	21,351
Interest and other receivables	802,468	142,865
Other current asset (Note 6)	875,347	86,160
Prepaid expenses	1,108,510	484,983
Funds held in trust (Note 9)	26,512,500	-
	39,415,654	1,782,133
CAPITAL ASSETS
Long-term advances	-	320,885
Advances to related parties	-	24,439
Property and equipment (Note 7)	558,960	384,077
Oil and gas properties (Notes 5 and 8)	31,984,972	23,246,345

	$71,959,586	$25,757,879
LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Notes 10 and 16)	$703,397	$761,158
Short-term interest free loan from ABT LTD (Note 11)	1,426,583	1,340,423
Obligations for social sphere development (Note 12)	1,005,588	1,401,000
Obligations for professional training of personnel (Note 13)	289,200	289,200
Obligations for acquisition of the right for geological information use (Note 14)	758,265	758,265
Due to related parties (Note 23)	25,565	25,590
Subscription funds received (Note 9)	26,512,500	-
	30,721,098	4,575,636
LONG-TERM
Obligations for social sphere development (Note 12)	1,394,054	1,255,325
Obligations for professional training of personnel (Note 13)	336,237	304,641
Obligations for historical cost reimbursement (Note 15)	1,098,573	981,674
Asset retirement obligation (Note 17)	484,235	435,868
Deferred income tax liability (Note 18)	4,806,906	4,806,906

	38,841,103	12,360,050
COMMITMENTS AND CONTINGENCIES (NOTE 24)

STOCKHOLDERS' EQUITY
Common stock (Note 19)	174,884	126,538
$0.001 par value, shares authorized: 150,000,000;
shares issued and outstanding: 116,390,215 (December
31, 2004 – 68,119,460)
Additional paid in capital	75,148,798	43,484,352
Deferred compensation	(3,920,108)	(27,926)
Deficit accumulated during development stage	(38,285,091)	(30,185,135)
	33,118,483	13,397,829
	$71,959,586	$25,757,879

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIG SKY ENERGY CORPORATION
(a Development Stage Enterprise)
Condensed Consolidated Statements of Operations & Deficit (unaudited)
(Expressed in United States Dollars)
								Cumulative
								Period From
								Inception
		Three Months Ended			Nine Months Ended			February 1,
		September 30,			September 30,			2000 to
		2005	2004		2005	2004		September 30, 2005

GENERAL AND ADMINISTRATIVE EXPENSES
(including non-cash compensation (recovery) of $424,578 for the three months ended September 30, 2005 (2004 – $346,313) and $ 1,747,728 for the nine months ended September 30, 2005 (2004 - $360,492)		$(2,734,483)	$(1,726,253)		$(7,836,784)	$(3,310,699)		$(24,319,303)
AMORTIZATION		(37,410)	(43,381)		(84,521)	(136,907)		(3,614,408)
ACCRETION		(115,758)	(95,384)		(335,601)	(131,537)		(582,989)
		(2,887,651)	(1,865,018)		(8,256,906)	(3,579,143)		(28,516,700)

FOREIGN EXCHANGE GAIN (LOSS)		117,685	(34,377)		62,474	(41,470)		(164,464)
INTEREST INCOME		7,540	14		94,476	2,249		510,089
LOSS FROM CONTINUING OPERATIONS		(2,762,426)	(1,899,381)		(8,099,956)	(3,618,364)		(28,171,075)

DISCONTINUED OPERATIONS
IMPAIRMENT OF ASSETS		--	--		--	--		(8,628,623)
LOSS IN BIG SKY NETWORK CANADA LTD.		--	--		--	--		(337,202)
LOSS IN SHEKOU JOINT VENTURE		--	--		--	--		(609,607)
LOSS IN CHENGDU JOINT VENTURE		--	--		--	--		(1,141,793)
GAIN ON SALE OF SHEKOU		--	--		--	--		125,798
GAIN ON SALE OF BIG SKY NETWORK CANADA LTD.		--	--		--	--		179,935
INCOME (LOSS) ON DISCONTINUED OPERATIONS		--	2,433		--	(22,898)		297,476

NET LOSS		(2,762,426)	(1,896,948)		(8,099,956)	(3,641,262)		(38,285,091)

DEFICIT, BEGINNING OF PERIOD		(35,522,665)	(25,137,401)		(30, 185 ,135)	(23,393,087)		-

DEFICIT, END OF PERIOD	$	(38,285,091)	(27,034,349)	$	(38,285,091)	(27,034,349)	$	(38,285,091)

EARNINGS (LOSS) PER SHARE
Continuing operations - Basic and diluted		$(0.03)	$(0.03)		$(0.09)	(0.08)

Discontinued operations - Basic and diluted		$--	$ 0.0001		$--	(0.0005)

SHARES USED IN COMPUTATION
Basic and diluted		104,293,982	56,439,052		93,536,473	47,668,361

BIG SKY ENERGY CORPORATION (a Development Stage Enterprise) Condensed Consolidated Statements of Stockholders’ Equity (unaudited) (Expressed in United States Dollars)
					Deficit
					Accumulated
			Additional		during the	Total
	Common Stock		Paid-in	Deferred	Development	Stockholders’
	Shares	Amount	Capital	Compensation	Stage	Equity
		$	$	$	$	$

Balance,	1,509,850	59,971	-	-	-	59,971
February 1, 2000

Issue of common stock
for the outstanding
Shares of China
Broadband (BVI)
Corp.	13,500,000	13,500	696,529	-	-	710,029

Stock issued pursuant to
private placement
Agreements at $0.20
per share	500,000	500	98,835	-	-	99,335

Stock issued pursuant to
private placement
Agreements at $1.00
per share	1,530,000	1,530	1,518,289	-	-	1,519,819

Stock issued pursuant to
private placement
agreement at $7.50 per
Share	1,301,667	1,302	9,696,236	-	-	9,697,538

Acquisition of the shares
of Big Sky Network
Canada Ltd.	1,133,000	1,133	8,496,367	-	-	8,497,500

Issuance of warrants	-	-	44,472	-	-	44,472

Non-cash compensation	-	-	15,235	-	-	15,235

Deferred compensation	-	-	65,381	(65,381)	-	-

Amortization of deferred
compensation	-	-	-	7,386	-	7,386

Net loss	-	-	-	-	(3,597,180)	(3,597,180)
Balance,
December 31, 2000	19,474,517	$ 77,936	$ 20,631,344	$ (57,995)	$(3,597,180)	$17,054,105

Deferred compensation	-	-	1,030,708	(1,030,708)	-	-

Issuance of warrants	-	-	277,775	-	-	277,775
Amortization of deferred
compensation	-	-	-	369,037	-	369,037

Net loss	-	-	-	-	(14,074,665)	(14,074,665)
Balance,
December 31, 2001	19,474,517	77,936	21,939,827	(719,666)	(17,671,845)	3,626,252

Amortization of deferred
compensation	-	-	-	326,191	-	326,191

Deferred compensation	-	-	139,289	(139,289)	-	-

Alternative
Compensation Plan	-	-	163,463	-	-	163,463

Issuance of common
stock to settle legal
fees	42,124	-	21,062	-	-	21,062

Stock issued pursuant to
private placement
agreements at $0.25
per share	2,997,160	2,997	644,364	-	-	647,361

Net loss	-	-	-	-	(2,591,480)	(2,591,480)
Balance,
December 31, 2002	22,513,801	80,933	22,908,005	(532,764)	(20,263,325)	2,192,849

Amortization of deferred
compensation	-	-	-	1,541,174	-	1,541,174

Deferred compensation	-	-	2,016,920	(2,016,920)	-	-

Alternative
Compensation Plan	682,802	683	(683)	-	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	7,900,000	7,900	1,916,232	-	-	1,924,132

Net loss					(3,129,762)	(3,129,762)
Balance,
December 31, 2003	31,096,603	89,516	26,840,474	(1,008,510)	(23,393,087)	2,528,393

Amortization of deferred
compensation	-	-	-	758,264	-	758,264

Deferred compensation	-	-	(46,500)	46,500	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	100,000	100	24,900	-	-	25,000

Stock issued pursuant to
private placement
agreements at $0.50
per share	24,340,000	24,340	11,515,168	-	-	11,539,508

Stock issued pursuant to
purchase of BSEK	8,000,000	8,000	2,280,000	-	-	2,288,000

Stock issued pursuant to
acquisition of BSEK
royalty interest	681,475	681	415,019	-	-	415,700

Stock issued pursuant to
acquisition of BSEK
minority interest	3,500,000	3,500	2,551,500	-	-	2,555,000

Options exercised	101,666	102	4,982	-	-	5,084
Options cancelled	-	-	(175,820)	175,820	-	-
Warrants exercised	299,716	299	74,629	-	-	74,928

Net loss	-	-	-	-	(6,792,048)	(6,792,048)
Balance,
December 31, 2004	68,119,460	126,538	43,484,352	(27,926)	(30,185,135)	13,397,829

Amortization of deferred
compensation	-	-	-	922,728	-	922,728

Deferred compensation	-	-	5,174,910	(5,174,910)	-	-

Stock issued pursuant to
private placement
agreements at $0.50	27,250,000	27,250	12,716,146	-	-	12,743,396

Stock issued pursuant to
private placement
agreements at $1.00	15,487,500	15,488	12,696,870	-	-	12,712,358

Stock issued pursuant to
stock awards	750,000	825	824,175	-	-	825,000

Options exercised	4,000,000	4,000	221,500	-	-	225,500

Options cancelled	-	-	(360,000)	360,000	-	-

Warrants Exercised	783,255	783	390,845	-	-	391,628

Net loss	-	-	-	-	(8,099,956)	(8,099,956)
Balance,
September 30, 2005	116,390,215	$ 174,884	$ 75,148,798	$(3,920,108)	$(38,285,091)	$33,118,483

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIG SKY ENERGY CORPORATION
(a Development Stage Enterprise)
Condensed Consolidated Statements of Cash Flows (unaudited)
(Expressed in United States Dollars)
							Cumulative Period From Date of Inception February 1, 2000 to September 30, 2005

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004		2005	2004
CASH FLOWS RELATED TO THE							(Restated, see Note 27)
FOLLOWING ACTIVITIES

OPERATIONS
Net loss from continuing operations	$(2,762,426)	(1,896,948)	$	(8,099,956)	(3,641,262)	$	(28,171,075)
Income from discontinued operations				-			(10,114,016)
Adjustment for:
Extinguishment of debt	-				21,924		(1,422,225)
Depreciation and amortization	37,410	43,381		84,521	136,907		3,614,408
Accretion	115,758	95,384		335,601	131,537		582,989
Unrealized foreign exchange gain	--	28,109		--	8,503		70,831
Impairment of assets	--	--		--	--		8,628,623
Loss in Big Sky Network Canada Ltd.	--	--		--	--		337,202
Loss in Shekou joint venture	--	--		--	--		609,607
Loss in Chengdu joint venture	--	--		--	--		1,141,793
Gain on sale of Big Sky Network Canada Ltd.	--	--		--	--		(179,935)
Gain on sale of Shekou joint venture	--	--		--	--		(125,798)
Non-cash stock compensation (Note 19)	424,578	346,313		1,747,728	360,492		4,972,949
Issuance of Common Shares for settlement
of legal fees	--	--		--	--		21,062
Changes in operating assets and liabilities, net of the effect of acquisitions
Restricted cash	3,000	(33,040)		(10,000)	(33,040)		(73,040)
Interest and other receivable	(647,529)	(32,032)		(314,279)	(125,430)		(461,607)
Prepaid expenses	721,485	(590,658)		(623,527)	(663,292)		(1,102,836)
Increase/(decrease) in amounts payable to ABT	-	-		-	(124,429)		-
Accounts payable and accrued liabilities	704,684	(353,063)		(57,758)	(8,623)		(224,555)
	(1,403,040)	(2,392,554)		(6,937,670)	(3,936,713)		(21,895,623)
INVESTING
Oil and gas properties	(6,065,394)	(95,694)		(8,569,604)	(429,810)		(9,120,647)
Fixed asset additions	(147,986)	(34,931)		(256,121)	(237,241)		(1,305,011)
Advances paid	(875,347)	--		(875,347)	--		(1,196,232)
Change in non-cash working capital (Note 6)	--	--		--	--		(86,160)
Advances (repayments) to related parties	76,598	(30,133)		(13,375)	(31,241)		(1,350,131)
Proceeds from sale of Shekou joint
venture (net of costs)	--	--		--	--		2,029,200
Investment in Chengdu joint venture	--	--		--	--		(1,935,590)
Acquisition of Big Sky Network Canada Ltd.	--	--		--	--		(2,395,828)
Acquisition of Big Sky Energy Kazakhstan Ltd.	--	--			339,353		339,353

Acquisition of Vector Energy West LLP, net of cash acquired	--	--	--	(4,506,502)	(4,506,502)
	(7,009,129)	(193,798)	(9,724,447)	(4,898,481)	(19,600,583)

FINANCING
Issue of common stock for cash	15,767,575	2,493,253	29,729,604	9,373,262	56,621,563
Stock issuance costs	(2,775,142)	(150,836)	(3,656,748)	(366,348)	(4,473,919)
Advances from ABT Ltd. (Note 10)	-	200,000	-	200,000	500,000
Repayment of advances for share subscriptions				(250,000)	(250,000)
Payment of social sphere development	(395,412)	-	(395,412)	-	(395,412)
Repayment of debt	-	-	-	(570,000)	(570,000)
	12,597,021	2,542,417	25,677,444	8,386,914	51,432,232

NET DECREASE (INCREASE) IN CASH
AND CASH EQUIVALANTS	4,181,852	(10,895)	9,025,327	(415,240)	10,009,061

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	5,827,209	664,106	983,734	1,068,451	-

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$10,009,061	653,211	$10,009,061	653,211	$10,009,061

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIG SKY ENERGY CORPORATION (a Development Stage Enterprise) Notes to the Condensed Consolidated Financial Statements (unaudited) (Expressed in United States Dollars)

1.

BASIS OF PRESENTATION

The condensed consolidated financial statements included herein have been prepared by Big Sky Energy Corporation  (the “Corporation”) without audit in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the United States Securities and Exchange Commission, except for the December 31, 2004 Balance Sheet which has been derived from the audited financial statements filed with the Corporation’s Annual Report on Form 10-KSB.  These financial statements are condensed and do not include all disclosures required for annual financial statements and accordingly, these financial statements and the notes thereto should be read in conjunction with the Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2004.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  In the opinion of management, these financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Corporation’s condensed financial position at September 30, 2005 and the condensed consolidated results of operations and cash flows for the three-month and nine month periods ended September 30, 2005 and 2004. The consolidated results of operations for the interim period are not necessarily indicative of the consolidated results to be expected for an entire year.

2.

NATURE OF OPERATIONS

Late in 2003, the Corporation began investing in oil and gas assets in preparation for transition from its Internet service business in China, a transition which concluded December 9, 2004 with the sale of Big Sky Network Canada Ltd. to Big Sky Energy Canada Ltd., to become an oil and gas exploration and production company.  During 2004, the Corporation acquired KoZhaN LLP (“KoZhaN”) and Vector Energy West LLP (“Vector”).  By acquiring these companies the Corporation gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan, located close to infrastructure and transportation.  In the fourth quarter of 2004, the Corporation spudded its first well, Morskoe #10. The drilling completion and the testing of Morskoe #10 will be followed by the drilling or working over of additional wells offsetting Morskoe #10.

The Corporation is also intent on farming out selected high risk exploration targets.  Initially, the Corporation focused its partnership initiatives on China’s major national oil and gas production and service companies and since has expanded its farm-out discussions to include established multinational energy companies.   The Corporation’s strategy is a broad spectrum low risk approach to risk management in an inherently high risk business sector.

The Corporation believes that these activities will lead to a sustainable platform on which to build the Corporation in Kazakhstan.  In addition to building a base in Kazakhstan, the Corporation is trying to secure additional licenses in other countries, using the diverse expertise of its officers and consultants.

The Corporation raised over $12 million of new common equity in 2004 and an additional $13.7 million in February 2005.

In August, 2005, the Corporation raised $42,000,000 in a private placement.  The costs associated with this private placement include fees equal to 6% of the gross proceeds received by the Corporation and warrants issued to the finders that equal 6% of the shares issued under this private placement.  The total warrants issued for this private placement equaled 2,520,000.  While access to the capital markets is always subjective, the current levels of energy prices support investor interest in financing new projects. The Corporation is basing its growth strategies on attaining a sustainable level of cash flow from low risk energy development of existing licenses while securing additional licenses subject to available financing on economic terms.

The Company had previously received comments from our former auditors noting that the Corporation’s operating losses since inception raised substantial doubts about its ability to continue as a going concern. In response to such doubts, in August 2005 the Corporation has completed the private placement described in the immediately preceding paragraph and implemented the plan described in Note 4 below.

3.

ACCOUNTING POLICIES

Accounting policies as disclosed in the Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2004 have not changed.

Restricted Cash

The amount of $73,040 is maintained on deposit to secure corporate credit card balances and as a deposit on oil and gas operations.

Stock-based compensation

The Company applies the intrinsic value method allowed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under variable plans is measured at each reporting period as the difference between the quoted market price and the exercise price; the cost is recognized over the period the employee performs related services.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	$	$	$	$
Net loss, as reported	(2,762,426)	(1,896,948)	(8,099,956)	(3,641,262)
Add: Stock-based employee compensation
expense included in reported
net loss, net of related tax effects	424,578	324,970	1,747,728	282,062
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards,
net of related tax effects	(675,280)	(5,209)	(1,494,360)	(23,839)

Pro forma net loss	(3,013,128)	(1,577,187)	(7,846,588)	(3,383,039)

Loss per share:
Basic and diluted – as reported	$(0.03)	$(0.03)	$(0.09)	$(0.08)
Basic and diluted – pro forma	$(0.03)	$(0.03)	$(0.08)	$(0.07)

The fair value of stock options used in computing the pro forma net loss and basic loss per common share was estimated at grant date, determined by the Black-Scholes option pricing model with the following assumptions:

	2005	2004

Dividend yield	0%	0%
Expected volatility	150%	190%
Risk free interest rate	3.5%	3.93%
Expected option life	3 years	5 years
Share price at grant date	$1.10	$0.04
Option exercise price	$0.50-$0.89	$0.05

Net loss per share

Basic loss per share ("EPS") excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (warrants to purchase common stock and common stock options) were exercised or converted into common stock, using the treasury stock method.

Potential shares of common stock in the diluted EPS computation are excluded in net loss periods, as their effect would be anti-dilutive. In the calculation of net loss per share, for the nine month period ending September 30, 2005, 11,549,768 options and warrants were excluded.  For the three month period ending September 30, 2005, 13,280,991 options and warrants were excluded and for the period ending December 31, 2004, 7,267,315 were excluded from the calculation of net loss per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates could include the allowance for potentially uncollectible accounts receivable and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Impact of Recent and Pending Accounting Pronouncements

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Corporation’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. We currently account for our stock-based compensation plans under the principles prescribed by APB Opinion No. 25. Accordingly, stock option compensation cost is only reflected in net income for options granted under the plan that had an exercise price below the market value of the underlying common stock on the date of grant. The adoption of SFAS No. 123(R) will impact our results of operations, but will have no impact on our overall financial position. In March 2005, the SEC issued SAB No. 107. Among other things, SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) was to become effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, but on April 14, 2005, the SEC issued press release 2005-57, which amends the compliance date of SFAS No. 123(R) for fiscal years beginning after June 15, 2005. We anticipate adopting the provisions of SFAS No. 123(R) in the first quarter of 2006 using the modified prospective method for transition.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions.  This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss.  This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005.  The Corporation is reviewing the guidance to determine the potential impact, if any, on its consolidated financial statements.

In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Application is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

4.

CONTINUING OPERATIONS

These consolidated financial statements have been prepared on a going concern basis.  The Corporation has acquired an oil and gas business and must make certain capital expenditures during the course of the next year and future years (see Note 25).  The Corporation's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  The outcome of these matters cannot be predicted with any certainty at this time.  These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Corporation be unable to continue as a going concern.

During 2004, the Corporation utilized cash for management and corporate administrative activities of approximately $200,000 per month. In 2005, corporate and administrative costs will be higher due to increased business activity in Kazakhstan.  Taking into account prepaid lease rentals for office space, monthly expenditures for corporate and administrative costs are estimated at $450,000 per month. Management anticipates that the Corporation currently has sufficient working capital to fund this level of operations through December 2006. Current cash resources are not anticipated to be sufficient to fund the next phase of the Corporation’s development, including its expansion in the oil and gas business, and it will consider seeking additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success. The Corporation cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful.

The ability of the Corporation to survive will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.  The Corporation's operations may also be adversely affected by significant political, economic and social uncertainties in Kazakhstan and in other countries in which it may acquire oil and gas operations. Kazakhstan has emerged from the former Soviet Union with a viable, independent economy and is open to foreign investment.  Kazakhstan is rich in a variety of minerals and raw materials.  The economy is evolving from centrally planned towards a free market.  Government policies favoring foreign investment may change, commodity prices may decline and political disruptions may occur in the region.  These factors may impact the Corporation’s ability to conduct its business, the results of its operations and its financial condition and its right to pay dividends.

On March 4, 2004, the Corporation issued 681,475 common shares to IbrizOil Inc. (“Ibriz”), an Alberta corporation, as consideration for the purchase of a royalty interest in the net revenues of BSEK at a cost of $415,700. These shares were valued at $415,700 based on an average closing price of $0.61 from February 20 – 26, 2004. The purchase price was determined based on the results of the valuation report performed by an independent, third party petroleum engineering company. The royalty interest amounts to 5% of BSEK’s net share of the earnings of its 90%-held subsidiary company, KoZhaN. At the time of this transaction, Mr. Van Doorne, who is a director and the Chief Executive Officer of Ibriz, was also our Executive Vice President and the Managing Director of BSEK.  The acquisition of the royalty interest has been accounted for as an increase in oil and gas property.

5.

BUSINESS COMBINATION

Big Sky Energy Kazakhstan Ltd.

On January 12, 2004, the Corporation acquired 100% of the issued and outstanding share capital of Big Sky Energy Kazakhstan (“BSEK”).  The Corporation issued 8,000,000 shares of common stock at a deemed price of $0.286 per share, being the trading price of the Corporation’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000.  Among the sellers of the BSEK shares was a company which held 80% of those shares and which was wholly-owned by Kai Yang, the brother of the Corporation’s President, and of which Matthew Heysel, the Chairman and Chief Executive Officer of the Corporation, and Daming Yang, President of the Corporation, were directors and senior officers.  BSEK holds a 90% interest in KoZhaN, which holds the rights to explore for and produce oil and natural gas from three properties in the Republic of Kazakhstan.  The acquired net assets at fair value of BSEK and consideration given were as follows:

Oil and gas properties	$6,341,710
Other capital assets	3,424
Current assets, including cash of $339,353	342,431
Loan receivable from BSEK	(1,154,941)
Other current liabilities	(968,753)
Non-current liabilities	(2,275,871)
Net assets acquired	$2,288,000

Consideration, 8,000,000 common shares issued	$2,288,000

The oil and gas properties consist of subsurface use rights to previously-discovered non-producing oil reserves.

Results of operations of BSEK have been included in the consolidated statement of operations of the Corporation from the period January 12, 2004.  On January 30, 2004, BSEK entered into a subscription and escrow agreement with a third-party to issue common shares from treasury to this third-party.  The shares were being held in escrow pending receipt of the full amount of the subscription proceeds totaling $2,300,000.  On June 28, 2004, the subscription agreement was cancelled and the $250,000 deposit, which had been received in the third quarter of 2003, was refunded.

Vector Energy West LLP

On May 11, 2004, the Corporation, through its 75% owned subsidiary, Big Sky Energy Atyrau (“BSEA”), completed the acquisition of 100% of the issued and outstanding charter capital of Vector (a Kazakhstan limited liability partnership). BSEA was incorporated under the laws of Alberta on April 8, 2004 with the Corporation subscribing to 75% of the total shares issued on incorporation. The acquired net assets at fair value of Vector and consideration given would be as follows:

Oil and gas properties	$11,112,756
Current assets, including cash of $109	5,123
Loan payable	(548,076)
Other current liabilities	(1,308,250)
Non-current liabilities	(4,754,942)
Net assets acquired	$4,506,611

Consideration, paid in cash	$4,506,611

The oil and gas properties include previously discovered non-producing oil reserves as well as subsurface use rights over the remainder of the acreage.

Big Sky Energy Atyrau Ltd.

On November 10, 2004 the Corporation purchased the 25% minority interest in BSEA. The Corporation issued 3,500,000 shares of common stock at a deemed price of $0.73 per share, being the trading price of the Corporation’s shares at the date the transaction was announced, for total consideration of $2,550,000. BSEA holds 100% of the charter capital of Vector, a Kazakhstan limited liability partnership.  The purchase price of $2,550,000 and a related deferred income tax liability of $894,250 has been ascribed to oil and gas properties.  As consideration for facilitation of the successful acquisition of Vector, BSEA granted a royalty to Hanani Ben Moshe of $1.00 per barrel on oil sold by Vector from the Atyrau and Liman-2 licenses.

Pro-forma disclosure

SFAS 141 requires disclosure on a pro-forma basis as though the business combination had occurred at the beginning of the period.  There were no material transactions for the period from January 1, 2004 through September 30, 2004 in BSEK and there were no material transactions for the period from January 1, 2004 through September 30, 2004 in Vector, other than accretion expense of $75,665.

For the three months ended September 30, 2004, the Company has determined the following pro-forma information for the BSEK and BSEA business combination:

September 30, 2004	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (1,896,948)	$ -	$ (1,896,948)
Loss per share	$ (0.0 3 )	$ -	$ (0.0 3 )

For the nine months ended September 30, 2004, the Company has determined the following pro-forma information for the BSEK and BSEA business combination:

September 30, 2004	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (3,641,262)	$ (80,000)	$ (3,721,262)
Loss per share	$ (0.08)	$ -	$ (0.08)

Revenues were from the operations in China include $33,789 for the three-months ended September 30, 2004 and $98,337 for the nine-months ended September 30, 2004, which are included in discontinued operations.

6.

OTHER CURRENT ASSET

Other current asset represents cash advances made by the Corporation for future oil and gas exploration and development expenditures.  These funds will be charged to oil and gas properties as the funds are expended.   The December 31, 2004 balance of $86,160 was paid to ABT Ltd. to cover 50% of the costs of a dam construction related to the Morskoe oil field. The advance was made to ABT Ltd. to satisfy the terms of a farm-out agreement entered into by the Company with ABT Ltd. (see Note 11).  The balance as of September 30, 2005 is $875,347.

7.

PROPERTY AND EQUIPMENT

Property and equipment consist of:

	September 30, 2005	December 31, 2004
	$	$
Vehicles	177,916	-
Field equipment	48,876	-
Furniture and fixtures	258,891	325,297
Computer hardware and software	125,181	46,382
Leasehold improvements	196,539	178,041
	807,403	549,720

Accumulated amortization	(248,443)	(165,643)
	558,960	384,077

8.

OIL AND GAS PROPERTIES

Oil and gas properties are comprised of the following:

	September 30, 2005	December 31, 2004
	$	$

Subsurface use rights and expenses	7,607,451	6,208,911
Acquisitions costs	14,995,627	14,145,677
Royalty interest	415,700	415,700
Construction Works	7,030,959	840,423
Drilling costs	1,935,235	1,635,634
Oil and gas properties	31,984,972	23,246,345

During the nine month period ended September 30, 2005, the Company capitalized $299,601 as exploratory well costs for a total of $1,935,235 capitalized well costs pending the determination of proved reserves.

9.

SUBSCRIPTION FUNDS HELD IN TRUST

The Company has received $15,487,500 for share subscriptions and $11,025,000 for special warrants for a total of $26,512,500 as a result of a private placement which completed on August 24, 2005 and resulted in the Company raising a total of $42 million. The share subscriptions and special warrants are each convertible into shares of common stock on a one for one basis, subject to certain conditions.  These amounts have been recorded as a liability since the share subscriptions and the special warrants can be put back to the Company if the Company (a) fails to receive shareholder approval to increase its authorized share capital or (2) if it fails to receive confirmation from the MEMR of Kazakhstan of completion of its work commitments for its licenses in Kazakhstan for the 2004 year. The $26,512,500 will be recorded as common stock upon obtaining the required approval of the Company’s shareholder s to increase the authorized amounts of common stock and receipt of the confirmation from the MEMR of the completion of the work commitments by the Company’s subsidiaries for 2004, if such conditions are met by December 31, 2005 .. The $26,512,500 proceeds relative to these Subscription Receipts and Special Warrants are being held in trust by the Company’s share transfer agent. As of September 30, 2005, the subscribers to the Subscription Receipts and the Special Warrants did not have the right to cancel such subscriptions and seek a return of their investments.

On October 18, 2005, the Company notified the subscribers of the Subscription Receipts and Special Warrants that it had not yet obtained confirmation regarding the 2004 work commitments of the Corporation's subsidiaries in their licenses in the Karatal and Atyrau fields and that as a result the Corporation was providing the subscribers with the right to cancel their subscriptions at any time prior to the Election Condition being satisfied. The “Election Condition” was defined as the Company’s receipt of an opinion, in form and substance satisfactory to the offering agent from the Company’s Kazakhstan Counsel as to the rights of KoZhaN LLP and Vector Energy West LLP under the contracts for use of underground natural resources with respect to the Karatal and Atyrau fields in Kazakhstan. However, the Company’s obligation to receive shareholder approval of the increase in the Company’s share capital was not modified or altered.

The Company has the right at any time to cancel the subscribers’ right to elect to cancel their subscriptions, as long as the Company is of the opinion that the Election Condition is likely to be satisfied in the near future.

10.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following amounts are included in accounts payable and accrued liabilities:

	September 30, 2005	December 31, 2004
	$	$

Trade accounts payable	341,263	413,271
Professional fees	170,763	98,802
Office lease	46,687	80,323
Withholding taxes	55,974	114,363

Other	88,710	54,399
	$703,397	$761,158

11.

SHORT-TERM INTEREST FREE LOAN FROM ABT LTD

On October 12, 2004, KoZhaN entered into two (2) agreements with ABT Ltd. LLP – an Agreement on Partial Transfer of the Subsoil Use Right (the “Transfer Agreement”) and Agreement No. 1. (“Agreement No. 1”). These two (2) agreements set the terms and conditions of the transfer by KoZhaN of forty-five percent (45%) of its interest in the subsoil use right in the Morskoe oil field (the “Interest”).

Pursuant to Agreement No. 1, ABT is providing consideration for the Interest that consists of performance of certain construction works and up to 50% of the costs incurred in connection with Well # 10 in the Morskoe oil field that are not deemed to be associated with the “drilling works” of such well.

Also pursuant to Agreement No. 1, ABT agreed to provide a loan of up to $550,000 for the drilling works associated with Well # 10. “Drilling works” was defined as all costs associated with the drilling, completing, equipping, coring, logging, perforating and test of Well # 10.

The transfer of the Interest is subject to approval by the Ministry of Energy and Mineral Resources of Kazakhstan (the “MEMR”), which has not yet been received.

The Company has recorded the amount of $840,423 paid by ABT in performance of the construction works and the amount of $86,160 paid by ABT as its 50% portion of costs incurred in connection with Well # 10 that are not deemed to be drilling works, as an amounts loaned to the Company by ABT. In the event that the transfer of the Interest is approved by the MEMR, these amounts will be converted into amounts received as consideration for the Interest transferred to ABT.

The amounts received from ABT towards the drilling works, which as of December 31, 2004, equaled $500,000, have been recorded by the Company as a loan. If the Ministry approval for the transfer of interests is not obtained, the total balance must be repaid.

As at September 30, 2005 the short-term interest free loan due to ABT consisted of the following:

	September 30, 2005	December 31, 2004
	$	$

Construction Works incurred by ABT	840,423	840,423
Payments for Drilling Works advanced by ABT	500,000	500,000
Dam construction costs incurred by ABT	86,160	-
	1,426,583	1,340,423

12.

OBLIGATIONS ON SOCIAL SPHERE DEVELOPMENT

In accordance with the Subsurface Use Contracts, the Corporation is committed to contribute to social sphere development of Astana and Atyrau cities in the total amount of $3,030,000 for all oilfields during the exploration phase.  All Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034. During the term ended, September 30, 2005, the Corporation had not made any payments. These payments are due over the period from 2003 to 2008.  Management believes that the Corporation will meet this obligation within the exploration phase and payment timing will not terminate or deteriorate terms of the Subsurface Use Contracts. Payment of these obligations is to be made according to a payment schedule agreed to between the Corporation and the Government. The non-current portion of these obligations is discounted at 15% being the estimated credit-adjusted risk free discount rate, giving a total discounted obligation of $2,399,642 as at September 30, 2005. The accretion expense for the three month period ended September 30, 2005 was $47,867 (2004 -$74,237) and the nine month period ended September 30, 2005 was $138,729 (2004 -$99,032).

13.

OBLIGATIONS FOR PROFESSIONAL TRAINING OF PERSONNEL

	September 30, 2005	December 31, 2004

Within one year	$289,200	$289,200
In the second to the fifth inclusive	389,800	389,800
Total obligations	679,000	679,000

Less: discount on obligations on professional training of personnel	(53,563)	(85,159)
Present value of obligations on professional training of personnel	625,437	593,841

Amount due for settlement within one year	289,200	289,200
Amount due for settlement after one year	336,237	304,641

Total	$625,437	$593,841

The Company recorded obligations on professional training of personnel as prescribed by the Subsurface Use Contracts.  In accordance with the Subsurface Use Contracts, the Corporation is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contract’s operations at the rate of not less than 1% of the total amount of minimal investments.  Under the Subsurface Use Contracts, the total amount of minimal investments was established at $53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.  The accretion expense for the three month period ended September 30, 2005 was $11,556 (2004 -$11,734) and the nine month period ended September 30, 2005 was $31,607 (2004 -$18,128).

14.

OBLIGATIONS FOR ACQUISITION OF THE RIGHT FOR THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002, the Corporation is obliged to pay an additional amount for the right of geological information use if KoZhaN attracts foreign investors.  On May 11, 2004, BSEA acquired 100% of the shares in Vector’s charter fund. Accordingly, Vector recognized additional obligations on acquisition of the right on the geological information use as at September 30, 2005 in the amount of $758,265 (December 31, 2004, $758,265).

15.

OBLIGATIONS FOR HISTORICAL COSTS REIMBURSEMENT

The Corporation through its purchase of Vector is unavoidably obliged to reimburse $7,784,034, which represents historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between Vector and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of $1,098,573 as at September 30, 2005.  The accretion expense for the three month period ended September 30, 2005 was $39,707 (2004 -$7,919) and the nine month period ended September 30, 2005 was $116,899 (2004 -$12,883).

16.

SIGNATURE BONUSES AND PENALTY PAYABLE

In accordance with the Subsurface Use Contracts there was an obligation to pay signature bonuses totaling $1,000,000 for acquiring the subsurface use rights for all three fields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.   There was a delay in paying these bonuses and a further delay awaiting a Tax Committee review, therefore penalties accrued amounting to $61,739. These penalties are included in trade accounts payable.

17.

ASSET RETIREMENT OBLIGATION

Management determined that an asset retirement obligation should be recognized for future abandonment costs of 93 wells drilled at Morskoe, Liman -2 and Atyrau  fields  before the Corporation signed the Subsurface Use Contracts, but which were not properly plugged and abandoned by the previous leaseholders.  Management believes that this obligation is likely to be settled at the end of the exploration phase.

As at December 31, 2004, undiscounted future cash flows that will be required to satisfy the Corporation’s liability by 2009 and 2028 for the Liman-2 field is $930,000.  After application of a 15% credit-adjusted risk free discount rate, the present value of the Corporation’s liability at September 30, 2005 is $484,235.  During the three months ended September 30, 2005, the Corporation recorded an accretion expense of $16,628 (2004 - $1,494) and for the nine months ended September 30, 2005 $48,366 (2004 - $1,494) was recorded.

18.

INCOME TAX

The Corporation did not provide any current or deferred U.S. federal or foreign income tax provision or benefit because it has experienced operating losses since inception. The Corporation is not liable for any state taxes.

	September 30, 2005 $	September 31, 2004 $
Loss before income taxes	8,099,956	3,641,262

Composite statutory income tax rate	35.0%	35.0%
Expected income tax recovery	(2,834,985)	(1,274,000)
Tax benefit not recognized	2,834,985	1,277,000

Income tax expense (recovery)	-	-

Deferred taxation reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for statutory tax purposes in the respective countries.

The deferred income tax liability is comprised of the following:

	September 30, 2005	December 31, 2004
	$	$
Temporary differences
Oil and gas property values	13,734,017	13,734,017
Total temporary differences	13,734,017	13,734,017

Statutory tax rate	35%	35%
Total	4,806,906	4,806,906

Current portion	-	-
Non-current portion	4,806,906	4,806,906
Total	4,806,906	4,806,906

At September 30, 2005, the Corporation had a net operating loss of approximately $ 23,330,000 (December 31, 2004 - $15,650,000) for U.S. federal purposes. Utilization of the net operating loss, which expires on various dates starting in 2007, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.  Due to the uncertainty of utilizing these net operating losses, the Corporation has made a valuation allowance of an amount equal to the related deferred tax asset.

	September 30, 2005	December 31, 2004
	$	$

Net operating loss carry forward balance	23,330,000	15,650,000

Composite statutory tax rate	35.0%	35.0%
Deferred tax asset	8,165,500	5,477,800
Valuation allowance	(8,165,500)	(5,477,800)
	-	-

19.

COMMON STOCK

In February of 2005, the Corporation issued 27,250,000 shares of common stock in connection with a private placement for gross proceeds of $13,625,000. The costs associated with the private placement includes a finders fee of 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50 issued to the finders that equal 6% of the shares issued under the private placement. The total share issue costs were $1,955,180 ( 881,630 cash proceeds).

In March of 2005, the Corporation issued 750,000 shares of common stock under the Stock Awards Plan to the Chief Executive Officer (500,000 shares) and the Chief Financial Officer (250,000 shares) at a deemed price of $ 1.10 per share for net compensation costs of $ 825,000 ..

In March of 2005, the Corporation issued 1,750,000 shares of common stock to four option holders who exercised their options under the Corporations 2002 Stock Awards Plan. The Corporation realized proceeds of $85,000.

In March of 2005, 9,600 shares of common stock were issued for the exercise of 9,600 warrants. The Corporation realized proceeds of $4,800.

In April of 2005, the Corporation issued 150,000 shares of common stock to one option holder who exercised the options under the Corporations 2002 Stock Awards Plan. The Corporation realized proceeds of $7,500.

In April of 2005, 479,505 shares of common stock were issued for the exercise of 479,505 warrants. The Corporation realized proceeds of $239,753.

In July of 2005, 134,400 shares of common stock were issued for the exercise of 134,400 warrants. The Corporation realized proceeds of $67,200.  In August of 2005, the Corporation issued 2,100,000 shares of common stock to one option holder who exercised the options under the Corporations 2002 Stock Awards Plan. The Corporation realized proceeds of $105,000.

In August of 2005, the Corporation issued 15,487,500 shares of common stock in connection with a private placement for gross proceeds of $15,487,500. The costs associated with the private placement includes a finders fee of 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $1.00 issued to the finders that equal 6% of the shares issued under the private placement. The total share issue costs were $3,660,761, $2,775,142 of which was paid in cash and $885,619 in warrants. Share issue costs were paid on the 15,487,500 shares issued and the 26,512,500 shares to be issued as per Note 9.

In August of 2005, 51,750 shares of common stock were issued for the exercise of 51,750 warrants. The Corporation realized proceeds of $25,875.

In September of 2005, 108,000 shares of common stock were issued for the exercise of 108,000 warrants. The Corporation realized proceeds of $54,000.

In September of 2005, 50,000 shares of common stock were issued upon the exercise of options at $0.56 per share for proceeds of $28,000.

Date	Instrument issued & No. of Common Shares	Gross Proceeds	Transaction Costs	Net Proceeds
02/05	27,250,000 shares of common stock in a private placement	$13,625,000	$881, 630	$12,743, 370
02/05	Value of transaction costs warrants portion	$1,073,576	$1,073,576	0
03/05	750,000 shares of common stock - Stock Awards Plan	$ 825,000	$825,000	0
03/05	1,750,000 shares of common stock – options exercise	$85,000	0	$85,000
03/05	9,600 shares of common stock – warrant exercise	$4,800	0	$4,800
04/05	150,000 shares of common stock – options exercise	$7,500	0	$7,500
04/05	479,505 shares of common stock – warrant exercise	$239,753	0	$239,753
07/05	134,400 shares of common stock – warrant exercise	$67,200	0	$67,200
08/05	2,100,000 shares of common stock – option exercise	$105,000	0	$105,000
08/05	15,487,500 shares of common stock - private placement	$15,487,500	$2,775,142	$12,712,358
08/05	Value of transactions costs warrants portion	$885,619	$885,619	0
08/05	51,750 shares of common stock – warrant exercise	$25,875	0	$25,875
09/05	108,000 shares of common stock – warrant exercise	$54,000	0	$54,000
09/05	50,000 shares of common stock – option exercise	$28,000	0	$28,000
		$ 32,513,823	$ 6,440,967	$ 26,072,856

20.

STOCK OPTION PLAN

Under the Stock Option Plan (the “Plan”), the Corporation has reserved 15,000,000 shares of common stock for issuance under options granted to eligible persons.  As at September 30, 2005, 10,600,000 are issued and outstanding with a further 7,000,000 granted subject to an increase in the allocation of shares to the 2000 Stock Award Plan to be presented to the shareholders at the next Annual Meeting.

Under the Plan, options to purchase common stock may be granted to employees, directors, officers and certain consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 110% of fair market value for incentive stock options where the employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Corporation.  These options expire three to five years from the date of grant and may be fully exercisable immediately, or may be exercisable according to a schedule or conditions specified by the Nominating and Compensation Committee.

Option activity under the Plan is as follows:

2005 Number of Options

Opening Balance – December 31, 2004	6,175,000

Granted	9,150,000
Expired	-
Exercised	(4,050,000)
Cancelled	(725,000)

Closing Balance, September 30, 2005	10,600,000

Options available for granting	298,334

Options exercised	4,101,666

Option Plan Total	15,000,000

Additional information regarding options outstanding as of September 30, 2005 is as follows:

Options Outstanding and Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
0.15	300,000	2.9	$0.15
0.05	1,700,000	2.1	$0.05
0.56	50,000	3.7	$0.56
0.89	1,000,000	2.4	$0.89
0.50	7,550,000	2.4	$0.50
	10,600,000	2.4	$0.46

For the three months ended September 30, 2005, $33,366 of compensation expense has been recognized (2004 - $21,341) in the consolidated financial statements for non-employee stock option grants.  For the nine months ended September 30, 2005, $56,016 of compensation expense has been recognized (2004 - $78,430).  For the three months ended $391,212 (2004 – $324,973) of compensation awards has been recognized for stock-based employee compensation reduction (awards) under the intrinsic value method.   For the nine months ended $866,712 (2004 – $282,062) of compensation awards has been recognized for stock-based employee compensation reduction (awards) under the intrinsic value method.

21.

WARRANTS

The Corporation has previously issued the following warrants.  Each warrant can be exchanged for 1 common share at the exercise price noted.

Date of Grant	Number of Warrants	Exercise Price	Expiry Date

May 2004	17,250	$0.50	May 2007
July 2004	2,210	$0.50	January 2006
November 2004	240,000	$0.50	January 2006
February 2005	1,611,000	$0.50	February 2007
August 2005	2,520,000	$1.00	August 2008
	4,390,460	$0.79

During 2005, 4,131,000 (2004 – 1,042,715) warrants were granted at a weighted average price of $0.81 per share under the terms of an agency agreement in connection with a private placement. In 2005, 783,255 warrants were exercised for cash proceeds of $391,628.

22.

ALTERNATIVE COMPENSATION PLAN

On March 22, 2002 the Board of Directors approved the Alternative Compensation Plan to provide opportunities for officers, directors, employees and contractors to receive all or a portion of their compensation in the form of shares of common stock instead of cash. The Alternative Compensation Plan was approved at our Annual Shareholders’ Meeting held on June 14, 2002. The Plan allowed for maximum compensation of 2,000,000 shares.  This maximum was reached in the third quarter of 2002 and an expense in the amount of $163,463, relating to the future issuance of 2,000,000 shares of common stock, was accrued under the Alternative Compensation Plan in 2002.  Shares are issued upon request of the beneficiaries and no further compensation cost is recorded at that time.  During 2005, no shares were issued under the Alternative Compensation Plan, leaving a balance of 1,317,198 shares still to be issued at September 30, 2005.

23.

RELATED PARTY TRANSACTIONS

On September 30, 2005, the Corporation owed $102,186 to Matthew Heysel, the Chairman and Chief Executive Officer arising from business travel expenditures paid personally.  Such monies were subsequently repaid.

The Corporation has been unable to establish a bank account in Beijing.  Each month, the Corporation transfers funds to Kai Yang, the brother of Daming Yang and a consultant to BSN, who is resident in Beijing, to cover the costs of maintaining an office in Beijing.  During the period, the Corporation advanced $270,000 to Kai Yang and he disbursed the full amount for salaries, office rental, professional fees, travel, and other office administration expenses of the Corporation.  Kai Yang retained no part of these funds.

Big Sky Energy Canada Ltd.

At the time of the acquisition of BSEK, Matthew Heysel and Daming Yang were directors and officers of Big Sky Energy Canada Ltd. and the Corporation and Mr. Kai Yang held all the outstanding shares of Big Sky Energy Canada Ltd.  As of December 31, 2004, Matthew Heysel and Daming Yang were no longer directors nor officers of Big Sky Energy Canada Ltd. On March 10, 2004, Daming Yang’s brother, Wei Yang, was appointed to the board and was given full voting and dispositive control over all shares held by Big Sky Energy Canada Ltd.

During the period ended September 30, 2005 the Corporation received $32,767 from Big Sky Energy Canada for a balance of $Nil owing to the Corporation.

During the period ended September 30, 2005 the Corporation advanced $34,728 to corporations with common directors.

During the period ended September 30, 2005 the Corporation loaned $25,565 to Big Sky Holdings a corporation with common directors.

In March 2005, $80,000 was paid to a company affiliated with Mr. Bruce Gaston, a director since December 3, 2004 for introductions to potential investors who subsequently participated in the $13.7 million raised by the Corporation in February 2005.

24.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at September 30, 2005 the related method of determining fair value and carrying value of the Corporation’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Corporation is exposed to market, credit and currency risks arises in the normal course of the Corporation’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Corporation to concentrations of credit risk consist primarily of cash and cash equivalent. Management of the Corporation believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Corporations potential interest rate risk is minimal and management considers the risk insignificant.

Foreign currency risk – The Corporation undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Corporation does not hedge it’s foreign currency risk.

25.

COMMITMENTS AND CONTINGENCIES

The Corporation recorded expenses for rental payments under operating leases, net of amounts recovered from sub-lessees, totaling $72,688 for the three months ended September 30, 2005 and $135,241 for the nine months ended September 30, 2005. Minimum lease payments under operating leases for the period ending September 30 are as follows:

$
2005	174,900
2006	125,650
2007	48,250
348,800

The Corporation is subject to potential litigation in the normal course of operations.

On 18 November 2005, a subsidiary of the Company, Big Sky Energy Atyrau Ltd. (“BSEC”) and an indirect subsidiary of the Company, Vector Energy West LLP (“VEW”) filed a Statement of Claim in the Republic of Kazakhstan against Ligostrade Service LLP (“Ligostrade”) and Farkhad Koblandyuly Shakirov, a former employee of the Companies subsidiaries (the “Group”), seeking to invalidate a purported Assignment Agreement dated 28 September 2005, related to an attempt to assign the subsoil use rights arising under Subsoil Use Contract No. 1077, in respect of the Atyrau Block (“Assignment Agreement”).

On 22 November 2005 an Injunction was granted to VEW and BSEC, prohibiting Ligostrade Service LLP, Mr. Shakirov and the Ministry of Energy and Mineral Resources (“MEMR”) from doing any actions to implement the purported Assignment Agreement, including the re-registration of the subsoil use rights arising under Subsoil Use Contract No. 1077 in respect of the Atyrau Block, pending the hearing of the case and any appeals. VEW and BSEC have applied to the Court on 29th November 2005, to further extend the scope of the Injunction, and a positive decision is expected.

On 20 October 2005 and, further, on 1 November 2005, Mr Shakirov, personally, commenced two (2) actions against certain employees of the Group, and its companies, seeking compensation for moral damages, arising as a result of the termination of his employment.  On 20 October he commenced a further proceeding, claiming that his authority as President of VEW was wrongly terminated, and seeking reinstatement.

On November 23, 2005, the Company filed a Form 8-K disclosing under Section 8, Other Events, the issuing of the legal proceedings as noted above.

On December 2, 2005 the scope of the Injunction was extended to prohibit the following acts: (a) the alienation or pledging of any shares or interests in or assets of Ligostrade Service LLP or any of its affiliated or related companies, whether by such parties themselves or by their bankers, financiers, employees, officers, directors, agents, lawyers, consultants and contractors (“Affiliates”), including without limitation all and any rights, interests or claims such party may have in relation to the subsoil use rights to the Atyrau Block arising under Contract No. 1077; (b) the sale, transfer or assignment of any rights or assets by Ligostrade Service LLP, or any of its or of any of its affiliated or related companies, and whether by such parties themselves or by their  Affiliates, including, without limitation, all and any rights, interests or claims such party may have in relation to the subsoil use rights to the Atyrau Block howsoever arising under Contract No. 1077; and (c) the Ministry of Energy and Mineral Resources from registration or transfer of any rights they may have in regards to the subsoil use rights to the Atyrau Block arising under Contract No. 1077.

In relation to Contract No. 1104 as to the Karatal Block, Contract No.1102 as to the Dauletaly Block and Contract No. 1076 as to the Liman-2 Block (the “Blocks”) a Commission has been established by the MEMR in order to review the MEMR’s decision communicated by a letter of 7 October 2005, purporting to cancel the Groups subsoil use rights to the Blocks.

The Company has received legal advice to the effect that, until this Commission has made and delivered its report, and the MEMR have acted pursuant thereto, only then will the actual current status of the Group’s subsoil use rights, associated with these Blocks, be determined.

Furthermore, to date the Group has not received, or been provided with, any other evidence which would suggest the Group is no longer the registered subsoil users in respect of the Blocks, as would be evidenced by revised Entries in the Register of Subsoil Users maintained by the MEMR, which is the ultimate determinant of title.

We are not a party to any other material legal proceeding or litigation and we know of no additional material legal proceeding or contemplated or threatened litigation.

Financial Commitments and Contingencies – KoZhaN

The Corporation, through its interest in KoZhaN, has the following additional commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Commitment to repay historical costs of the Government – In accordance with the Subsurface Use Contracts the Corporation is obliged to reimburse to the Government for historical costs incurred during preparation of certain geological information on the Morskoe, Karatal and Dauletaly oilfields.  The total amount reimbursable is $3,756,422. Of this amount, $116,178 was paid in 2002-2003. The remaining amount of $3,640,244 is expected to be settled by equal quarterly installments during 20 years after the Corporation enters into the production phase on these oilfields. If commercial production does not commence, no further payments become due in this respect.

b)

Commitments to contribute to social development of Astana and Atyrau – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest an equivalent of $850,000 during the production phase for the development of the social sector of Atyrau and Astana cities in the Republic of Kazakhstan.

c)

Commitment to develop local personnel– In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest not less than 1% of total investments for professional development of the local personnel involved in works under the Subsurface Use Contracts

d)

Liquidation fund – In accordance with the Subsurface Use Contracts, the Corporation is obliged to establish a liquidation fund to finance the adequate disposal of the Corporation’s oil and gas operations in the amount of 1% of operating costs.  The Corporation is also obliged to apply for approval of this fund with the Government under the contracts, including budget of disposal costs, no later than 2 years before the end of the exploration phase and start of the production phase. Although the Corporation has not yet carried out major exploration activities to date, the Corporation has recorded an asset retirement obligation for certain wells in these financial statements. Upon achieving an agreement with the Government, this asset retirement obligation may be considered as part of the contractually required liquidation fund.

-

Upon awarding of a new tender for subsurface use rights, KoZhaN shall pay a $0.05 bonus based on total oilfield reserves as defined in the State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000, equivalent to proven recoverable reserves.

e)

Contingencies related to purchase of geological information from the Government – In accordance with the Purchase Agreements concluded with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan on July 10, 2002, the Corporation may incur a penalty for delaying payment for the geological information purchases from the Government relating to the Morskoe, Karatal and Dauletaly oilfields at a rate of 10% per annum. Payments for the geological information purchase for the Karatal and Dauletaly oilfields were made by the Corporation with a significant delay. Management believes that the obligation for the penalty is not probable and thus no provision has been recognized in the financial statements for this amount.

f)

Commitment to make payments based on production – Arising from BSEK’s acquisition of KoZhaN interest, the Corporation is committed to make the following payments to the non-controlling partners of KoZhaN, as a group, upon achieving the following production milestones, where production is calculated after deducting the government’s share of production, if any, and where one tonne equals seven barrels of oil:

-

$100,000 after the receipt by KoZhaN of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  Each sale shall not be less than 4,000 tonnes of oil;

	-	$300,000 after the receipt by KoZhaN of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
	-	$400,000 after the receipt by KoZhaN of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
	-	$500,000 after the receipt by KoZhaN of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
		-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
		-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
		-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
		-	$1.50 per barrel if the price of oil is greater than $22.00
g)

Investment commitments – In accordance with the Subsurface Use Contracts KoZhaN is obliged to invest a minimum of $69,000,000 over the period covered by the Subsurface Use Contracts. An amount of $14,000,000 should be invested during the exploration phase. All three Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

h)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of proved reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.  As at September 30, 2005, a commercial discovery has not been made as so no accrual for any bonus has been made in these financial statements.

i)

Commitments related to transfer of 45% share in Morskoe oil field – On October 12, 2004 KoZhaN signed an agreement which states that ABT Ltd., subject to approval of the Ministry of Energy and Mineral Resources of Republic of Kazakhstan, which approval is still pending, became the owner of 45% of any crude oil, gas and any other mineral resources (including mineral resources produced during the exploration and probation exploitation periods) and have right to dispose such mineral resources at its own discretion. In addition, KoZhaN assumed obligation to provide financing of Drilling Works of $150,000 and 50% of all other costs, not specified as Construction Works and Drilling Works.

Other Contingencies

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend these contracts or even cancel them if the Corporation is in material breach of obligations and commitments under the Subsurface Use Contracts.

In accordance with the Subsurface Use Contracts signed on February 17, 2003 the Corporation was obliged to commence exploration activities within 60 days after signing the Contracts. However, as at September 30, 2005, the Corporation had not started exploration activities on the Karatal and Dauletaly oilfields. In the case of failure to remedy such violations, these Subsurface Use Contracts can be terminated by the Government, which may affect recoverability of capitalized costs of approximately $1.2 million related to Dauletaly and Karatal oilfields. The corporation expects to conduct new exploration activities in the two license areas in 2005, and may farmout portions of these licenses to third parties in 2005, in order to fulfill its obligations under the Subsurface Use Contracts.

b)

Commitment to sell produced oil in Kazakhstan – In accordance with the Subsurface Use Contracts, the Corporation is obliged to sell 100% of oil produced during the exploration stage, and 20% of oil produced during the production stage, to oil refineries located in Kazakhstan.

Financial Commitments and Contingencies – Vector Energy West  LLP

The Corporation, through its interest in Vector, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently, no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if KoZhaN is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Corporation was notified by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Corporation had failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, in the following way:

	-	To carry out the Minimal Work Program during the exploration phase;
	-	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
	-	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
	-	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
	-	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
	-	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and
	-	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Corporation was notified by the Competent Body that the Corporation had failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, in the following way:

	-	To carry out the Minimal Work Program during the exploration phase;
	-	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
	-	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
	-	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
	-	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
	-	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and
	-	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Corporation was required by July 31, 2004 to remedy these deficiencies and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these deficiencies and to report on corrective and preventive actions undertaken against any further breach of contractual obligations.

As at September 30, 2005, Management has discharged part of commitments and is continuing remediation of certain violations of the Subsurface Use Contracts:
1.

Submit the Annual Work Program to the Competent body and report on the progress of the Minimal Work Program implementation. The final discussions with the Competent Body regarding the Annual Work Program for 2005 were completed in March, 2005;

	2.	Contribute funds to Atyrau region for social programs and programs for infrastructure development. It was agreed to defer this to the end of 2005;
3.

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body. The Corporation has appointed AIG as its Insurance Underwriter but as at the date of these financial statements the Business, Property and Liability Risk Insurance Program has not yet been submitted to the Competent Body;

b)

Investment commitments – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest a minimum of $53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

c)

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract, the Corporation is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is $22,507,380. From this amount, $112,537 was paid to the Government in 2003. The remaining amount of $22,394,843 is expected to be settled according to a payment schedule to be agreed between the Corporation and the Government not later than 120 days after approval of the hydrocarbon reserves. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the remaining amount of $22,394,843. No approval of the hydrocarbon reserves has been applied for or received as at September 30, 2005 and December 31, 2004 and so no provision in respect of the remaining amount has been made in these financial statements.

d)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the commercial discovery bonus. No approval of the hydrocarbon reserves has been applied for or received as at September 30, 2005 and so no provision with respect of the commercial discovery bonus has been made in these financial statements.

26.

SUBSEQUENT EVENTS

On October 1, 2005, the Corporation granted options in the amount of 3,900,000 to several new employees.  Shares underlying such grants are to be issued at a price of $1.20. 500,000 options granted to a senior employee which vest immediately.

On October 1, 2005, the Corporation granted options in the amount of 100,000 at an exercise price of $1.20, immediately vesting, to a consultant.

On October 18, 2005, the Corporation advised its shareholders of an extension of the escrow period pursuant to its Subscription Receipt and Special Warrant Indentures, which were put in place in connection with the private placement by the Corporation of Common Stock, Subscription Receipts and Special Warrants on August 24, 2005. During the extended escrow period, a Subscription Receipt or Special Warrant holder will have the right to maintain or withdraw its investment. Pending receipt of confirmation from Subscription Receipt and Special Warrant Holders, twenty-four million and seven hundred thousand United States Dollars (US$24,700,000), will remain in the Trustee's escrow account.

On November 10, 2005, four former directors exercised their outstanding and fully vested options to a total of 1,050,000 shares of common stock for proceeds of $150,000.

On 22 November 2005, BSEK signed a further Sale & Purchase Contract with the holders of the remaining 10% interest in KoZhaN.  Presently, the Company is in the process of obtaining a waiver from the Government of its pre-emptive right and consent from the MEMR to the resulting partial change to the identity of the ultimate subsoil user, as required by the laws of Kazakhstan.   The consideration for the Sale/Purchase is $1.275m which funds are currently in escrow awaiting the approval of the MEMR, as noted above.

On December 1, 2005, the Corporation entered into a Heads of Agreement with SK Corporation, a Korean corporation, whereby the Corporation agreed to transfer to SK Corporation fifty percent (50%) of its interest in Vector Energy West LLP. In exchange, SK Corporation agreed to provide the following consideration: (a) pay an up-front cash payment of $3,750,000 to the Corporation in compensation of the Corporation’s past funding contribution to Vector; (b) as of the date immediately following the closing date, fund fifty percent (50%) of the total expenditures of Vector; (c) funding of one hundred percent (100%) of the cost of the drilling of a first deep (pre-salt) well under Vector’s Atyrau and Liman-2 contracts, up to $15 million. The transaction is subject to numerous conditions, including the parties negotiating and entering into a definitive agreement, receipt of the requisite government approvals and receipt of the government’s waiver of its right of first refusal.

Subsequent to the period ended September 30, 2005, all of the share subscription and special warrants expired pursuant to their terms as the conditions described above in this Note 9 were not satisfied as of December 31, 2005.  As a result, holders of $10,565,745 of the total of $26,512,500 notified the Company that they wanted their investment proceeds to be returned to them, which occurred on or about December 31, 2005. The holders of the remaining $15,946,755 of expired share subscriptions and special warrants entered into new subscription agreements for the Company’s equity shares of common stock at a price of $1.00 per share, without any conditions.  A single investor (already a participant in this private placement) increased their participation to include the 10,565,745 shares released by the withdrawing investors.

27.

RESTATEMENT

Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that its belief that no obligation would exist to repay ABT Ltd. for costs they incurred or advanced to KoZhaN LLP in relation to the Morskoe oil field under the farm-out agreement signed October 12, 2004 (see Note 11), should Ministry approval not be received on the transfer of 45% of the subsurface rights of the Morskoe license to ABT Ltd., was incorrect, and that in fact an obligation would exist to repay ABT Ltd. for all costs incurred or advanced by them relating to the Morskoe oil field should Ministry approval not be received.  As a result, the “Short-Term Interest Free Loan to ABT LTD” liability account, the “Oil and Gas Properties” asset account and the “Other Current Asset” account were understated in the amounts of $1,174,423, $1,088,263, and $86,160 respectively as previously reported on the Consolidated Balance Sheets included in the December 31, 2004 Form 10-KSB. The Consolidated Balance as at December 31, 2004 have been restated to correct these previous misstatements.  This restatement does not impact earnings or equity.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Stockholders of

Big Sky Energy Corp. (formerly China Energy Ventures Corp.):

We have audited the consolidated balance sheets of Big Sky Energy Corp. and subsidiaries (a development stage enterprise) as of December 31, 2004 and 2003 and the related consolidated statements of operations and deficit, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004 and for the period from February 1, 2000 (date of incorporation) to December 31, 2004.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Big Sky Energy Corp. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 and for the period from February 1, 2000 (date of incorporation) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern.  The Corporation is a development stage enterprise engaged in oil and gas exploration in the Republic of Kazakhstan.  As discussed in Note 2 to the financial statements, the Corporation’s operating losses since inception raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As described in Note 27 to the consolidated financial statements, the accompanying financial statements of Big Sky Energy Corp. and subsidiaries as of December 31, 2004 have been restated.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Calgary, Alberta, Canada

March 18, 2005 (March 29, 2005 as to the fifth paragraph of Note 26, November 14, 2005 as to the effects of the restatement described in Notes 6, 10, 25i), and 27.

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)
(a Development Stage Enterprise)
Consolidated Balance Sheets
(Expressed in United States Dollars)

	December 31, 2004	December 31, 2003
ASSETS	(Restated, see Note 27)
CURRENT
Cash and cash equivalents	$ 983,734	$ 1,068,451
Restricted cash	63,040	30,000
Advances to related parties	21,351	1,154,941
Interest and other receivables	142,865	87,158
Other current asset (Note 6)	86,160	-
Prepaid expenses	484,983	163,017
	1,782,133	2,503,567
LONG-TERM
Long-term advances	320,885	-
Advances to related parties	24,439	-
Property and equipment (Note 7)	384,077	287,139
Unproved o il and gas properties (Notes 5, 8)	23,246,345	-
TOTAL ASSETS	25,757,879	2,790,706
LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 9)	761,158	262,313
Short-term interest free loan from ABT LTD (Note 10)	1,340,423	-
Obligations for social sphere development (Note 12)	1,401,000	-
Obligations for professional training of personnel (Note 13)	289,200	-
Obligations for acquisition of the right for geological information use (Note 14)	758,265	-
Due to related parties (Note 20)	25,590	-
	4,575,636	262,313
LONG-TERM
Obligations for social sphere development (Note12)	1,255,325	-
Obligations for professional training of personnel (Note 13)	304,641	-
Obligations for historical cost reimbursement (Note 21)	981,674	-
Asset retirement obligation (Note 22)	435,868	-
Deferred income tax liability (Note 23)	4,806,906	-
TOTAL LIABILITIES	12,360,050	262,313

CONTINUING OPERATIONS (NOTE 2)
COMMITMENTS AND CONTINGENCIES (NOTE 25)

STOCKHOLDERS' EQUITY
Common stock (Note 16)	126,538	89,516
$0.001 par value, shares authorized: 150,000,000;
shares issued and outstanding: 68,119,460 (December
31, 2003 – 31,096,603)
Additional paid in capital	43,484,352	26,840,474
Deferred compensation	(27,926)	(1,008,510)
Deficit accumulated during development stage	(30,185,135)	(23,393,087)
	13,397,829	2,528,393
	$25,757,879	$2,790,706

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)
(a Development Stage Enterprise)
Consolidated Statements of Operations and Deficit
(Expressed in United States Dollars)
				Cumulative Period From
				Date of
				Incorporation
	Year Ended December 31			Feb 1, 2000 to
	2004	2003	2002	Dec 31, 2004
GENERAL AND ADMINISTRATIVE
EXPENSES (including non-cash
compensation of $758,264 (2003-
$1,541,174, 2002-$489,654))	$(6,217,720)	$(3,038,170)	$(2,004,663)	$(16,482,519)
DEPRECIATION AND AMORTIZATION	(126,507)	(170,433)	(213,162)	(3,529,887)
ACCRETION	(247,388)			(247,388)
	(6,591,615)	(3,208,603)	(2,217,825)	(20,259.794)
FOREIGN EXCHANGE GAIN (LOSS)	(226,938)	-	-	(226,938)
INTEREST INCOME	2,301	14,235	2,501	415,613
LOSS FROM CONTINUING OPERATIONS	(6,816,252)	(3,194,368)	(2,215,324)	(20,071,119)

DISCONTINUED OPERATIONS (Note 4)
IMPAIRMENT OF ASSETS (Note 11)		-	(400,000)	(8,628,623)
LOSS IN BIG SKY NETWORK
CANADA LTD.	-	-	-	(181,471)
LOSS IN SHEKOU JOINT
VENTURE (Note 11)	-	-	(123,504)	(609,607)
LOSS IN CHENGDU JOINT
VENTURE (Note 11)	-	-	-	(1,141,793)
GAIN ON SALE OF SHEKOU
JOINT VENTURE (Note 11)	-	-	125,798	125,798
GAIN ON SALE OF BIG SKY NETWORK CANADA	179,935	-	-	179,935
INCOME (LOSS) ON DISCONTINUED OPERATION	(155,731)	64,606	21,550	141,745
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	24,204	64,606	(376,156)	(10,114,016)
NET LOSS	$(6,792,048)	$(3,129,762)	$(2,591,480)	$(30,185,135)

DEFICIT, BEGINNING OF PERIOD	$(23,393,087)	$(20,263,325)	$(17,671,845)	$ -

DEFICIT, END OF PERIOD	$(30,185,135)	(23,393,087)	(20,263,325)	$(30,185,135)
LOSS PER SHARE
Basic and diluted loss from continuing
operations	$(0.132)	(0.136)	(0.102)
Basic and diluted on discontinued
operations	$0.001	0.003	(0.017)
Basic and diluted – net loss	$(0.131)	(0.133)	(0.119)
SHARES USED IN COMPUTATION
Basic and diluted	51,585,004	23,536,537	21,774,775

The accompanying notes are an integral part of this consolidated financial statement.

Big Sky Energy Corporation (formerly China Energy Ventures Corp.) (a Development Stage Enterprise) Consolidated Statements of Stockholders’ Equity (Expressed in United States Dollars)
			Additional			Total
	Common Stock		Paid-in	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity
		$	$	$	$	$

Balance,	1,509,850	59,971	-	-	-	59,971
February 1, 2000

Issue of common stock
for the outstanding shares
of China Broadband
(BVI) Corp.	13,500,000	13,500	696,529	-	-	710,029

Stock issued pursuant to
private placement agreements at $0.20
per share	500,000	500	98,835	-	-	99,335

Stock issued pursuant to
private placement agreements at $1.00
per share	1,530,000	1,530	1,518,289	-	-	1,519,819

Stock issued pursuant to private placement agreement at $7.50 per
share	1,301,667	1,302	9,696,236	-	-	9,697,538

Acquisition of the shares
of Big Sky Network
Canada Ltd.	1,133,000	1,133	8,496,367	-	-	8,497,500

Issuance of warrants	-	-	44,472	-	-	44,472

Non-cash compensation	-	-	15,235	-	-	15,235

Deferred compensation	-	-	65,381	(65,381)	-	-

Amortization of deferred
compensation	-	-	-	7,386	-	7,386

Net loss	-	-	-	-	(3,597,180)	(3,597,180)

Balance,
December 31, 2000	19,474,517	77,936	20,631,344	(57,995)	(3,597,180)	17,054,105
Deferred compensation	-	-	1,030,708	(1,030,708)	-	-

Issuance of warrants	-	-	277,775	-	-	277,775

Amortization of deferred
compensation	-	-	-	369,037	-	369,037

Net loss	-	-	-	-	(14,074,665)	(14,074,665)

Balance,
December 31, 2001	19,474,517	77,936	21,939,827	(719,666)	(17,671,845)	3,626,252

Amortization of deferred
compensation (Note 17)	-	-	-	326,191	-	326,191

Deferred compensation	-	-	139,289	(139,289)	-	-

Alternative
Compensation Plan
(Note 19)	-	-	163,463	-	-	163,463

Issuance of common
stock to settle legal
fees	42,124	-	21,062	-	-	21,062

Stock issued pursuant to
private placement
agreements at $0.25
per share	2,997,160	2,997	644,364	-	-	647,361

Net loss	-	-	-	-	(2,591,480)	(2,591,480)

Balance,
December 31, 2002	22,513,801	80,933	22,908,005	(532,764)	(20,263,325)	2,192,849

Amortization of deferred
compensation (Note 17)	-	-	-	1,541,174	-	1,541,174

Deferred compensation	-	-	2,016,920	(2,016,920)	-	-

Alternative
Compensation Plan
(Note 19)	682,802	683	(683)	-	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	7,900,000	7,900	1,916,232	-	-	1,924,132

Net loss	-	-	-	-	(3,129,762)	(3,129,762)

Balance,
December 31, 2003	31,096,603	89,516	26,840,474	(1,008,510)	(23,393,087)	2,528,393

Amortization of deferred
compensation (Note 17)	-	-	-	758,264	-	758,264

Deferred compensation	-	-	(46,500)	46,500	-	-

Stock issued pursuant to
private placement
agreements at $0.25
per share	100,000	100	24,900	-	-	25,000

Stock issued pursuant to
private placement
agreement at $0.50	24,340,000	24,340	11,515,168	-	-	11,539,508

Stock issued pursuant to
purchase of BSEK	8,000,000	8,000	2,280,000	-	-	2,288,000

Stock issued pursuant to
acquisition of BSEK
royalty interest	681,475	681	415,019	-	-	415,700

Stock issued pursuant to
purchase of BSEA
minority interests	3,500,000	3,500	2,551,500	-	-	2,555,000

Options exercised	101,666	102	4,982	-	-	5,084
Options cancelled	-	-	(175,820)	175,820	-	-
Warrants exercised	299,716	299	74,629	-	-	74,928

Net loss	-	-	-	-	(6,792,048)	(6,792,048)

Balance,
December 31, 2004	68,119,460	126,538	43,484,352	(27,926)	(30,185,135)	13,397,829

The accompanying notes are an integral part of this consolidated financial statement

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)
(a Development Stage Enterprise)
Consolidated Statements of Cash Flows
(Expressed in United States Dollars)
				Cumulative
				Period From
				Date of
				Incorporation
	Year ended December 31			February 1, 2000 to
	2004	2003	2002	December 31, 2004
CASH FLOWS RELATED TO	(Restated, see Note 27)			(Restated, see Note 27)
THE FOLLOWING ACTIVITIES

OPERATIONS
Loss from Continuing Operations	$(6,816,252)	(3,194,368)	(2,215,324)	$(20,071,119)
Income from Discontinued Operations	24,204	64,606	(376,156)	(10,114,016)
Adjustment for:
Extinguishment of Debt		-	-	(1,422,225)
Depreciation and amortization	126,507	170,433	213,162	3,529,887
Accretion	247,388	-	-	247,388
Unrealized Foreign Exchange Gain	70,831	-	-	70,831
Loss From Big Sky Network Canada	155,731			155,731
Impairment of assets	-	-	400,000	8,628,623
Loss in Big Sky Network
Canada Ltd.	-	-	-	181,471
Loss in Shekou joint
venture (Note 11)	-	-	123,504	609,607
Loss in Chengdu joint
venture (Note 11)	--	-	-	1,141,793
Gain on Sale of Big Sky Network Canada	(179,935)			(179,935)
Gain on Sale of Shekou
joint venture	-	-	(125,798)	(125,798)
Non-cash stock
compensation (Note 17)	758,264	1,541,174	489,654	3,225,221
Issuance of Common Shares
for settlement of legal fees		-	21,062	21,062
Changes in operating assets and liabilities-
net of the effect of acquisitions
Restricted cash	(33,040)	-	-	(63,040)
Interest and other receivable	(54,229)	(6,219)	37,703	(147,328)
Prepaid expenses	(316,292)	(150,465)	156,722	(479,309)
Accounts payable and
accrued liabilities	266,773	116,421	(159,614)	(166,797)
	(5,750,050)	(1,458,418)	(1,435,085)	(14,957,953)

FINANCING
Issue of common stock for cash (Note 16)	12,275,166	1,975,000	749,290	26,891,959
Stock issuance costs (Note16)	(630,646)	(8,785)	(101,929)	(817,171)
Repayment of advances for share subscriptions	(250,000)	-	-	(250,000)
Repayment of Debt	(570,000)	-	-	(570,000)
Advance from ABT Ltd. (Note 10)	500,000	-	-	500,000
	11,324,520	1,966,215	647,361	25,754,788

INVESTING
Fixed asset additions	(346,194)	(1,319)	(172,599)	(1,048,890)
Capital Expenditure-oil & gas properties	(1,391,466)	-	-	(1,391,466)
Advances Paid	(320,885)	-	-	(320,885)

Proceeds from the sale of the
Shekou joint venture (net of costs)	-	22,800	2,006,400	2,029,200
Investment in Chengdu joint venture	-	-	-	(1,935,590)
Acquisition of Big Sky Network
Canada Ltd. (net of cash acquired)		-	-	(2,395,828)
Acquisition of Vector Energy West LLP	(4,506,502)	-	-	(4,506,502)
Acquisition of BSEK (net of cash acquired)	339,353	-	-	339,353
Advances to related company	(187,756)	(1,149,000)	-	(1,336,756)
Changes in non-cash working capital:
Other current asset (Note 6)	(86,160)	-	-	(86,160)
Increase in short-term interest free loan from ABT	840,423	-	-	840,423
	(5,659,187)	(1,127,519)	1,833,801	(9,813,101)

NET DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS	(84,717)	(619,722)	1,046,077	983,734

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	1,068,451	1,688,173	642,096	-

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$983,734	1,068,451	1,688,173	$983,734

SUPPLEMENTAL CASH FLOW
INFORMATION:
Cash paid for income taxes	$-	-	-
Cash paid for interest	$-	-	-

The accompanying notes are an integral part of this consolidated financial statement.

Big Sky Energy Corporation (formerly China Energy Ventures Corp.)

(a Development Stage Enterprise)

Period From Date of Incorporation,

February 1, 2000 to December 31, 2004

Notes to the Amended and Restated Consolidated Financial Statements

(Expressed in United States Dollars)

1.

INCORPORATION AND BACKGROUND

a)

Incorporation and background

Big Sky Energy Corp. (the "Corporation") was incorporated in Nevada in February 1993 under the name "Institute for Counseling, Inc." On April 27, 2000, Institute for Counseling, Inc. changed its name to China Broadband Corp. on December 29, 2003, China Broadband Corp. changed its name to China Energy Ventures Corp. and on December 3, 2004 China Energy Ventures Corp. changed it’s name to Big Sky Energy Corporation. The Corporation is a development stage enterprise that is pursuing the acquisition of oil and gas exploration and production assets.

On April 14, 2000, the Corporation, a public shell company, acquired China Broadband (BVI) Corp. ("CBB - BVI") through a reverse acquisition, which was accounted for as a recapitalization. As a result of the application of the accounting principles governing recapitalization, CBB - BVI (incorporated on February 1, 2000) is treated as the acquiring or continuing entity for financial accounting purposes.  The amended and restated consolidated financial statements are deemed to be a continuation of CBB - BVI's historical financial statements.

b)

Investment in Big Sky Network Canada Ltd.

CBB - BVI acquired Big Sky Network Ltd. ("BSN") on February 1, 2000.  Between February 22 and April 25, 2000 BSN issued 10,000,000 shares to a third party for cash so that the Corporation only held 50% of the issued share capital of BSN.  The Corporation purchased the other 50% on September 29, 2000.

BSN owned a 50% interest in the joint venture, Shenzhen China Merchants Big Sky Network Ltd. ("Shekou JV"), which provided Internet access to residential and business customers through the cable television infrastructure. On September 13, 2002, the Corporation sold its 50% interest in the Shekou JV.

On July 8, 2000, BSN acquired a 50% interest in a 20-year joint venture, Sichuan Huayu Big Sky Network Ltd. ("Chengdu JV"), which provides Internet access to residential and business customers through the cable television infrastructure in the Sichuan Province, the PRC. BSN agreed to contribute a maximum of $5,500,000 to the Chengdu JV in cash or equipment and is entitled to receive 65% of the profits earned between 2001 and 2007, 50% of the profits earned between 2008 and 2013 and 35% of the profits earned between 2014 and 2020. As at December 31, 2003, the Corporation has contributed $1,935,590 to this joint venture.  The Chengdu JV has incurred losses since inception. In 2002, the Corporation ceased making capital contributions to the Chengdu JV because of the partners’ lack of performance of its commitments under the joint venture agreement. The Corporation is pursuing remedies from its joint venture partner to recover its investment.  (See Note 4 – Discontinued Operations)

c)

Chengdu Big Sky Network Technology Services Ltd.

The Corporation established a wholly owned subsidiary to provide high speed Internet access in the sector of Chengdu, Sichuan Province designated as a development zone for technology based companies. Chengdu Big Sky Network Technology Services Ltd. provides its own Internet fibre link, principally to commercial subscribers and government offices with secondary emphasis placed on residential customers. On December 9, 2004 the Corporation sold its interest in Big Sky Network Canada Ltd. See Note 4 – Discontinued Operations.

a)

Investment in Oil and Gas properties

Late in 2003, the Corporation began investing in oil and gas assets in addition to its Internet service business in China, a transition which concluded December 9, 2004, by selling Big Sky Network Canada Ltd., which held all of the Corporations Chinese investments, to become an oil and gas exploration and production company. This began with the acquisition of KoZhaN LLP, described below, and continued with the acquisition of Vector Energy West LLP, also described below.  By acquiring such companies the Corporation gained a significant acreage position in the prolific pre-Caspian basin of western Kazakhstan located close to infrastructure and transportation.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of Big Sky Energy Kazakhstan Ltd (“BSEK”) thereby acquiring a 90% interest in KoZhaN LLP, a Kazakhstan Limited Liability Partnership (“KoZhaN”) and on May 11, 2004, the Corporation completed the acquisition of 100% of the outstanding share capital of Vector Energy West LLP, a Kazakhstan Limited Liability Partnership, (“Vector”) through its 75% owned subsidiary, Big Sky Energy Atyrau Ltd. (“BSEA”) and on December 10, 2004 completed the acquisition of the remaining 25% of BSEA.  See note 5 “Business Combination”.

The Corporation through KoZhaN and Vector entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Morskoe, Karatal and Dauletaly blocks and the Atyrau and Liman-2 blocks, respectively, all located in the Atyrau region of western Kazakhstan (the “Subsurface Use Contracts”).

As a result of these acquisitions, the nature of operations for the Corporation has changed.  The Corporation intends to direct the majority of future capital investment towards oil and gas exploration within the acquired properties. At present the Corporation is in the exploration phase with regards to its oil and gas properties. This phase is expected to last until the Corporation finds economically profitable oil reserves.

Meeting the Corporation’s future financing requirements for all other projects will be dependent on the success of the Morskoe well and any follow up wells, with resulting cash flow from operations, its ability to develop further oil and gas joint venture partnerships on favorable terms, its ability to access equity capital markets and, after achieving or acquiring sustainable production, credit facilities from institutional lenders. The Corporation will maintain its exploration and development activities at sustainable levels. While there can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success, management believes that it has a well developed network of institutional investors who understand the risk of investing in exploration companies. The Corporation cannot assure you that it will be able to obtain sufficient capital, develop joint venture partnerships or achieve or acquire sustainable production to satisfy all of its obligations or that its operating subsidiaries will be commercially successful. (See Note 26)

Should the Corporation be unable to meet its obligation under the Subsurface Use Contracts due to a lack of capital, the Competent Body has the right to terminate the contracts after giving the Corporation 90 day’s written notice.

1.

CONTINUING OPERATIONS

These amended and restated consolidated financial statements have been prepared on a going concern basis. The Corporation has acquired an oil and gas business and must make certain capital expenditures during the course of the next year and future years (see Note 25). The Corporation's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These amended and restated consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Corporation be unable to continue as a going concern.

During 2004, the Corporation utilized cash for management and corporate administrative activities of approximately $200,000 per month. In 2005, corporate and administrative costs will be higher due to increased business activity in Kazakhstan. Taking into account prepaid lease rentals for office space, monthly expenditures for corporate and administrative costs are estimated at $400,000 per month. Management anticipates that the Corporation currently has sufficient working capital to fund this level of operations through December 2006. Current cash resources are not anticipated to be sufficient to fund the next phase of the Corporation’s development, including its expansion in the oil and gas business, and it will consider seeking additional private equity or debt financing. There can be no assurances that any such funds will be available, and if funds are raised, that they will be sufficient to achieve the Corporation’s objective, or result in commercial success. The Corporation cannot assure you that it will be able to obtain sufficient capital to satisfy all of its obligations or that its operating subsidiaries will be commercially successful. In February 2005, we raised an additional $13.7 million of common equity from institutional investors and accredited private investors (see Note 26).

The ability of the Corporation to survive will depend on its ability to finance, acquire, explore for and produce oil and natural gas on a profitable basis.

The Corporation's operations may also be adversely affected by significant political, economic and social uncertainties in Kazakhstan and in other countries in which it may acquire oil and gas operations. Kazakhstan has emerged from the former Soviet Union with a viable, independent economy and is open to foreign investment. Kazakhstan is rich in a variety of minerals and raw materials. The economy is evolving from centrally planned towards a free market. Government policies favoring foreign investment may change, commodity prices may decline and political disruptions may occur in the region. These factors may impact the Corporation’s ability to conduct its business, the results of its operations and its financial condition and its right to pay dividends.

3.

ACCOUNTING POLICIES

Basis of Presentation

These amended and restated consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, BSEK and BSEA.

The equity method of accounting is used for companies in which the Corporation has significant influence, which generally means common stock ownership of at least 20% and not more than 50%. The Corporation used the equity method to account for its joint venture investments in the Shekou JV (which was sold in 2002) and the Chengdu JV (sold in 2004). BSN was accounted for as a majority-controlled subsidiary until April 25, 2000. For the period April 26, 2000 to September 28, 2000, while the Corporation owned 50% of BSN, BSN was accounted for using the equity method.  For the period since September 29, 2000, BSN has been accounted for as a wholly owned subsidiary and all material inter-company accounts and transactions have been eliminated. On December 9, 2004 BSN was sold.

Cash and cash equivalents

The Corporation considers all highly liquid debt instruments with maturities at the date of purchase of three months or less to be cash equivalents.

Restricted cash

The amount of $63,040 is maintained on deposit to secure corporate credit card balances and as a deposit on oil and gas operations (2003 - $30,000).

Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method as follows:

Furniture and fixtures	20%
Computer hardware	30%

Amortization of leasehold improvements and assets recorded under capital lease agreements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets, currently over 5 years.

Oil and gas properties

We follow successful efforts accounting for our oil and gas business.  All property acquisition costs are initially capitalized to property, plant and equipment as unproved property costs.  Once proved reserves are discovered, the acquisition costs are reclassified to proved property acquisition costs.  Exploration drilling costs are capitalized pending evaluation as to whether sufficient quantities of reserves have been found to justify commercial production.  If commercial quantities of reserves are not found, exploration drilling costs are expensed.  All exploratory wells that discover potentially commercial quantities of reserves in areas requiring major capital expenditures before the commencement of production and where commercial viability requires the drilling of additional exploratory wells, remain capitalized as long as the drilling of additional exploratory wells is under way or firmly planned.  All other exploration costs, including geological and geophysical and annual lease rentals are expensed to earnings as incurred.  All development costs are capitalized as proved property costs.

Expenditures related to exploratory wells in an area that requires major capital expenditures are carried as an asset, provided that i) there have been sufficient oil and gas reserves found to justify completion as a producing well if the required capital expenditure is made, and ii) drilling of additional exploratory wells is underway or firmly planned for the near future.

Depreciation, depletion and amortization on oil and gas assets are provided on the unit of production basis.  Land and lease costs relating to producing properties are depreciated and depleted over the remaining estimated proved reserves.  Development and exploration drilling and equipping costs are depleted over remaining proved developed reserves and proved property acquisition costs over remaining proved reserves.  Depletion is considered a cost of inventory when the oil and gas is produced.  When this inventory is sold, the depletion is charged to depreciation, depletion and amortization expense.

The Company annually assesses all existing capitalized exploratory well costs for impairment. Impairment reserve is created when either of two criteria is met:

a)

Well has not found a sufficient quantity of reserves to justify its completion as a producing well

b)

The Company is not making sufficient progress assessing the reserves and the economic and operating viability of the project”.

Impairment of oil and gas properties

The Corporation reviews its long-lived assets, including oil and gas properties, for possible impairment by comparing the carrying values with the undiscounted future net before-tax cash flows. Asset impairment may occur if a field discovers lower than anticipated reserves, write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and significant change in the extent or manner of use or physical change in an asset. Impaired assets will be written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Corporation performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value with any such impairment charged to expense in the current period.

Borrowing costs

Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful.

Goodwill and other intangible assets

The Corporation prospectively adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, extends the allowable useful lives of certain intangible assets, and requires recognition for goodwill and intangible assets and impairment testing, which must be performed at least annually.

Long-lived assets

The carrying value of long-lived assets, which includes goodwill, is evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when the estimated undiscounted future cash flow expected to result from the use and disposition of the asset, is less than the carrying value of the asset. (See Note 11)

Income taxes

Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”.  Tax on the income or loss for the period comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

Foreign currency translation

In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" the financial statements of two subsidiaries of the Corporation, KoZhaN LLP, a Kazakhstan limited liability partnership (“KoZhaN”) and Vector Energy West LLP, a Kazakhstan limited liability partnership, have been translated into United States Dollars (“US Dollars”) from Kazakhstan TengeTenge (“TengeTenge”). KoZhaN and Vector maintain their accounting records in TengeTenge. A majority of KoZhaN’s and Vector’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, KoZhaN and Vector have determined that the US Dollars is its functional currency.

KoZhaN’s and Vector’s long-lived assets and equity are translated using historic exchange rates. Gains and losses arising from these translations are reported in the consolidated statement of operations.

The Kazakhstan Tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of Tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that the Corporation could realize or settle in US Dollars the reported values of the assets and liabilities. Likewise, it does not indicate that the Corporation could return or distribute the reported US Dollars values of capital and retained earnings to the partners.

Employee Benefits

Pension Payments - The Corporation pays into an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries for employees of its Kazakhstani operations. These amounts are expensed when they are incurred.

Social tax - The Corporation makes payments of mandatory social tax in the amount of 21% of employee salaries for employees of their Kazakhstani operations. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties or included with general and administrative expenses in the consolidated statement of operations.

Stock-based compensation

The Corporation applies the intrinsic value method allowed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its stock option plans. Under APB 25, compensation expense resulting from awards under variable plans is measured at each reporting period as the difference between the quoted market price and the exercise price; the cost is recognized over the period the employee performs related services.

The following table illustrates the effect on net loss and loss per share if the Corporation had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2004	2003	2002
	$	$	$
Net loss, as reported	(6,792,048)	(3,129,762)	(2,591,480)
Add: Stock-based employee compensation
expense included in reported net loss,
net of related tax effects	697,946	1,187,055	-
Deduct: Total stock-based employee
compensation expense determined under fair
value-based method for all awards, net of
related tax effects	26,735	94,078	278,432

Pro-forma net loss	(6,120,837)	(2,036,785)	(2,869,912)

Net loss per share:
Basic and diluted – as reported	(0.131)	(0.133)	(0.119)
Basic and diluted – pro forma	(0.119)	(0.087)	(0.132)

The fair value of stock options used in computing the pro forma net loss and basic loss per common share was estimated at grant date, determined by the Black-Scholes option pricing model with the following assumptions:

	2004	2003	2002

Dividend yield	0%	0%	0%
Expected volatility	190%	140%	100%
Risk free interest rate	3.93%	3.60%	3.18%
Expected option life	5 years	5 years	3 years

Net loss per share

Basic loss per share ("EPS") excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (warrants to purchase common stock and common stock options) were exercised or converted into common stock, using the treasury stock method.  Potential common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be anti-dilutive. In 2004, 7,267,315 options and warrants were excluded in the calculation of net loss per share. In  2003, 7,659,716 options and warrants and in 2002, 7,810,506 options and warrants were excluded from the diluted EPS calculation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates could include the allowance for potentially uncollectible accounts receivable and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Impact of Recent and Pending Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FIN No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” to those entities (defined as VIEs) in which either the equity at risk is not sufficient to permit that entity to finance its activities without additional subordinated financial support from other parties, or equity investors lack voting control, an obligation to absorb expected losses or the right to receive expected residual returns. FIN No. 46(R) requires consolidation by a business of VIEs in which it is the primary beneficiary. The primary beneficiary is defined as the party that has exposure to the majority of the expected losses and/or expected residual returns of the VIE. The Corporation does not have an interest in any VIE, and therefore there is no impact on the Company's financial position, results of operations or cash flows from adoption.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that will require compensation costs related to share-based payment transactions to be recognized in financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. It is effective for small business issuers for the first interim or annual reporting period beginning after December 15, 2005, meaning that the Corporation will apply the guidance to all employee awards of share-based payment granted, modified or settled in the first quarter of 2006. The Corporation is reviewing the standard to determine the potential impact, if any, on its amended and restated consolidated financial statements.

In June 2004, the FASB issued an exposure draft of a proposed statement, “Fair Value Measurements” to provide guidance on how to measure the fair value of financial and non-financial assets and liabilities when required by other authoritative accounting pronouncements. The proposed statement attempts to address concerns about the ability to develop reliable estimates of fair value and inconsistencies in fair value guidance provided by current U.S. GAAP, by creating a framework that clarifies the fair value objective and its application in GAAP. In addition, the proposal expands disclosures required about the use of fair value to re-measure assets and liabilities. The standard would be effective for financial statements issued for fiscal years beginning after June 15, 2005. The Corporation is reviewing The Exposure Draft to determine the potential impact, if any, on its amended and restated consolidated financial statements.

In November 2004, the EITF ratified Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No.144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. The EITF reached a consensus that classification of a disposed of or held-for-sale component as a discontinued operation is only appropriate if the ongoing entity (i) expects to have no continuing “direct” cash flows, and (ii) does not retain or expect to retain an interest, contract or other arrangement sufficient to enable it to exert significant influence over the disposed component’s operating and financial policies after the disposal transaction. Application of this consensus did not have a material impact on the Corporation’s amended and restated consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges, and to require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted. The Corporation does not believe there will be a material impact on it’s financial position, results of operations or cash flow from operations.

In December 2004, the FASB issued Statement 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions. This amendment eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under Statement 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. This statement is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Corporation is reviewing the guidance to determine the potential impact, if any, on its amended and restated consolidated financial statements.

DISCONTINUED OPERATIONS

Big Sky Network Canada Ltd., a wholly owned subsidiary of the Corporation, was sold in December of 2004 for a net gain of $179,935. Big Sky Network Canada Ltd. held all of the Corporations’ investments in China.

5.

BUSINESS COMBINATION

Big Sky Energy Kazakhstan Ltd.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  The Corporation issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of the Corporation’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000. Among the sellers of the BSEK shares, was a company which held 80% of those shares and which was wholly-owned by Kai Yang, the brother of the Corporation’s President, and of which Matthew Heysel, the Chairman and Chief Executive Officer of the Corporation, and Daming Yang, President of the Corporation, were directors and senior officers of BSEK at the time.  BSEK holds a 90% interest in KoZhaN, which holds the rights to explore for and produce oil and natural gas from three properties in the Republic of Kazakhstan.  The acquired net assets of BSEK and consideration given were as follows:

Unproved o il and gas properties	$6,341,710
Other capital assets	3,424
Current assets, including cash of $339,353	342,431
Loan receivable from BSEK	(1,154,941)
Other current liabilities	(968,753)
Non-current liabilities	(2,275,871)
Net assets acquired	$2,288,000

Consideration, 8,000,000 common shares issued	$2,288,000

At December 31, 2003, the Corporation had advanced $1,154,941, including accrued interest of $5,941, to BSEK.  This amount is reflected on the consolidated balance sheet as an advance to related parties. At December 31, 2004, the loan balance was $4,185,500 including $95,602 of accrued interest and is eliminated in these amended and restated consolidated financial statements. The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on demand.

Results of operations of BSEK have been included in the consolidated statement of operations of the Corporation from the period January 12, 2004 to December 31, 2004.

On January 30, 2004, BSEK entered into a subscription and escrow agreement with a third-party to issue common shares from treasury to this third-party.  The shares were being held in escrow pending receipt of the full amount of the subscription proceeds totaling $2,300,000.  On June 28, 2004, the subscription agreement was cancelled and the $250,000 deposit, which had been received in the third quarter of 2003, was refunded.

Royalty Interest

On March 4, 2004, the Corporation issued 681,475 common shares to Ibriz Oil Inc. (“Ibriz”), an Alberta corporation, as consideration for the purchase of a royalty interest in the net revenues of BSEK at a cost of $415,700. These shares were valued at $415,700 based on an average closing price of $0.61 from February 20 – 26, 2004. The purchase price was determined based on the results of the valuation report performed by an independent, third party petroleum engineering company. The royalty interest amounted  to 5% of BSEK’s net share of the earnings of its 90%-held subsidiary company, KoZhaN. At the time of this transaction, Mr. Van Doorne, who is a director and the Chief Executive Officer of Ibriz, was also Executive Vice President and the Managing Director of BSEK.  This royalty interest has been eliminated by the acquisition of BSEK and accounted for as an increase in oil and gas property.

During 2004 $511,612 (2003 – Nil) of BSEK’s expenses were paid by the Corporation.

Vector Energy West LLP

On May 11, 2004, the Corporation, through its 75% owned subsidiary, BSEA, completed the acquisition of 100% of the issued and outstanding charter capital of Vector (a Kazakhstan limited liability partnership). BSEA was incorporated under the laws of Alberta on April 8, 2004 with the Corporation subscribing to 75% of the total shares issued on incorporation. On May 11, 2004, BSEA borrowed $5,000,000 from the Corporation. The funds were paid as follows; $4,506,611 to acquire 100% of the issued and outstanding charter capital of Vector and $570,000 to purchase Vector’s loan from a third party.  At December 31, 2004 the loan balance was $6,434,789 including $177,016 of accrued interest and is eliminated in these amended and restated consolidated financial statements. The amount is unsecured, bears interest at the rate of 5% per annum and is repayable on demand.   The acquired net assets of Vector and consideration given would be as follows:

Unproved o il and gas properties	$11,112,756
Current assets, including cash of $109	5,123
Loan payable	(548,076)
Other current liabilities	(1,308,250)
Non-current liabilities	(4,754,942)
Net assets acquired	$4,506,611

Consideration, paid in cash	$4,506,611

As of the acquisition date, May 11, 2004, Vector had a loan outstanding to third parties of $548,076.  In connection with the purchase of Vector, BSEA was required to purchase the loan and settle it for cash of $570,000 representing a premium of $21,924. This premium has been expensed.

Big Sky Energy Atyrau Ltd.

On November 10, 2004 the Corporation purchased the 25% minority interest in BSEA. The Corporation issued 3,500,000 common shares at a deemed price of $0.73 per share, being the trading price of the Corporation’s shares at the date the transaction was announced, for total consideration of $2,550,000. BSEA holds 100% of the charter capital of Vector, a Kazakhstan limited liability partnership. On November 10, 2004, BSEA had an accumulated net deficiency in the fair value of net assets of $2,798,167 of which $699,542 relates to the Minority interest of BSEA. The purchase price of $2,550,000 and a related deferred income tax liability of $894,250 has been ascribed to oil and gas properties.

During 2004,    $2,051,977 (2003 – Nil) of BSEA’s expenses were paid by the Corporation.

Pro-forma disclosure

SFAS 141 requires disclosure on a pro-forma basis as though the business combination had occurred at the beginning of the period.

For the year ended December 31, 2004 and December 31, 2003, the Corporation has determined the following pro-forma information for the BSEK and BSEA business combination:

December 31, 2004 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (6,792,048)	$ (80,000)	$ (6,872,048)
Loss per share	$ (0.131)	$-	$ (0.133)

December 31, 2003 (unaudited)	As reported	Adjustments	Pro-forma
Revenue	$ -	$ -	$ -
Net loss	$ (3,129,762)	$ (154,000)	(3,283,762
Loss per share	$ (0.133)	$ -	$ (0.140)

6.

OTHER CURRENT ASSET

Other current asset represents an advance made by the Company to ABT Ltd. to cover 50% of the costs of a dam construction related to the Morskoe oil field. The advance was made to ABT Ltd. to satisfy the terms of a farm-out agreement entered into by the Company with ABT Ltd. (see Note 10).

7.

PROPERTY AND EQUIPMENT

Property and equipment consist of:

	December 31 2004	December 31, 2003
	$	$

Furniture and fixtures	325,297	163,361
Computer hardware and software	46,382	480,300
Leasehold improvements	178,041	59,036
	549,720	702,697
Accumulated amortization	(165,643)	(415,558)
	384,077	287,139

8.

OIL AND GAS PROPERTIES

Oil and gas properties are comprised of the following:

	December 31, 2004	December 31, 2003
	(Restated, see Note 27) $	$

Subsurface use rights and expenses	6,208,911	-
Acquisitions costs	14,145,677
Royalty interest	415,700	-
Construction Works	840,423
Exploratory well drilling costs	1,635,634
Unproved ooil and gas properties	23,246,345	-

9.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following amounts are included in accounts payable and accrued liabilities:

	December 31 2004	December 31, 2003
	$	$

Trade accounts payable	413,271	74,609
Professional fees	98,802	137,583
Office lease	80,323	46,936
Withholding taxes	114,363	-
Other	54,399	3,185
	761,158	262,313

10.

SHORT-TERM INTEREST FREE LOAN FROM ABT LTD

On October 12, 2004, KoZhaN entered into two (2) agreements with ABT Ltd. LLP – an Agreement on Partial Transfer of the Subsoil Use Right (the “Transfer Agreement”) and Agreement No. 1. (“Agreement No. 1”). These two (2) agreements set the terms and conditions of the transfer by KoZhaN of forty-five percent (45%) of its interest in the subsoil use right in the Morskoe oil field (the “Interest”).Pursuant to Agreement No. 1, ABT is providing consideration for the Interest that consists of performance of certain construction works and up to 50% of the costs incurred in connection with Well # 10 in the Morskoe oil field that are not deemed to be associated with the “drilling works” of such well.

Also pursuant to Agreement No. 1, ABT agreed to provide a loan of up to $550,000 for the drilling works associated with Well # 10. “Drilling works” was defined as all costs associated with the drilling, completing, equipping, coring, logging, perforating and test of Well # 10.

The transfer of the Interest is subject to approval by the Ministry of Energy and Mineral Resources of Kazakhstan (the “MEMR”), which has not yet been received.

The Company has recorded the amount of $840,423 paid by ABT in performance of the construction works as an amount loaned to the Company by ABT. In the event that the transfer of the Interest is approved by the MEMR, this amount will be converted into an amount received as consideration for the Interest transferred to ABT.

The amounts received from ABT towards the drilling works, which as of December 31, 2004, equaled $500,000, have been recorded by the Company as a loan. The Company has the obligation to repay the amount of $500,000 to ABT Ltd. should the farm out agreement not be approved by the Ministry.

As at December 31, 2004 the short-term interest free loan due to ABT was constituted as follows:

Construction Works incurred by ABT	840,423
Payments for Drilling Works from ABT	500,000
$1,340,423

11.

IMPAIRMENT OF LONG-LIVED ASSETS

As part of the review of the December 31, 2001 financial results, management performed an assessment of the carrying value of the long-lived assets recorded as a result of the 2000 acquisition of BSN and from its direct investments in the Shekou and Chengdu JVs.

Economic trends had negatively impacted technology-companies’ market valuations and management's outlook on expected future growth rates for the Internet industry and BSN’s businesses in particular. Based on the review, management concluded that the decline in valuations and expected growth rates within the Internet industry was more than a temporary condition. Consequently, management performed impairment analysis in accordance with its policy as disclosed in Note 3, and as a result, recorded a $7,549,111 write-down of intangible assets and $679,512 write-down of the investment in the Chengdu JV at December 31, 2001, representing the amount by which the carrying values of these assets exceeded their fair values.

Asset	Write Down at December 31, 2001
$

Investment in Chengdu JV	679,512

Intangible Assets
Intellectual property	198,010
Shekou JV	1,911,939
Chengdu JV	3,823,875
Goodwill	1,615,287
7,549,111
Total Write Down	8,228,623

The remaining balance of Intellectual property of $400,000 at December 31, 2001 was written off at December 31, 2002 as the Corporation had sold its interest in the Shekou JV, discontinued its active participation in the Chengdu JV and discontinued pursuing new Internet joint venture opportunities with cable television stations.

On September 13, 2002, BSN sold its 50% interest in Shekou JV for $2,280,000.  Net proceeds, after agent's fees and professional fees, were approximately $2,029,200.  At the time of the sale, the Corporation's investment in Shekou JV, net of its equity share of losses incurred by the joint venture to the date of sale, was approximately $1,903,402, resulting in a gain of $125,798.

On December 9, 2004, the Corporation sold its remaining assets in China. (See Note 4)

12.

OBLIGATIONS FOR SOCIAL SPHERE DEVELOPMENT

In accordance with the Subsurface Use Contracts, the Corporation is committed to contribute to social sphere development of Astana and Atyrau cities in the total amount of $3,030,000 for all oilfields during the exploration phase.  All Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034. During the year ended, December 31, 2004, the Corporation had not made any payments. These payments are due over the period from 2003 to 2008.  Management believes that the Corporation will meet this obligation within the exploration phase and payment delay will not terminate or deteriorate terms of the Subsurface Use Contracts.

Payment of these obligations is to be made according to a payment schedule agreed to between the Corporation and the Government. The non-current portion of these obligations is discounted at 15% being the estimated credit-adjusted risk free discount rate, giving a total discounted obligation of $2,492,368. The accretion expense for the year ended December 31, 2004 was $193,243 (2003- $Nil).

The social sphere costs are required contributions under the SubSurface Use Contracts that are designed to contribute to the development of the infrastructure of the cities of Atyrau and Astana.

Big Sky has discounted the non-current portion of this liability on the basis of a financial instrument that is due in the future.  Big Sky believes that FAS 107 paragraph 28 supports the principle of discounting further obligations that do not have a stated rate of interest as the current value of such obligation is less than the future obligation.  Moreover, FAS 141, paragraph 37(g) refers to the present value of long-term debt and other claims payable to be determined at appropriate current interest rates.

13.

OBLIGATIONS FOR PROFESSIONAL TRAINING OF PERSONNEL

	December 31, 2004		December 31, 2003

Within one year	$289,200	$	N/A
In the second to the fifth inclusive	389,800		N/A
Total obligations	679,000		N/A

Less: discount on obligations on professional training of personnel	(85,159)		N/A
Present value of obligations on professional training of personnel	593,841		N/A

Amount due for settlement within one year	289,200		N/A
Amount due for settlement after one year	304,641		N/A

Total	$593,841	$	N/a

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts, the Corporation is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contract’s operations at the rate of not less than 1% of the total amount of minimal investments. Under the Subsurface Use Contracts, the total amount of minimal investments was established at $53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.  The accretion expense for the year ended December 31, 2004 was $30,041 (2003 - $Nil) was expensed.

14.

OBLIGATIONS FOR ACQUISITION OF THE RIGHT FOR THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002, the Corporation is obliged to pay an additional amount for the right of geological information use if KoZhaN attracts foreign investors.

On May 11, 2004, BSEA acquired 100% of the shares in Vector’s charter fund. Accordingly, Vector recognized additional obligations on acquisition of the right on the geological information use as at December 31, 2004 in the amount of $758,265.

15.

SIGNATURE BONUSES AND PENALTY PAYABLE

In accordance with the Subsurface Use Contracts there was an obligation to pay signature bonuses in total of $1,000,000 for acquiring the subsurface use rights for all three fields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at December 31, 2003, $1,000,000 had been paid to the Governments as a signature bonus for Morskoe, Karatal and Dauletaly oilfields. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at December 31, 2003 amounted to $98,904. These penalties were paid as at December 31, 2004.

16.

COMMON STOCK

The Corporation has issued the following shares in a series of private placement agreements:

i.	On April 14, 2000 the Corporation issued 500,000 common shares at $0.20 per share for total proceeds of $100,000;
ii.	On May 12, 2000 the Corporation issued 1,530,000 common shares at $1.00 per share for total proceeds of $1,530,000;
iii.	On May 12, 2000 the Corporation issued 1,301,667 common shares at $7.50 per share for total proceeds of $9,762,503;
iv.	On April 3, 2002, the Corporation issued 2,997,160 common shares at $0.25 per share for total proceeds of $749,290;
v.	On August 26, 2003, 682,802 common shares were issued pursuant to the Alternative Compensation Plan. Proceeds of the issue were recorded in 2002; and
vi.	In the fourth quarter of 2003, the Corporation issued 7,900,000 common shares at $0.25 per share for total proceeds of $1,975,000.

On January 12, 2004, the Corporation completed the acquisition of 100% of the issued and outstanding share capital of BSEK.  The Corporation issued 8,000,000 common shares at a deemed price of $0.286 per share, being the trading price of the Corporation’s shares at the date of announcing the transaction, for total consideration including transaction costs of $2,288,000 as described in Note 5.

On January 26, 2004, the Corporation issued 100,000 restricted common shares in connection with a private placement conducted in late 2003 for proceeds to $25,000.

On February 11, 2004 we issued 66,666 shares for proceeds of $3,333 on the exercise of non-employee options. As part of the exercise agreement, the remaining 33,334 unvested options outstanding to the option holder were cancelled and returned to the stock option plan.

On March 4, 2004, we issued 681,475 common shares to Ibriz in connection with an Asset Purchase Agreement that we entered into with Ibriz. The amount of common stock issued was determined using the average closing price of our common stock for the five days prior to February 27, 2004, which resulted in a share price of $0.61 per shares.

On March 9, 2004, the Corporation solicited votes from selected stockholders of record and received an affirmative vote of 51% to approve an increase in the number of the Corporation’s authorized shares of common stock from 50,000,000 to 150,000,000, par value $0.001 per share.  On April 20, 2004, the Nevada Secretary of State processed the Corporation’s Certificate of Amendment to adjust the Corporation’s authorized share capital to 150,000,000.

On April 3, 2004, Canaccord Capital (Europe) Limited exercised a warrant for 299,716 shares for proceeds of $74,928.

On April 12, 2004, the Corporation issued 299,716 common shares to Canaccord Capital (Europe) Limited for total proceeds of $74,928 in connection with a warrant issued on April 3, 2002.  The warrant was for a total of 299,716 common shares with an exercise price of $0.25.

On May 7, 2004, the Corporation closed on the first tranche of a private placement and issued 13,483,750 shares for gross proceeds of $6,741,875. The costs associated with the private placement includes a finders fee equal to 6% of the gross proceeds received by the corporation and warrants to be issued to the finders that equal 6% of the shares issued under the private placement with an exercise price of $0.50. The total share issuance costs for this tranche are $373,537.

On July 6, 2004, an additional 2,616,250 shares of the Corporation’s common stock was issued at $0.50 per share, totaling $1,308,125.  The private placements were expressly subject to BSEA closing on the acquisition of Vector.  Costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50, issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $97,193.

On September 20, 2004 the Corporation closed on the third tranche of a private placement and issued 2,440,000 shares for gross proceeds of $1,220,000.  The costs associated with this private placement included a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50, issued to the finders that equal 6% of the shares issued under the private placement. The total share issuance costs for this tranche were $208,070.

On November 15, 2004 the Corporation issued 35,000 shares on the exercise of stock options for total proceeds of $1,750.

On November 17, 2004 the Corporation closed on the fourth tranche of a private placement and issued 5,800,000 shares for gross proceeds of $2,900,000. The costs associated with this private placement include a finders fee equal to 6% of the gross proceeds received by the Corporation and warrants with an exercise price of $0.50, issued to the finders that equal 6% of the shares issued under the private placement. The total share issue costs for this tranche were $437,241.

On November 10, 2004 the Corporation issued 3,500,000 common shares in exchange for the 25% minority interests in BSEA at a deemed price of $0.73 per share, which represents the trading price on November 10, 2004 for total proceeds of $2,555,000.

17.

STOCK OPTION PLAN

(a)

Stock Option Plan

The Board of Directors of the Corporation adopted the 2000 Stock Option Plan (the "Plan") during April 2000.  Shareholders approved the Plan on June 29, 2001. On December 3, 2004 the shareholders approved an increase in the common shares reserved for the option plan to 15,000,000. Under the Plan, the Corporation had reserved 15, 000,000 (2003-8,000,000) common shares for issuance under options granted to eligible persons. As at December 31, 2004, 6,175,000 had been granted and 8,723,334 remained available for granting.

Under the Plan, options to purchase common shares may be granted to employees, directors and certain consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 110% of fair market value for incentive stock options where the employee who, at the time of grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Corporation. These stock options expire three to five years from the date of grant and may be fully exercisable immediately, or may be exercisable according to a schedule or conditions specified by the Board of Directors.

(b)

Option Activity

Option activity under the Plan is as follows:

	2004	2003	2002
	Number of	Number of	Number of
	Options	Options	Shares

Opening Balance - January 1	7,310,000	6,810,000	6,618,333

Granted	100,000	1,100,000	8,610,000
Expired	(200,000)	-	-
Exercised	(101,666)	-	-
Cancelled	(933,334)	(600,000)	(8,418,333)
	6,175,000	7,310,000	6,810,000

Closing Balance, December 31	6,175,000	7,310,000	6,810,000

Options available for granting	8,723,334	690,000	1,190,000

Options exercised	101,666	-	-

Option Plan Total	15,000,000	8,000,000	8,000,000

 (c)

Additional information regarding options outstanding as of December 31, 2004 is as follows:

Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$1.00	125,000	0.5	$1.00
$0.15	300,000	3.9	$0.15
$0.05	5,650,000	3.1	$0.05
$0.50	100,000	4.7	$0.50
	6,175,000	3.0	$0.08

(d)

As discussed in Note 3, the Corporation accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees” and its related interpretations. APB No. 25 does not require any amount to be recorded as a compensation expense for stock options that are issued at market price or above and are exercised, cancelled or allowed to expire under the original terms of the issue.  Where the original terms of the option award are amended, as in an adjustment to the exercise price, the intrinsic value method requires that these stock options be subjected to variable plan accounting. The amount of $Nil (2003 - $1,987,501) was determined to be the increase in the intrinsic value of these amended stock options for 2004 and was recorded as Deferred Compensation.   The Corporation amortized $697,946 (2003) - $1,187,055) as stock compensation expense over the course of 2004, leaving a balance of $Nil (2003 - $800,446) in respect of Deferred Compensation related to employees, on the balance sheet at December 31, 2004.

(e)

The Corporation accounts for stock based awards to non-employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS 123 requires that stock option grants to non-employees be accounted for at fair value on the date of the grant, determined by the Black Scholes option-pricing model.  This fair value is then amortized over the service life of the stock option.  In 2004, compensation expense of $60,318 (2003 - $354,119, 2002 - $489,645) was recognized in the amended and restated consolidated financial statements and the amount of $27,926 (2003 - $208,064) was included in Deferred Compensation on the consolidated balance sheet at December 31, 2004 for non-employee stock option grants.

18.

WARRANTS

The Corporation has previously issued the following warrants.  Each warrant can be exchanged for 1 common share at the exercise price noted.

Date of	Number of	Exercise	Expiry
Grant	Warrants	Price	Date

April 2000	50,000	$1.00	April, 2005
May 2004	69,000	$0.50	May 2007
July 2004	491,315	$0.50	January 2006
September 2004	134,000	$0.50	January 2006
November 2004	348,000	$0.50	January 2006

50,000 warrants were granted to a consultant in 2000. The fair value of these warrants was $351 and was expensed in 2000.  299,716 warrants were granted at a price of $0.25 per share were expensed during 2004. 1,042,715 warrants were granted at a price of $0.50 per share under the terms of an agency agreement in connection with a private placement.

19.

ALTERNATIVE COMPENSATION PLAN

On March 22, 2002 our Board of Directors approved the Alternative Compensation Plan to provide opportunities for officers, directors, employees and contractors to receive all or a portion of their compensation in the form of common shares instead of cash. The Alternative Compensation Plan was approved at our Annual Shareholders’ Meeting held on June 14, 2002. The Plan allowed for maximum compensation of 2,000,000 shares.  This maximum was reached in the third quarter of 2002 and an expense in the amount of $163,463, relating to the future issuance of 2,000,000 common shares, was accrued under the Alternative Compensation Plan in 2002.  Shares are issued upon request of the beneficiaries and no further compensation cost is recorded at that time.  During 2004, no shares were issued under the Alternative Compensation Plan, leaving a balance of 1,317,198 shares still to be issued at December 31, 2004.

20.

RELATED PARTY TRANSACTION

On December 31, 2004, the Corporation owed $90,093 to Matthew Heysel, our Chairman and Chief Executive Officer arising from having personally paid for travel expenditures while traveling on the business of the Corporation. The balance at December 31, 2004 was paid to Mr. Heysel in early 2005.  Prepaid expenses on the balance sheet at December 31, 2003 include $23,214 that was paid to Mr. Heysel in December 2003 as a prepayment of his regular compensation for the months of January and February 2004.

On December 31, 2004 the Corporation owed $10,000 to Glenn Van Doorne, our executive Vice President, for a consulting service contract. The balance was paid on January 2005.

The Corporation has been unable to establish a bank account in Beijing.  Each month, the Corporation transfers funds to Kai Yang, the brother of our President and a consultant to BSN, who is resident in Beijing, to cover the costs of maintaining an office in Beijing.  During 2004, the Corporation advanced $385,689 to Kai Yang and he disbursed the full amount for salaries, office rental, professional fees, travel, and other office administration expenses of the Corporation (2003 - $420,000).  Kai Yang retained no part of these funds.

Big Sky Energy Canada Ltd.

At the time of the acquisition of BSEK, Matthew Heysel and Daming Yang were directors and officers of Big Sky Energy Canada Ltd. and the Corporation and Mr. Kai Yang held all the outstanding shares of Big Sky Energy Canada Ltd.  As at December 31, 2004, Matthew Heysel and Daming Yang were no longer directors nor officers of Big Sky Energy Canada Ltd. On March 10, 2004, Daming Yang’s brother, Wei Yang, was appointed to the board and was given full voting and dispositive control over all shares held by Big Sky Energy Canada Ltd. The loan arose from costs totaling $300,000 that were incurred by Big Sky Energy Canada Ltd. in connection with completing BSEK’s acquisition of KoZhaN, and a payment of $50,000 to Bolat Mukashev, the President of KoZhaN, as a reimbursement of costs incurred by the President prior to the signing the purchase agreement on August 11, 2003. The amount of $350,000 was treated as consideration in the allocation of the purchase price of the assets and liabilities of KoZhaN. The loan is unsecured, bears no interest and is repayable on demand. A balance of $21,351 was outstanding at December 31, 2004.

During the year ended December 31, 2004, the Corporation advanced to Big Sky Energy Canada Ltd. $39,905 net of advances from Big Sky Energy Canada Ltd. towards the balance outstanding.

The Corporation sold the shares in Big Sky Network Canada Ltd. to Big Sky Energy Canada for proceeds of $175,793.

Big Sky Holdings Ltd.

Matthew Heysel controls Big Sky Holdings Ltd..  The loan to the Corporation arose from a cash transfer to BSEK to cover expenses incurred by BSEK.  The loan is unsecured, bears no interest and is repayable on demand. A Balance of $25,590 was outstanding at December 31, 2004.

 KoZhaN LLP

KoZhaN is a 90% owned subsidiary of BSEK; the Corporation owns 100% of BSEK.  The loan was made to the President of KoZhaN during 2004.  During the year ended December 31, 2004 various other advances were made to other related parties of KoZhaN.  These loans are unsecured, bear no interest and are repayable on demand. A balance of $24,439 was outstanding at December 31, 2004.

Vector Energy West LLP

Vector Energy West LLP is the wholly-owned subsidiary of BSEA, Corporation.  The loan was made to a director prior to acquisition of Vector, which was acquired when BSEA purchased Vector on May 11, 2004.  Upon the acquisition of Vector, the director stepped down from the board of directors and remains as an employee of Vector.  In addition, several other advances were made to related parties of Vector.  These loans are unsecured, bear no interest and are repayable on demand.

21.

OBLIGATIONS FOR HISTORICAL COSTS REIMBURSEMENT

The Corporation through its purchase of Vector is unavoidably obliged to reimburse $7,784,034, which represents historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between Vector and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of $973,682 as at December 31, 2004.  The accretion expense for the year ended December 31, 2004 was $21,819 (2003 - $Nil).

22.

ASSET RETIREMENT OBLIGATION

Management determined that an asset retirement obligation should be recognized for future abandonment costs of 93 wells drilled at Morskoe, Liman -2 and Atyrau  fields  before the Corporation signed the Subsurface Use Contracts, but which, in management’s opinion were not properly abandoned.  Management believes that this obligation is likely to be settled at the end of the exploration phase.

As at December 31, 2004, undiscounted future cash flows that will be required to satisfy the Corporation’s liability by 2009 and 2028 for the Liman-2 field is $930,000. After application of a 15% credit-adjusted risk free discount rate, the present value of the Corporation’s liability at December 31, 2004 is $435,868 (As at January 12, 2004 - $19,872).  During the year ended December 31, 2004, the Corporation recorded an accretion expense of $2,284 (2003 - $Nil).

23.

INCOME TAXES

The Corporation did not provide any current or deferred U.S. federal or foreign income tax provision or benefit because it has experienced operating losses since inception. The Corporation is not liable for any state taxes.

	2004	2003	2002

Loss before income taxes	$6,792,048	$3,129,762	$2,591,480

Composite statutory income tax rate	35.0%	35.0%	35.0%
Expected income tax recovery	$(2,377,000)	$(1,095,417)	$(907,018)
Tax benefit not recognized	2,377,000	1,095,417	907,018

Income tax expense (recovery)	$-	$-	$-

Deferred taxation reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for statutory tax purposes in the respective countries.

The deferred income tax liability is comprised of the following:

	December 31, 2004	December 31, 2003
	$	$

Temporary differences
Oil and gas property values	13,734,017	-
Total temporary differences	13,734,017	-
		-
Statutory tax rate	35%	35%
Total	4,806,906	-

Current portion	-	-
Non-current portion	4,806,906	-
Total	4,806,906

At December 31, 2004, the Corporation had a net operating loss of approximately $15,650,000 (2003 - $15,500,000) for U.S. federal purposes. Utilization of the net operating loss, which expires on various dates starting in 2007, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.  Due to the uncertainty of utilizing these net operating losses, the Corporation has made a valuation allowance of an amount equal to the related deferred tax asset.

	December 31, 2004	December 31 2003	December 31, 2002
	$	$	$

Net operating loss carry forward balance	U15,650,000U	U15,500,000U	U14,200,000U

Composite statutory tax rate	35.0%	35.0%	35.0%
Deferred tax asset	5,477,800	5,425,000	4,970,000
Valuation allowance	(5,477,800)	(5,425,000)	(4,970,000)
	-	-	-

24.

FAIR VALUE OF FINANCIAL INSTRUMENTS

As at December 31, 2004 the fair value, the related method of determining fair value and carrying value of the Corporation’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Corporation is exposed to market, credit and currency risks arises in the normal course of the Corporation’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Corporation to concentrations of credit risk consist primarily of cash and cash equivalent. Management of the Corporation believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Corporations potential interest rate risk is minimal and management considers the risk insignificant.

Foreign currency risk – The Corporation undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Corporation does not hedge its foreign currency risk.

25.

COMMITMENTS AND CONTINGENCIES

In 2004, the Corporation recorded expenses for rental payments under operating leases, net of amounts recovered from sub-lessees, totaling (2004 - $121,348; 2003 - $129,965; 2002 - $42,902). Minimum lease payments under operating leases for the years ending December 31 are as follows:

$
2005	174,900
2006	125,650
2007	48,250
348,800

The Corporation is subject to potential litigation in the normal course of operations.  There are no claims currently pending that management considers would materially affect the Corporation’s financial position or results of operations.

Operating environment – The Corporation’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and KoZhaN’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Corporation believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Corporation is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require KoZhaN to modernize technology to meet more stringent standards.

Financial Commitments and Contingencies – KoZhaN

The Corporation, through its interest in KoZhaN, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Commitment to repay historical costs of the Government – In accordance with the Subsurface Use Contracts the Corporation is obliged to reimburse to the Government for historical costs incurred during preparation of certain geological information on the Morskoe, Karatal and Dauletaly oilfields.  The total amount reimbursable is $3,756,422. Of this amount, $116,178 was paid in 2002-2003. The remaining amount of $3,640,244 is expected to be settled by equal quarterly installments during 20 years after the Corporation enters into the production phase on these oilfields. If commercial production does not commence no further payments become due in this respect.

b)

Commitments to contribute to social development of Astana and Atyrau – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest an equivalent of $850,000 during the production phase for the development of the social sector of Atyrau and Astana cities in the Republic of Kazakhstan.

c)

Commitment to develop local personnel– In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest not less than 1% of total investments for professional development of the local personnel involved in works under the Subsurface Use Contracts

d)

Liquidation fund – In accordance with the Subsurface Use Contracts, the Corporation is obliged to establish a liquidation fund to finance the adequate disposal of the Corporation’s oil and gas operations in the amount of 1% of operating costs.  The Corporation is also obliged to apply for approval of this fund with the Government under the contracts, including budget of disposal costs, no later than 2 years before the end of the exploration phase and start of the production phase. Although the Corporation has not yet carried out major exploration activities to date, the Corporation has recorded an asset retirement obligation for certain wells in these financial statements. Upon achieving an agreement with the Government, this asset retirement obligation may be considered as part of the contractually required liquidation fund.

-

Upon awarding of a new tender for subsurface use rights, KoZhaN shall pay a $0.05 bonus based on total oilfield reserves as defined in the State Balance of Reserves (Oil) of Kazakhstan as of January 1, 2000, equivalent to proven recoverable reserves.

e)

Contingencies related to purchase of geological information from the Government – In accordance with the Purchase Agreements concluded with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan on July 10, 2002, the Corporation may incur a penalty for delaying payment for the geological information purchases from the Government relating to the Morskoe, Karatal and Dauletaly oilfields at a rate of 10% per annum. Payments for the geological information purchase for the Karatal and Dauletaly oilfields were made by the Corporation with a significant delay. Management believes that the obligation for the penalty is not probable and thus no provision has been recognized in the financial statements for this amount.

f)

Commitment to make payments based on production – Arising from BSEK’s acquisition of KoZhaN interest, the Corporation is committed to make the following payments to the non-controlling partners of KoZhaN, as a group, upon achieving the following production milestones, where production is calculated after deducting the government’s share of production, if any, and where one tonne equals seven barrels of oil:

-

$100,000 after the receipt by KoZhaN of payment in full for two sales of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN.  Each sale shall not be less than 4,000 tonnes of oil;

	-	$300,000 after the receipt by KoZhaN of payment in full for a cumulative production of 40,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
	-	$400,000 after the receipt by KoZhaN of payment in full for a cumulative production of 150,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;

	-	$500,000 after the receipt by KoZhaN of payment in full for a cumulative production of 250,000 tonnes of a commercial quantity of oil produced, saved, marketed and sold by KoZhaN;
		-	$0.35 per barrel if the price of oil is equal to or less than $14.00;
		-	$0.75 per barrel if the price of oil is greater than $14.00 and less than or equal to $18.00;
		-	$1.00 per barrel if the price of oil is greater than $18.00 and less than or equal to $22.00; or
		-	$1.50 per barrel if the price of oil is greater than $22.00
g)

Investment commitments – In accordance with the Subsurface Use Contracts KoZhaN is obliged to invest a minimum of $69,000,000 over the period covered by the Subsurface Use Contracts. An amount of $14,000,000 should be invested during the exploration phase. All three Subsurface Use Contracts establish the exploration phase as 6 years from 2003 to 2009, and the production phase as 25 years from 2009 to 2034.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

h)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of proved reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.  As at December 31, 2004, a commercial discovery has not been made as so no accrual for any bonus has been made in these financial statements.

i)

Commitments related to transfer of 45% share in Morskoe oil field –

On October 12, 2004, KoZhaN entered into two (2) agreements with ABT Ltd. LLP – an Agreement on Partial Transfer of the Subsoil Use Right (the “Transfer Agreement”) and Agreement No. 1. (“Agreement No. 1”). These two (2) agreements set the terms and conditions of the transfer by KoZhaN of forty-five percent (45%) of its interest in the subsoil use right in the Morskoe oil field (the “Interest”).

Pursuant to Agreement No. 1, ABT is providing consideration for the Interest that consists of performance of certain construction works and up to 50% of the costs incurred in connection with Well # 10 in the Morskoe oil field that are not deemed to be associated with the “drilling works” of such well.  Also pursuant to Agreement No. 1, ABT agreed to provide a loan of up to $550,000 for the drilling works associated with Well # 10. “Drilling works” was defined as all costs associated with the drilling, completing, equipping, coring, logging, perforating and test of Well # 10.

The transfer of the Interest is subject to approval by the Ministry of Energy and Mineral Resources of Kazakhstan (the “MEMR”), which has not yet been received.

The Company has recorded the amount of $840,423 paid by ABT in performance of the construction works as an amount loaned to the Company by ABT. In the event that the transfer of the Interest is approved by the MEMR, this amount will be converted into an amount received as consideration for the Interest transferred to ABT.

The amounts received from ABT towards the drilling works, which as of December 31, 2004, equaled $500,000, have been recorded by the Company as a loan. The Company has the obligation to repay the amount of $500,000 to ABT Ltd. should the farm out agreement not be approved by the Ministry.

Other Contingencies

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend these contracts or even cancel them if the Corporation is in material breach of obligations and commitments under the Subsurface Use Contracts.

In accordance with the Subsurface Use Contracts signed on February 17, 2003 the Corporation was obliged to commence exploration activities within 60 days after signing the Contracts. However, as at December 31, 2004, the Corporation had not started exploration activities on the Karatal and Dauletaly oilfields. In the case of failure to remedy such violations, these Subsurface Use Contracts can be terminated by the Government, which may affect recoverability of capitalized costs of approximately $1.2 million related to Dauletaly and Karatal oilfields. The Corporation expects to conduct new exploration activities in the two license areas in 2005, and may farmout portions of these licenses to third parties in 2005, in order to fulfill its obligations under the Subsurface Use Contracts.

b)

Commitment to sell produced oil in Kazakhstan – In accordance with the Subsurface Use Contracts, the Corporation is obliged to sell 100% of oil produced during the exploration stage, and 20% of oil produced during the production stage, to oil refineries located in Kazakhstan.

Financial Commitments and Contingencies – Vector Energy West

The Corporation, through its interest in Vector, has the following commitments and contingencies.  As these commitments and contingencies are subject to the commencement of commercial production and the Corporation can not determine at this time when it will commence commercial oil and gas production operations, the likelihood of payment of the following commitments and contingencies is currently indeterminable. Consequently, no amounts have been recorded as provisions in these financial statements for the following commitments and contingencies:

a)

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if KoZhaN is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Corporation was notified by the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Corporation had failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, in the following way:

	-	To carry out the Minimal Work Program during the exploration phase;
	-	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
	-	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
	-	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
	-	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
	-	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and
	-	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Corporation was notified by the Competent Body that the Corporation had failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, in the following way:

-	To carry out the Minimal Work Program during the exploration phase;
-	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;

	-	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
	-	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
	-	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
	-	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and
	-	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Corporation was required by July 31, 2004 to remedy these deficiencies and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these deficiencies and to report on corrective and preventive actions undertaken against any further breach of contractual obligations.

As at February 12, 2005, Management has remedied the following violations of the Subsurface Use Contracts:

	-	On November 16, 2004 the Corporation has submitted and approved with Competent Body and annual work program for 2004 and annual work program for 2005.
	-	The Corporation provided in September 2004 Petroleum Management training for its Vice President and;
-

The Corporation opened a special account with HSBC bank in Kazakhstan where it deposited an amount of $33, 040 to finance the liquidation of the consequences of its oil and gas operations( See Note 7).

As at February 12, 2005, Management has remedied the following violations of the Subsurface Use Contracts:
	1.	To carry out the Minimal Work Program during the exploration phase;
	2.	Contribute funds to Atyrau region for social programs and programs for infrastructure development;
3.

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body. The Corporation has appointed AIG as its Insurance Underwriter but as at the date of these financial statements the Business, Property and Liability Risk Insurance Program has not yet been submitted to the Competent Body;

b)

Investment commitments – In accordance with the Subsurface Use Contracts, the Corporation is obliged to invest a minimum of $53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.  The governments’ objective in setting minimum work commitments is to ensure certain types of exploratory work is carried out by the license holder, including drilling new wells and seismic activity. The government will measure the degree to which the Corporation has met its commitments in terms of work completed. The government estimates the work commitment in terms of expected spending amounts. The government measures the performance of the Corporation towards meeting its work commitment by evaluating the actual work performed in comparison with the agreed requirements. Actual spending is not a performance measure.

c)

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract, the Corporation is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is $22,507,380. From this amount, $112,537 was paid to the Government in 2003. The remaining amount of $22,394,843 is expected to be settled according to a payment schedule to be agreed between the Corporation and the Government not later than 120 days after approval of the hydrocarbon reserves. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the remaining amount of $22,394,843. No approval of the hydrocarbon reserves has been applied for or received as at December 31, 2004 and December 31, 2003 and so no provision in respect of the remaining amount has been made in these financial statements.

d)

Commercial discovery bonus – In accordance with the Subsurface Use Contracts, the Corporation is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan. However, in the event that no approval of the hydrocarbon reserves is received, there will be no liability upon the Corporation in respect of the commercial discovery bonus. No approval of the hydrocarbon reserves has been applied for or received as at December 31, 2004 and December 31, 2003 and so no provision in respect of the commercial discovery bonus has been made in these financial statements.

26.

SUBSEQUENT EVENTS

In February 2005, the Corporation raised additional common equity in a series of private placement transactions, which raised $13,625,000. The Corporation issued 27,250,000 common shares at a price of $0.50 per share.

The Corporation paid a finders fee of 6% in cash and warrants equal to 6% of the common shares issued. Finders fees of $817,140. were paid and 1,634,280 Warrants to purchase additional 1,634,280 common shares at $0.50 per share were issued.

On March 7, 2005, the Corporation entered into a contract with Matrix-Regent and Matrix-Regent Securities Limited, carrying on business as Matrix Corporate Finance) for the provision of corporate financial advice and services as a financial adviser to the Corporation. The terms of the agreement provide that if the Corporation is admitted to the Alternative Investment Market of the London Stock Exchange, the Corporation will appoint Matrix Corporate Finance as its Nominating Advisor (“NOMAD”)

On March 9, 2005, the Corporation awarded 8,050,000 stock options to officers, directors and consultants under the terms of the Corporations 2000 Stock Award Plan. The options have an exercise price of $0.50 per share and an expiry date of March 8, 2008. The options vest in four annual increments beginning March 9, 2006.  In addition, the Corporation granted stock awards to the Chief Executive Officer and the Chief Financial Officer of 500,000 and 250,000 shares respectively, for prior period service with reduced compensation.

In March 2005 the Corporation issued 1,750,000 common shares to four option holders who exercised their options   under the Corporations 2000 Stock Award Plan. The Corporation realized proceeds of $ 87,500.

On March 29, 2005, the Corporation appointed Mr. Nurlan U. Balgimbayev to its Board of Directors. Mr. Balgimbayev will receive options to purchase 5,000,000 common shares of the Corporation under the 2000 Stock Award Plan. Options for 1,000,000 have been issued to Mr. Balgimbayev in accordance with the terms of the Plan and the remaining 4,000,000 options will be issued, subject to shareholder approval at the next Annual General Meeting of Shareholders.

In March 2005, the Corporation paid $80,000 to a company affiliated with Mr. Bruce Gaston, a director since December 3, 2004, for introductions to potential investors. Certain of these potential investors subsequently participated in the private placement of $13.7 million raised by the Corporation in February 2005.

27.

RESTATEMENT

Subsequent to the issuance of the Company’s 2004 financial statements, the Company’s management determined that its belief that no obligation would exist to repay ABT Ltd. for costs they incurred or advanced to KoZhaN LLP in relation to the Morskoe oil field under the farm-out agreement signed October 12, 2004 (see Note 10), should Ministry approval not be received on the transfer of 45% of the subsurface rights of the Morskoe license to ABT Ltd., was incorrect, and that in fact an obligation would exist to repay ABT Ltd. for all costs incurred or advanced by them relating to the Morskoe oil field should Ministry approval not be received.  As a result, the “Short-Term Interest Free Loan from ABT LTD” liability account, the “Oil and Gas Properties” asset account and the “Other Current Asset” account were understated in the amounts of $1,174,423, $1,088,263, and $86,160 respectively as previously reported on the Consolidated Balance Sheets included in the December 31, 2004 Form 10-KSB. The error described above also resulted in an understatement in cash flow from financing activities in the amount of $334,000 and an overstatement in cash flow from investing activities in the amount of $334,000 on the Consolidated Statements of Cash Flows. The

Consolidated Balance Sheets and the Consolidated Statements of Cash Flows as at December 31, 2004 have been restated to correct these previous misstatements.  The restatement does not impact earnings or equity.

The changes to the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows as at and for the year ended December 31, 2004 can be summarized as follows:

Affected Statements & Accounts	As at and for the Year December 31, 2004
	As Previously Reported	As Restated
Balance Sheets:
Other current asset	-	86,160
Total Current assets	1,695,973	1,782,133
Oil and gas properties	22,158,082	23,246,345
Total Assets	24,583,455	25,787,879
Short-term interest free loan from ABT Ltd	166,000	1,340,423
Total Current Liabilities	3,401,213	4,575,636
Total Liabilities	11,185,627	12,360,050
Total Liabilities and Equity	24,583,455	25,757,879
Statements of Cash Flows:
Financing:
Advance from ABT Ltd.	166,000	500,000
Total Cash Flow from Financing	10,990,520	11,324,520
Investing:
Capital Expenditure-oil and gas properties	(303,203)	1,391,466
Cash flow from non-cash working capital:
Advance to ABT Ltd.	-	(86,160)
Increase in short-term loan interest free loan from ABT Ltd	-	840,423
Total Cash Flow from Investing	(5,325,187)	(5,659,187)

28.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (Unaudited)

Interim Quarter Ended	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
	$	$	$	$
Loss from continuing operations	(3,197,888)	(1,899,381)	(924,040)	(794,943)
Income (loss) from Discontinued Operations	47,102	2,433	(13,315)	(12,016)
Net loss	(3,150,786)	(1,896,948)	(937,355)	(806,959)

Loss per share	(0.06)	(0.03)	(0.02)	(0.02)

Interim Quarter Ended	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
	$	$	$	$
Loss from continuing operations	(1,692,883)	(549,926)	(506,093)	(380,860)
Income (Loss) from Discontinued Operations
	37,055	8,622	13,226	5,703
Net loss	(1,692,883)	(549,926)	(506,093)	(380,860)

Loss per share	(0.06)	(0.02)	(0.02)	(0.02)

INDEPENDENT AUDITORS' REPORT

To the Partners of Vector Energy West LLP (a development stage company):

We have audited the accompanying balance sheets of Vector Energy West LLP (the “Partnership”), a development stage company, as at December 31, 2003 and 2002, and the related statements of loss, changes in partners’ deficit and cash flows (the “financial statements”) for the years ended December 31, 2003 and 2002, and for the cumulative period from July 4, 2001 (inception date) to December 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and for the cumulative period from July 4, 2001 (inception date) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The Partnership is in the exploration and development stage as at December 31, 2003. As further discussed in Note 2 to the financial statements, successful completion of the Partnership’s exploration and development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its exploration and development activities, obtaining necessary regulatory approvals and achieving a level of sales adequate to support the Partnership’s cost structure.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern.  The Partnership is a development stage company engaged in acquisition, exploration and development of oil and gas properties. As discussed in Note 16 to these financial statements, the Partnership is required by July 1, 2004 to remedy certain violations of major requirements of the Subsurface Use Contracts.  In the case of failure to remedy such violations, the Subsurface Use Contracts can be terminated by the Government, which raises doubt about the Partnership’s ability to continue as a going concern.  As further discussed in Note 17 to these financial statements, subsequent to December 31, 2003 the Partnership made some actions to remedy these violations.  These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Deloitte & Touche

TOO Deloitte & Touche

April 30, 2004 (except for Note 17, as to which the date is July 5, 2004)

Almaty, Kazakhstan

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF LOSS

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2003

(expressed in United States Dollars)

	Notes	Year ended December 31, 2003	Year ended December 31, 2002	Cumulative period from July 4, 2001 (inception date) to December 31, 2003

EXPENSES:
General and administrative expenses	4	$65,512	$10,712	$76,224

OPERATING LOSS		65,512	10,712	76,224

OTHER INCOME AND EXPENSES:
Foreign exchange loss/(gain), net		1,258	(152)	1,106

LOSS BEFORE TAXATION		66,770	10,560	77,330

INCOME TAX EXPENSE	3, 12	-	-	-

NET LOSS		$66,770	$10,560	$77,330

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

AS AT DECEMBER 31, 2003 AND 2002

(expressed in United States Dollars)

	Notes	2003	2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$118	$463
Accounts receivable		125	-
Advances paid		4,639	-
Total current assets		4,882	463

NON-CURRENT ASSETS:
Oil and gas properties	5	3,923,276	-
Total non-current assets		3,923,276	-

TOTAL ASSETS		3,928,158	463

LIABILITIES AND PARTNERS’ DEFICIT
CURRENT LIABILITIES:
Obligations for social programs and programs for
infrastructure development – current portion	6	350,000	-
Obligations on professional training of personnel –
current portion	7	119,600	-
Penalties payable	8	61,739	-
Obligations on acquisition of the right on the geological
information use	9	758,265	-
Loan and interest payable	10	529,813	-
Accounts payable to related party	14	15,318	10,514
Other payments and accruals		893	-
Total current liabilities		1,835,628	10,514

NON-CURRENT LIABILITIES:
Obligations for social programs and programs for
infrastructure development – non-current portion	6	913,480	-
Obligations on professional training of personnel – non-
current portion	7	307,722	-
Obligations on historical costs reimbursement	11	948,149	-
Total non-current liabilities		2,169,351	-

COMMITMENTS AND CONTINGENCIES	16

PARTNERS’ DEFICIT:

Charter fund	13	509	509
Deficit accumulated during the development stage		(77,330)	(10,560)
Total partners’ deficit		(76,821)	(10,051)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT		3,928,158	463

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2003

(expressed in United States Dollars)

	Charter	Deficit	Total
	fund	accumulated
		during the
		development
		stage

Balance at July 4, 2001 (inception date)	$-	$-	$-

Balance at December 31, 2001	$-	$-	$-

Contribution to the charter fund	509	-	509
Net loss	-	(10,560)	(10,560)

Balance at December 31, 2002	$509	$(10,560)	$(10,051)

Net loss	-	(66,770)	(66,770)

Balance at December 31, 2003	$509	$(77,330)	$(76,821)

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOW

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2003

(expressed in United States Dollars)

	Notes	Year ended December 31, 2003	Year ended December 31, 2002	Cumulative period from July 4, 2001 (inception date) to December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss $		$ (66,770)	$ (10,560)	$ (77,330)

Adjustments for:
Penalties accrued	8	61,739	-	61,739

Changes in operating assets and liabilities:
Increase in receivables		(125)	-	(125)
Increase in advances paid		(4,639)	-	(4,639)
Increase in accounts payable to related party		4,804	10,514	15,318
Increase in other payables and accruals		893	-	893

Net cash used in operating activities		(4,098)	(46)	(4,144)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties		(501,247)	-	(501,247)

Net cash used in investing activities		(501,247)	-	(501,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	10	505,000	-	505,000
Contributions to the charter fund	13	-	509	509

Net cash received from financing activities		505,000	509	505,509

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(345)	463	118

CASH AND CASH EQUIVALENTS, at the beginning of the period	463	-	-
CASH AND CASH EQUIVALENTS, at the end of the period	118	463	118

Non-cash transactions: During the periods presented above, the Partnership had certain non-cash transactions, such as capitalization of obligations for social programs and programs for infrastructure development, obligations on professional training of personnel, interest on loans obtained and obligations on historical costs reimbursement in total amount of USD 3,422,029.

The notes form an integral part of these financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002, AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO DECEMBER 31, 2002

(expressed in United States Dollars unless noted otherwise)

1.  DESCRIPTION OF BUSINESS

Vector Energy West LLP, a development stage company, (hereinafter referred to as the “Partnership”) was registered as a limited liability partnership under the laws of the Republic of Kazakhstan on July 4, 2001. The main activities of the Partnership are the acquisition, exploration and development of oil and gas properties in the Atyrau region, Republic of Kazakhstan.

On December 28, 2002, the Partnership entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region (the “Subsurface Use Contracts”). From that date to  December 31, 2003, no major exploration activities have been carried out. In accordance with the Subsurface Use Contract # 1077 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Subsurface Use Contract # 1076 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Liman-2 oilfield during 5 years from 2003 to 2007 and to perform production activities during the subsequent 20 years.

As at December 31, 2003 and 2002 the Partnership employed 1 staff.

Legal Name	Vector Energy West LLP
Legal Address	11/13 Baiseitov str., office 1, Almaty, Republic of Kazakhstan
Legal Registration Number	40988-1910-TOO (ИУ)
Ownership status	Private

2. BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The Partnership maintains accounting records and prepares its financial statements in Kazakhstani tenge in accordance with the requirements of Kazakhstani accounting and tax legislation. The accompanying financial statements differ from the financial statements prepared for statutory purposes in the Republic of Kazakhstan in that they reflect certain adjustments, not recorded in the statutory books of the Partnership, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

Use of estimates – The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses of the reporting period then ended. Actual results could differ from those estimates.

Development stage company – The accompanying financial statements have been prepared based on the assumption that the Partnership will continue as a going concern and there is no indication that the Partnership intends to or has to be liquidated, or significantly decrease its activity in the near future. The ability of the Partnership to pay its debts when they are due depends on continued financial support from its partners.

At present, the Partnership’s oil and gas operations are in the acquisition and exploration phase, and therefore, the Partnership is in the development stage. This phase is expected to last until the Partnership finds economically profitable oil reserves. Until such reserves are found and proven and necessary regulatory approvals are obtained, uncertainty exists as to whether the long-lived assets of the Partnership are recoverable.

As discussed in Note 16 to these financial statements, the Partnership is required by July 1, 2004 to remedy certain violations of major requirements of the Subsurface Use Contracts.  In the case of failure to remedy such violations, the Subsurface Use Contracts can be terminated by the Government, which raises doubt about the Partnership’s ability to continue as a going concern.  As further discussed in Note 17 to these financial statements, subsequent to December 31, 2003 the Partnership made some actions to remedy these violations. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents – Cash and cash equivalents include cash on hand and in banks.

Accounts receivable – Accounts receivable are stated at their net realizable values after deducting provisions for uncollectible amounts, if any. Such provisions reflect estimates based on evidence of collectibility.

Oil and gas properties – The Partnership follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are charged to expense as incurred.

Costs incurred for the acquisition of rights to explore and develop the Atyrau and Liman-2 oilfields, including but not limited to payment for the right on the geological information use, signature bonuses, obligations on professional training of personnel, obligations for social programs and programs for infrastructure development are capitalized and classified as a right on subsurface use.

Impairment of long-lived assets – The Partnership reviews its long-lived assets, including oil and gas properties, after the discovery of proved reserves and the start of the development phase for possible impairment by comparing their carrying values to the undiscounted future net before-tax cash flows. Asset impairment may  occur  if these undiscounted future net before-tax cash flows are lower than anticipated reserves, there are write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and/or significant change in the extent or manner of use or physical change in an asset. Impaired assets are written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Partnership performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period.

Obligations for social programs and programs for infrastructure development – The Partnership has recognized obligations to contribute funds to social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 6).

Asset retirement obligations – In accordance with the SFAS No. 143 “Accounting for Asset Retirement Obligations”, the Partnership is required to record the present value of obligations associated with the retirement of oil and gas properties in the period in which they are incurred. The liability should be capitalized as part of the oil and gas properties. Subsequently, asset retirement cost should be allocated to expense using a systematic and rational method over its useful life.

The Partnership adopted provisions of the SFAS No. 143 in 2002. However, as described in Note 16 it has not recorded asset retirement obligations in these financial statements.

Obligations on professional training of personnel – The Partnership has recognized obligations on professional training of its personnel pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 7).

Obligations on historical costs reimbursement – The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 11).

Borrowing costs – Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of the related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Capitalized interest cannot exceed gross interest expense.

Provisions – Provisions are recognized when the Partnership has a present obligation as a result of a past event to incur such costs and when a reliable estimate can be made for the amount of these costs.

Borrowings – Interest bearing loans are recorded at the amounts of the proceeds received, net of the direct issue costs. Interest costs are accounted for on an accrual basis and included in accrued expenses to the extent that they are not settled in the period in which they arise.

Foreign currency translation – In accordance with the SFAS No. 52 “Foreign Currency Translation”, these financial statements have been translated into United States Dollars (“US Dollars”) from Kazakhstani tenge (“tenge”). The Partnership maintains its accounting records in tenge. The majority of the Partnership’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, management believes that the US Dollar is the functional currency of the Partnership.

Long-lived assets and equity are translated using historic exchange rates. Monetary assets and liabilities are translated using the exchange rate of 144.22 and 155.60 tenge/US Dollar, as at December 31, 2003 and 2002, respectively. Expenses are translated at a weighted-average rate of 149.50 and 154.36 tenge/US Dollar for the year ended December 31, 2003 and 2002, respectively. Gains and losses arising from these translations are included in the statements of loss.

The Kazakhstani tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of tenge denominated assets and liabilities into US Dollars for the purpose of these financial statements does not indicate that the Partnership could realize or settle the reported values of the assets and liabilities in US Dollars. Likewise, it does not indicate that the Partnership could return or distribute the reported US Dollars values of charter fund and retained earnings to the partners.

Income taxes – Income taxes are accounted for under the asset and liability method in accordance with the SFAS No. 109 “Accounting for Income Taxes”. Tax on the income or loss for the year comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred tax assets and liabilities are recognized as the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

The Partnership is a development stage company. Most of the expenditures made during the exploration and development stage are capitalized. In the current year, the Partnership does not have an income tax liability.

Employee Benefits

Pension payments

The Partnership contributes to an employee accumulated pension fund an amount equivalent to 10% of employees’ salaries but not more than 37,500 tenge per month in 2003. Pension fund payments are withheld from employees’ salaries and included with general and administrative expenses in the statement of loss. As at December 31, 2003, the Partnership was not liable for any supplementary pensions, post-retirement health care, insurance benefits or retirement indemnities to its current or former employees.

Social tax

The Partnership makes mandatory social tax payment in the amount of 21% of employee’s salaries. These costs are recorded in the period when they are incurred and capitalized as part of oil and gas properties.

Related parties – The following are considered to be related parties of the Partnership:

§

Partnership’s partners, director and officer; and,
§	Enterprises in which partners, officers or directors of the Partnership and their immediate families have control or significant influence.

Impact of Recent and Pending Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 elaborates on the disclosures the Partnership must make about its obligations under certain guarantees that the Partnership has issued. It also requires the Partnership to recognize, at the inception of a guarantee, a liability for the fair value of the obligations the Partnership has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. The Partnership adopted provisions of FASB Interpretation No. 45 in 2003. Adoption of these provisions does not have a material impact on the Partnership’s financial position or results of operations. The disclosure requirements are effective for annual or interim periods ending after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN No. 46”).  FIN No. 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN No. 46(R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements.

The Partnership must adopt and apply FIN No. 46(R) for reporting periods ending after December 15, 2004.  FIN No. 46(R) is not expected to have a material impact on the Partnership’s results of operations or financial position.

The following standards issued by the FASB do not impact the Partnership at this time:

§

SFAS No. 146 – “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002;
§	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, effective for financial statements issued after June 15, 2003;
§

SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirements Benefits – an amendment of SFAS No. 87, 88 and 106”, effective for financial statements issued after December 15, 2003; and

§	SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, effective for contracts entered into or modified after June 30, 2003.

4.  GENERAL AND ADMINISTRATIVE EXPENSES

During the years ended December 31, 2003 and 2002, and the period from July 4, 2001 (inception date) to December 31, 2001, general and administrative expenses comprised the following:

	Year ended December 31, 2003	Year ended December 31, 2002	Cumulative period from July 4, 2001 (inception date) to December 31, 2003

Penalties accrued for delay of payment of the signature bonus and for the right on the geological information use (see Note 8)	$61,739	$-	61,739
Business trip expenses	689	5,206	5,895
Bank fees	87	-	87
Legal fees	-	4,123	4,123
Other expenses	2,997	1,383	4,380

Total	$65,512	$10,712	76,224

5.

OIL AND GAS PROPERTIES

As at December 31, 2003 and 2002, oil and gas properties comprised the following:

	2003	2002

Subsurface use rights	$1,284,325	$-
Obligations for social programs and programs for infrastructure development	1,263,480	-
Obligations on historical costs reimbursement	948,149	-
Obligations on professional training of personnel	427,322	-

Total	$3,923,276	$-

Interest capitalized in 2003 amounted to USD 24,813 (2002: NIL) (see Note 11).

6.  OBLIGATIONS FOR SOCIAL PROGRAMS AND PROGRAMS FOR INFRASTUCTURE DEVELOPMENT

	2003	2002

Within one year	$350,000	$-
In the second to the fifth inclusive	1,250,000	-
Total obligations	1,600,000	-

Less: discount on obligations for social programs and programs for infrastructure development	(336,520)	-

Present value of obligations for social programs and programs for infrastructure development	1,263,480	-

Amount due for settlement within one year	350,000	-
Amount due for settlement after one year	913,480	-

Total	$1, 263, 480	$-

In accordance with the Subsurface Use Contracts the Partnership is unavoidably obliged to contribute funds to the social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan, in total amount of USD 1,000,000 for the Atyrau oilfield during the exploration phase and USD 600,000 for the Liman-2 oilfield during the exploration phase of the Subsurface Use Contracts. As at December 31, 2003, the Partnership had not made any payments for the social programs and programs on infrastructure development. These payments are due from 2003 to 2008 for the Atyrau oilfield and from 2003 to 2007 for the Liman-2 oilfield.

Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government.  These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

7.  OBLIGATIONS ON PROFESSIONAL TRAINING OF PERSONNEL

	2003	2002

Within one year	$119,600	$-
In the second to the fifth inclusive	419,400	-
Total obligations	539,000	-

Less: discount on obligations on professional training of personnel	(111,678)	-

Present value of obligations on professional training of personnel	427,322	-

Amount due for settlement within one year	119,600	-
Amount due for settlement after one year	307,722	-

Total	$427,322	$-

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts the Partnership is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contracts’ operations at the rate of not less than 1% of the total amount of investments. Under the Subsurface Use Contracts the total amount of investments was established at USD 53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

8.  PENALTIES PAYABLE

In accordance with the Subsurface Use Contracts the Partnership was obliged to pay signature bonuses in total amount of USD 350,000 for acquiring the subsurface use rights for two oilfields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at December 31, 2003, the Partnership paid USD 349,594 to the Government as signature bonuses for the Atyrau and Liman-2 oilfields with significant delay. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at December 31, 2003 amounted to USD 35,570 (2002: NIL).

In accordance with the Subsurface Use Contracts and the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership was obliged to pay an amount of USD 151,653 for the right on the geological information use within the established schedule. The Partnership delayed payment of this amount. Penalties accrued on delaying the payment for the right on the geological information use as at December 31, 2003 amounted to USD 26,169 (2002: NIL).

9.  OBLIGATIONS ON ACQUISITION OF THE RIGHT ON THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership is obliged to pay an additional amount for the right on the geological information use in the case the Partnership attracts foreign investors.

As described in Note 17, on April 10, 2004 Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund. Accordingly, the Partnership recognized additional obligations on acquisition of the right on the geological information use as at December 31, 2003 in the amount of USD 758,265 (2002: NIL).

10.  LOAN AND INTEREST PAYABLE

As at December 31, 2003 and 2002, loan and interest payable comprised the following:

Secured	2003	2002

Lorgate Management Inc.	$529,813	$-

	$529,813	$-

Loan	$505,000	$-
Interest	24,813	-

Total	$529,813	$-

On June 23, 2003 the Partnership obtained a loan from Lorgate Management Inc. (“Lorgate”) in the amount of USD 505,000 at 10% interest rate per annum. The maturity date of the loan is July 11, 2004. As per the terms of the Loan Agreement the total amount of the loan was used to make payment of signature bonuses and to pay for the right on the geological information use for both oilfields. In the case the loan and interest payment is delayed for more than 3 working days, the entire amount of both loan and interest shall attract a penalty at the rate of 2% per annum for each banking day after delay.

During the year ended December 31, 2003 interest accrued by the Partnership on the outstanding loan amounted to USD 24,813 (002: NIL).  Interest should be repaid together with principal on July 11, 2004.

11.  OBLIGATIONS ON HISTORICAL COSTS REIMBURSEMENT

The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076  dated December 28, 2002 and  the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of USD 948,149 as at December 31, 2003 (2002: NIL).

12.  TAXATION

The Partnership provides for taxes based on its statutory financial statements that are maintained and prepared in tenge and in accordance with the statutory regulations of the Republic of Kazakhstan. The Partnership is subject to permanent tax differences due to the fact that certain expenses are not deductible for income tax purposes under Kazakhstan regulations.

The Partnership is in the exploration and development stage and so currently has no income from its operations. Unrealized foreign exchange losses do not attract tax relief and so are of the nature of permanent differences.  Any other tax loss for 2003 may be available for offset against taxable profits arising in the following three years.  However, the tax base of the Partnership’s assets, liabilities and allowable losses will be determined only once the Partnership submits tax returns claiming allowances against taxable income.

Accordingly, until this time, no deferred tax assets or liabilities have been established. Also, temporary differences arising cannot be determined with any accuracy until this time and so an analysis of temporary differences arising cannot be provided.

13.  CHARTER FUND

As at December 31, 2003 and 2002, charter fund comprised the following:

	Participation	2003	2002
	share %

Batys Petroleum LLP	98.0	$499	$499
Glushich V.P.	2.0	10	10

Total	100.0	$509	$509

As described in Note 17, on April 10, 2004, Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund.

14.  RELATED PARTIES TRANSACTIONS

Accounts payable - As at December 31, 2003 and 2002, accounts payable for business trips and other expenses to the president amounted to USD 15,318 and USD 10,514, respectively.

Directors’ remuneration – Compensation paid to the president for his service in a full time executive management position is made up of a salary of 72,000 tenge annually.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

As at December 31, 2003 and 2002, the fair value, the related method of determining fair value and the carrying value of the Partnership’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Partnership is exposed to market, credit and currency risks arises in the normal course of the Partnership’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Partnership to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Management believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Partnership’s only potential interest rate risk relates to the loan from Lorgate, which is at a fixed interest rate.

Foreign currency risk – The Partnership undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Partnership does not hedge its foreign currency risk.

16.  COMMITMENTS AND CONTINGENCIES

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if the Partnership is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Partnership has received notice from the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Partnership failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, namely:

§	To carry out the Minimal Work Program during the exploration phase;
§	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
§	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
§	To contribute funds to Atyrau region for social programs and programs on infrastructure development;
§	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
§	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
§	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Partnership has received notice from the Competent Body that the Partnership failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, namely:

§	To carry out the Minimal Work Program during the exploration phase;
§	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
§	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
§	To contribute funds to Atyrau region for social programs and programs on infrastructure development;
§	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
§	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
§	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Partnership is required by July 1, 2004 to remedy these violations and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these violations and to report on corrective and preventive actions undertaken against any further breach of contractual obligations. In the case of failure to remedy indicated violations, the Contracts # 1076 and # 1077 dated December 28, 2002 shall be terminated.

Investment commitments – In accordance with the Subsurface Use Contracts, the Partnership is obliged to invest a minimum of USD 53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract the Partnership is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is USD 22,507,380. From this amount, USD 112,537 was paid to the Government in 2003. The remaining amount of USD 22,394,843 is expected to be settled according to payment schedule to be agreed between the Partnership and the Government not later than 120 days after approval of the hydrocarbon reserves.

Commercial discovery bonus – In accordance with the Subsurface Use Contracts the Partnership is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.

Commitment to sell produced oil in the Republic of Kazakhstan – In accordance with the Subsurface Use Contracts and Decree # 1172 of the Government of Republic of Kazakhstan dated August 2, 2000 the Partnership is obliged to sell 100% of oil produced during the exploration phase, and 20% of oil produced during the production phase to oil refineries located in the Republic of Kazakhstan.

Commitment to create deposit account for liquidation fund payments – In accordance with the Subsurface Use Contracts the Partnership is obliged to establish a liquidation fund to finance the liquidation of the consequences of its oil and gas operations in the amount of 1% of total amount of investments during the period covered by the Subsurface Use Contracts, which shall be made to the special deposit account in any bank in the Republic of Kazakhstan. The Partnership is also obliged to obtain the Government approval of the program on liquidation of consequences of its operations under the Subsurface Use Contracts, including a budget of liquidation costs, not later than 360 days before the expiration of the Subsurface Use Contracts.

The Partnership is currently not able to estimate with certainty the extent or cost of the asset retirement program it will be required to undertake and according has made no provisions in these financial statement in respect of future asset retirement costs.  Had the Partnership accrued the liquidation fund according to the Subsurface Use Contracts, the undiscounted accrual at December 31, 2003 would have been approximately USD 539,000.

Insurance commitments – In accordance with the Subsurface Use Contracts the Partnership is obliged to develop the Business, Property and Liability Risk Insurance Program and submit it for approval to the Competent Body.

Operating environment – The Partnership’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Partnership’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Partnership believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Partnership is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require the Partnership to modernize technology to meet more stringent standards.

17.  SUBSEQUENT EVENTS

Change in the Partnership’s ownership structure – On April 10, 2004 Big Sky Energy Atyrau Ltd., incorporated under the laws of province of Alberta, Canada acquired 100% of the shares in the Partnership’s charter fund.

Subsequent actions taken to remedy violations of the Subsurface Use Contracts (see Note 16) – The Partnership has held extended meeting with representatives of the Competent Body on July 2 to 5, 2004.  As a result it was agreed that before July 31, 2004 the Partnership will:

§

Submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation - on June 9, 2004 the Partnership’s Annual Work Program for 2004 has been  approved by the Competent Body for both oilfields. The Annual Work Program for 2005 will be determined in October 2004 and finalised with the Competent Body in November 2004;

§	Provide professional training to the personnel employed for the Subsurface Use Contract’s operations - a budget of USD 10,000 has been allocated for this purpose;
§	Contribute funds to Atyrau region for social programs and programs for infrastructure development - it was agreed to defer this to the end of 2004;
§

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body - the Partnership has appointed AIG as its Insurance Underwriter.  The Partnership has made the Insurance Broker aware of the deadline;

§

Submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body - as no activities had been carried out prior to the transaction date, none were filed.  Subsequently, the Competent Body has been informed of Partnership’s activities and provided with a list of personnel assigned to the project and proof that an office has been set up; and

§
Establish and make contributions to the Liquidation Fund - this is expected to be completed on July 26, 2004.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENTS OF LOSS (UNAUDITED)

FOR THE THREE MONTHS  ENDED MARCH 31, 2004 AND 2003 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars)

	Notes	Three months ended March 31, 2004	Three months ended March 31, 2003	Cumulative period from July 4, 2001 (inception date) to March 31, 2004

EXPENSES:
General and administrative expenses	4	$765	$1,257	$76,989

OPERATING LOSS		765	1,257	76,989

OTHER EXPENSES:
Foreign exchange loss, net		435	1,033	1,541
Accretion expenses		52,190	-	52,190

LOSS BEFORE TAXATION		53,390	2,290	130,720

INCOME TAX EXPENSE	3, 12	-	-

NET LOSS		$53,390	$2,290	$130,720

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS (UNAUDITED)

AS AT MARCH 31, 2004 AND DECEMBER 31, 2003

(in US Dollars)

	Notes	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$ 108	$ 118
Accounts receivable		144	125
Advances paid		4,817	4,639
Total current assets		5,069	4,882

NON-CURRENT ASSETS:
Oil and gas properties	5	3,936,041	3,923,276
Total non-current assets		3,936,041	3,923,276

TOTAL ASSETS		3,941,110	3,928,158

LIABILITIES AND PARTNERS’ DEFICIT
CURRENT LIABILITIES:
Obligations for social programs and programs for infrastructure development – current portion	6	350,000	350,000
Obligations on professional training of personnel – current portion	7	119,600	119,600
Penalties payable	8	61,739	61,739
Obligations on acquisition of the right of the geological information use	9	758,265	758,265
Loan and interest payable	10	542,578	529,813
Accounts payable to related party	14	15,318	15,318
Other payables and accruals		2,280	893
Total current liabilities		1,849,780	1,835,628

NON-CURRENT LIABILITIES:
Obligations for social programs and programs for infrastructure development – non-current portion	6	945,961	913,480
Obligations on professional training of personnel – non-current portion	7	318,664	307,722
Obligations on historical costs reimbursement	11	956,916	948,149
Total non-current liabilities		2,221,541	2,169,351

COMMITMENTS AND CONTINGENCIES	16

PARTNERS’ DEFICIT:
Charter fund	13	509	509

Deficit accumulated during the development stage	(130,720)	(77,330)
Total partners’ deficit	(130,211)	(76,821)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$3,941,110	$3,928,158

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENTS OF CHANGES IN PARTNERS’ DEFICIT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars)

	Charter fund	Deficit accumulated during the development stage	Total

Balance at July 4, 2001 (inception date)	$-	$-	$-

Balance at December 31, 2001	$-	$-	$-

Contributions to the charter fund	509	-	509
Net loss	-	(10,560)	(10,560)

Balance at December 31, 2002	$509	$(10,560)	$(10,051)

Net loss	-	(66,770)	(66,770)

Balance at December 31, 2003	$509	$(77,330)	$(76,821)

Net loss	-	(53,390)	(53,390)

Balance at March 31, 2004	$509	$(130,720)	$(130,211)

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars)

	Three months ended March 31, 2004	Three months ended March 31, 2003	Cumulative period from July 4, 2001 (inception date) to March 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53,390)	$(2,290)	$(130,720)

Adjustments for:
Penalties accrued	-	-	61,739
Accretion expenses	52,190	-	52,190

Changes in operating assets and liabilities:
Increase in receivables	(19)	(33)	(144)
Increase in advances paid	(178)	-	(4,817)
Increase in accounts payable to related party	-	2,348	15,318
Increase in other payables and accruals	1,387	-	2,280

Net cash (used in)/from operating activities	(10)	25	(4,154)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	-	-	(501,247)

Net cash used in investing activities	-	-	(501,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	-	-	505,000
Contributions to the charter fund	-	-	509

Net cash received from financing activities	-	-	505,509

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(10)	25	108

CASH AND CASH EQUIVALENTS, beginning of the period	118	463	-
CASH AND CASH EQUIVALENTS, end of the period	$108	$488	$108

Non-cash transactions. During the three months ended March 31, 2004, the Partnership had certain non-cash transactions, such as capitalization of interest on loans obtained on total amount of USD 12,765 (three months ended March 31, 2003: NIL). During the period from July 4, 2001 (inception date) to March 31, 2004 the Partnership had certain non-cash transactions, such as capitalization of obligations for social programs and programs for infrastructure development, obligations on professional training of personnel, interest on loans obtained and obligations on historical costs reimbursement in total amount of USD 3,434,794.

The notes form an integral part of these interim financial statements.

VECTOR ENERGY WEST LLP (A DEVELOPMENT STAGE COMPANY)

NOTES TO THE INTERIM FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND FOR THE CUMULATIVE PERIOD FROM JULY 4, 2001 (INCEPTION DATE) TO MARCH 31, 2004

(in US Dollars unless noted otherwise)

1.

DESCRIPTION OF BUSINESS

Vector Energy West LLP, a development stage company, (hereinafter referred to as the “Partnership”) was registered as a limited liability partnership under the laws of the Republic of Kazakhstan on July 4, 2001. The main activities of the Partnership are the acquisition, exploration and development of oil and gas properties in the Atyrau region, Republic of Kazakhstan.

On December 28, 2002, the Partnership entered into Subsurface Use Contracts with the Government of the Republic of Kazakhstan (the “Government”) to explore for and produce hydrocarbons in the Atyrau and Liman-2 oilfields in the Atyrau region (the “Subsurface Use Contracts”). From that date to  December 31, 2003, no major exploration activities have been carried out. In accordance with the Subsurface Use Contract # 1077 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Atyrau oilfield during 6 years from 2003 to 2008. In accordance with the Subsurface Use Contract # 1076 dated December 28, 2002 the Partnership received the right to perform exploration activities on the Liman-2 oilfield during 5 years from 2003 to 2007 and to perform production activities during the subsequent 20 years.

As at March 31, 2004 and December 31, 2003 the Partnership employed 1 staff.

Legal Name	Vector Energy West LLP
Legal Address	11/13 Baiseitov Str., office 1, Almaty, Republic of Kazakhstan
Legal Registration Number	40988-1910-TOO (ИУ)
Ownership status	Private

2.

BASIS OF PRESENTATION

The accompanying interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The Partnership maintains accounting records and prepares its financial statements in Kazakhstani tenge in accordance with the requirements of Kazakhstani accounting and tax legislation. The accompanying financial statements differ from the financial statements prepared for statutory purposes in the Republic of Kazakhstan in that they reflect certain adjustments, not recorded in the statutory books of the Partnership, which are appropriate to present the financial position, results of operations and cash flows in accordance with US GAAP.

In the opinion of management, these interim financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Partnership’s financial position at March 31, 2004 and the results of operations and cash flows for the three-month periods ended March 31, 2004 and 2003.

Use of estimates – The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses of the reporting period then ended. Actual results could differ from those estimates

Development stage company – The accompanying interim financial statements have been prepared based on the assumption that the Partnership will continue as a going concern and there is no indication that the Partnership intends to or has to be liquidated, or significantly decrease its activity in the near future. The ability of the Partnership to pay its debts when they are due depends on continued financial support from its partners.

At present, the Partnership’s oil and gas operations are in the acquisition and exploration phase, and therefore, the Partnership is in the development stage. This phase is expected to last until the Partnership finds economically profitable oil reserves. Until such reserves are found and proven and necessary regulatory approvals are obtained, uncertainty exists as to whether the long-lived assets of the Partnership are recoverable.

As discussed in Note 16 to these interim financial statements, the Partnership is required by July 1, 2004 to remedy certain violations of major requirements of the Subsurface Use Contracts with the Government of the Republic of Kazakhstan.  In the case of failure to remedy such violations, the Subsurface Use Contracts can be terminated by the Government, which raises doubt about the Partnership’s ability to continue as a going concern.  As further discussed in Note 17 to these interim financial statements, subsequent to December 31, 2003 the Partnership made some actions to remedy these violations. These interim financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents – Cash and cash equivalents include cash on hand and in banks.

Accounts receivable – Accounts receivable are stated at their net realizable values after deducting provisions for uncollectible amounts, if any. Such provisions reflect estimates based on evidence of collectibility.

Oil and gas properties – The Partnership follows the successful efforts method of accounting for its oil and gas operations, whereby expenditures for property acquisitions and all development costs (including development dry holes) and support equipment and facilities are capitalized. The costs of unsuccessful exploratory wells are charged to expense at the time the wells or other exploration activities are determined to be non-productive. Production costs, overheads and all exploration costs other than exploratory drilling are charged to expense as incurred.

Costs incurred for the acquisition of rights to explore and develop the Atyrau and Liman-2 oilfields, including but not limited to payment for the right on the geological information use, signature bonuses, obligations on professional training of personnel, obligations for social programs and programs for infrastructure development are capitalized and classified as a right on subsurface use.

Impairment of long-lived assets – The Partnership reviews its long-lived assets, including oil and gas properties, after the discovery of proved reserves and the start of the development phase for possible impairment by comparing their carrying values to the undiscounted future net before-tax cash flows. Asset impairment may occur if these undiscounted future net before-tax cash flows are lower than anticipated reserves, there are write downs of proved reserves based on field performance, significant changes in commodity prices, significant decreases in the market value of an asset, and/or significant change in the extent or manner of use or physical change in an asset. Impaired assets are written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties, the Partnership performs the impairment test on an individual field basis. Unproved properties are reviewed periodically to determine if there has been impairment of the carrying value, with any such impairment charged to expense in the current period.

Obligations for social programs and programs for infrastructure development – The Partnership has recognized obligations to contribute funds to social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 6).

Asset retirement obligations – In accordance with the SFAS No. 143 “Accounting for Asset Retirement Obligations”, the Partnership is required to record the present value of obligations associated with the retirement of oil and gas properties in the period in which they are incurred. The liability should be capitalized as part of the oil and gas properties. Subsequently, asset retirement cost should be allocated to expense using a systematic and rational method over its useful life.

The Partnership adopted the provisions of the SFAS No. 143 in 2002. However, as described in Note 16, it has not recorded asset retirement obligations in these interim financial statements.

Obligations on professional training of personnel – The Partnership has recognized obligations on professional training of its personnel pursuant to the terms of the Subsurface Use Contracts. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 7).

Obligations on historical costs reimbursement – The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. These obligations are recorded at their present value, using a 15% per annum discount rate. The obligations are capitalized as part of the oil and gas properties (see Notes 5 and 11).

Borrowing costs – Interest costs related to financing the acquisition of the subsurface use rights, conducting exploration activities and financing major oil and gas development projects are capitalized as part of the related assets until the projects are evaluated, or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Capitalized interest cannot exceed gross interest expense.

Provisions – Provisions are recognized when the Partnership has a present obligation as a result of a past event to incur such costs and when a reliable estimate can be made for the amount of these costs.

Borrowings – Interest bearing loans are recorded at the amounts of the proceeds received, net of the direct issue costs. Interest costs are accounted for on an accrual basis and included in accrued expenses to the extent that they are not settled in the period in which they arise.

Foreign currency translation – In accordance with the SFAS No. 52 “Foreign Currency Translation”, these financial statements have been translated into United States Dollars (“US Dollars”) from Kazakhstani tenge (“tenge”). The Partnership maintains its accounting records in tenge. The majority of the Partnership’s capitalized costs, expenses, liabilities, loans and cash flows are denominated in US Dollars. Accordingly, management believes that the US Dollar is the functional currency of the Partnership.

Long-lived assets and equity are translated using historic exchange rates. Monetary assets and liabilities are translated using the exchange rate of 138.88 and 144.22 tenge/US Dollar, as at March 31, 2004 and December 31, 2003, respectively. Expenses are translated at a weighted-average rate of 139.86 and 153.54 tenge/US Dollar for the periods ended March 31, 2004 and 2003, respectively. Gains and losses arising from these translations are included in the interim statements of loss.

The Kazakhstani tenge is not a fully convertible currency outside of the Republic of Kazakhstan. The translation of tenge denominated assets and liabilities into US Dollars for the purpose of these interim financial statements does not indicate that the Partnership could realize or settle the reported values of the assets and liabilities in US Dollars. Likewise, it does not indicate that the Partnership could return or distribute the reported US Dollars values of charter fund and retained earnings to the partners.

Income taxes – Income taxes are accounted for under the asset and liability method in accordance with the SFAS No. 109 “Accounting for Income Taxes”. Tax on the income or loss for the year comprises current tax and any change in deferred tax. Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, and any adjustment of tax payable for previous years.

Deferred tax assets and liabilities are recognized as the future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is realized.

The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income in the reporting periods in which the originating expenditure becomes deductible. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. In making this assessment, management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies.

The Partnership is a development stage company. Most of the expenditures made during the exploration and development stage are capitalized. In the current year, the Partnership does not have an income tax liability.

Employee benefits

Pension payments

The Partnership contributes to an employee accumulated pension fund an amount less from 10% of employees’ salaries or 37,500 tenge (USD 270). Pension fund payments are withheld from employees’ salaries and included with general and administrative expenses in the statement of loss. As at March 31, 2004, the Partnership was not liable for any supplementary pensions, post-retirement health care, insurance benefits or retirement indemnities to its current or former employees.

Related parties – The following are considered to be related parties of the Partnership:

§	Partnership’s partners, director and officer; and,
§	Enterprises in which partners, officers or directors of the Partnership and their immediate families have control or significant influence.

Impact of recent and pending accounting pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 elaborates on the disclosures the Partnership must make about its obligations under certain guarantees that the Partnership has issued. It also requires the Partnership to recognize, at the inception of a guarantee, a liability for the fair value of the obligations the Partnership has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. The Partnership adopted provisions of FASB Interpretation No. 45 in 2003. Adoption of FIN No.45 does not have a material impact on the Partnership’s financial position or results of operations. The disclosure requirements are effective for annual or interim periods ending after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN No. 46”).  FIN No. 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them.  In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities.  In December 2003, the FASB issued FIN No. 46(R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements.  The Partnership must adopt and apply FIN No. 46(R) for reporting periods ending after December 15, 2004.  FIN No. 46(R) is not expected to have a material impact on the Partnership’s results of operations or financial position.

The following standards issued by the FASB do not impact the Partnership at this time:

§	SFAS No. 146 – “Accounting for Costs Associated with Exit or Disposal Activities”, effective for exit or disposal activities initiated after December 31, 2002;
§	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, effective for financial statements issued after June 15, 2003;
§

SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post Retirements Benefits – an amendment of SFAS No. 87, 88 and 106”, effective for financial statements issued after December 15, 2003; and

§	SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, effective for contracts entered into or modified after June 30, 2003.

4.  GENERAL AND ADMINISTRATIVE EXPENSES

During the three months ended March 31, 2004 and 2003, general and administrative expenses comprised the following:

	3 months ended March 31, 2004	3 months ended March 31, 2003

Business trip expenses	$452	$546
Bank fees	1	16
Other expenses	312	695

Total	$765	$1,257

5.  OIL AND GAS PROPERTIES

As at March 31, 2004 and December 31, 2003, oil and gas properties comprised the following:

	As at March 31, 2004	December 31, 2003

Subsurface use rights	$1,297,090	$1,284,325
Obligations for social programs and programs for infrastructure development	1,263,480	1,263,480
Obligations on historical costs reimbursement	948,149	948,149
Obligations on professional training of personnel	427,322	427,322

Total	$3,936,041	$3,923,276

Interest capitalized during the three months ended March 31, 2004 amounted to USD 12,765 (three months ended March 31, 2003: nil) (see Note 10).

6.  OBLIGATIONS FOR SOCIAL PROGRAMS AND PROGRAMS FOR INFRASTRUCTURE

DEVELOPMENT

	March 31, 2004	December 31, 2003

Within one year	$350,000	350,000
In the second to the fifth inclusive	1,250,000	1,250,000
Total obligations	1,600,000	1,600,000

Less: discount on obligations for social programs and programs for infrastructure development	(304,039)	(336,520)

Present value of obligations for social programs and programs for infrastructure development	1,295,961	1,263,480

Amount due for settlement within one year	350,000	350,000
Amount due for settlement after one year	945,961	913,480

Total	$1,295,961	$1,263,480

In accordance with the Subsurface Use Contracts the Partnership is unavoidably obliged to contribute funds to the social programs and programs on infrastructure development in the Atyrau region, Republic of Kazakhstan, in total amount of USD 1,000,000 for the Atyrau oilfield during the exploration phase and USD 600,000 for the Liman-2 oilfield during the exploration phase of the Subsurface Use Contracts. As at March 31, 2004, the Partnership had not made any payments for the social programs and programs on infrastructure development. These payments are due from 2003 to 2008 for the Atyrau oilfield and from 2003 to 2007 for the Liman-2 oilfield.

Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government.  These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

7.  OBLIGATIONS ON PROFESSIONAL TRAINING OF PERSONNEL

	March 31, 2004	December 31, 2003

Within one year	$119,600	119,600
In the second to the fifth inclusive	419,400	419,400
Total obligations	539,000	539,000

Less: discount on obligations on professional training of personnel	(100,736)	(111,678)

Present value of obligations on professional training of personnel	438,264	427,322

Amount due for settlement within one year	119,600	119,600
Amount due for settlement after one year	318,664	307,722

Total	$438,264	$427,322

Management believes that obligations on professional training of personnel should be recognized for future professional training costs as prescribed by the Subsurface Use Contracts. In accordance with the Subsurface Use Contracts the Partnership is obliged to finance professional training of Kazakhstani personnel recruited for the Subsurface Use Contract’s operations at the rate of not less than 1% of the total amount of investments. Under the Subsurface Use Contracts the total amount of investments was established at USD 53,900,000 during their exploration phase.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate.

8.  PENALTIES PAYABLE

In accordance with the Subsurface Use Contracts the Partnership was obliged to pay signature bonuses in total amount of USD 350,000 for acquiring the subsurface use rights for two oilfields. These bonuses were due for payment within 30 days after signing the Subsurface Use Contracts.

As at March 31, 2004, the Partnership paid USD 349,594 to the Government as signature bonuses for the Atyrau and Liman-2 oilfields with significant delay. Penalties accrued on delaying the payment of the signature bonuses for those oilfields as at March 31, 2004 amounted to USD 35,570 (December 31, 2003: USD 35,570).

In accordance with the Subsurface Use Contracts and the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership was obliged to pay an amount of USD 151,653 for the right on the geological information use within the established schedule. The Partnership delayed payment of this amount.  Penalties accrued on delaying the payment for the right on the geological information use as at March 31, 2004 amounted to USD 26,169 (December 31, 2003: USD 26,169).

9.  OBLIGATIONS ON ACQUISITION OF THE RIGHT ON THE GEOLOGICAL INFORMATION USE

In accordance with the Agreements on acquisition of the right on the geological information use # 710 and # 711 dated January 21, 2002 the Partnership is obliged to pay an additional amount for the right on the geological information use in the case the Partnership attracts foreign investors.

As described in Note 17, on April 10, 2004 Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund. Accordingly, the Partnership recognized additional obligations on acquisition of the right on the geological information use as at March 31, 2004 in the amount of USD 758,265 (December 31, 2003: USD 758,265).

10.  LOAN AND INTEREST PAYABLE

Loan and interest payable comprised the following:

Secured	March 31, 2004	December 31, 2003

Lorgate Management Inc.	$542,578	$529,813

	$542,578	$529,813

Loan	$505,000	$505,000
Interest	37,578	24,813

Total	$542,578	$529,813

On June 23, 2003 the Partnership obtained a loan from Lorgate Management Inc. (“Lorgate”) in the amount of USD 505,000 at 10% interest rate per annum. The maturity date of the loan is July 11, 2004. As per the terms of the Loan Agreement the total amount of the loan was used to make payment of signature bonuses and to pay for the right on the geological information use for both oilfields. In the case the loan and interest payment is delayed for more than 3 working days, the entire amount of both loan and interest shall attract a penalty at the rate of 2% per annum for each banking day after delay.

During the three months ended March 31, 2004 interest accrued by the Partnership on the outstanding loan amounted to USD 12,765 (3 months ended March 31, 2003: NIL). Interest should be repaid together with principal on July 11, 2004.

11.  OBLIGATIONS ON HISTORICAL COSTS REIMBURSEMENT

The Partnership is unavoidably obliged to reimburse USD 7,784,034, which represent historical costs incurred by the Republic of Kazakhstan for the Liman-2 oilfield pursuant to the terms of the Subsurface Use Contract # 1076 dated December 28, 2002 and the Agreement on acquisition of the right on the geological information use # 711 dated January 21, 2002. Payment of these obligations should be made according to a payment schedule agreed between the Partnership and the Government. These payments are due from 2012 to 2027 and should be paid quarterly in equal installments.

These obligations are discounted at 15%, being the estimated credit-adjusted risk free discount rate, giving a present value of obligation of USD 956,916 as at March 31, 2004 (December 31, 2003: USD 948,149).

12.  TAXATION

The Partnership provides for taxes based on its statutory financial statements that are maintained and prepared in Kazakhstani tenge and in accordance with the statutory regulations of the Republic of Kazakhstan. The Partnership is subject to permanent tax differences due to the fact that certain expenses are not deductible for income tax purposes under Kazakhstan regulations.

The Partnership is in the exploration and development stage and so has no income from its operations. Unrealized foreign exchange losses do not attract tax relief and so are of the nature of permanent differences.  Any other tax loss for the three months period ended March 31, 2004 may be available for offset against taxable profits arising in the following three years.  However, the tax base of the Partnership’s assets, liabilities and allowable losses will be determined only once the Partnership submits tax returns claiming allowances against taxable income.

Accordingly, at this time, no deferred tax assets or liabilities have been established. Also, temporary differences arising cannot be determined with any accuracy at this time and so an analysis of temporary differences arising cannot be provided.

13.  CHARTER FUND

As at March 31, 2004 and December 31, 2003, charter fund comprised the following:

	Participation share %	March 31, 2004	December 31, 2003

Batys Petroleum LLP	98.0	$499	$499
Glushich V.P.	2.0	10	10

Charter fund	100.0	$509	$509

As described in Note 17, on April 10, 2004 Big Sky Energy Atyrau Ltd. acquired 100% of the shares in the Partnership’s charter fund.

14.  RELATED PARTIES TRANSACTIONS

Accounts payable – As at March 31, 2004 and December 31, 2003, accounts payable for business trips and other expenses to the president amounted to USD 15,318.

Directors’ remuneration – Compensation paid to the president for his service in a full time executive management position is made up of a salary of 72,000 tenge annually.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

As at March 31, 2004 and December 31, 2003, the fair value, the related method of determining fair value and the carrying value of the Partnership’s financial instruments were as follows: the fair value of current assets and current liabilities approximates their carrying amounts due to the short-term maturity of these instruments. The Partnership is exposed to market, credit and currency risks arises in the normal course of the Partnership’s business. Derivative financial instruments are not used to reduce exposure to the above risks.

Concentration of credit risk – Financial instruments that potentially expose the Partnership to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Management believes the likelihood of incurring material losses due to concentration of credit risk is remote.

Interest rate risk – The Partnership’s only potential interest rate risk relates to the loan from Lorgate, which is at a fixed interest rate.

Foreign currency risk – The Partnership undertakes transactions denominated in foreign currencies. Accordingly, these activities may result in foreign currency exposure. The Partnership does not hedge its foreign currency risk.

16.  COMMITMENTS AND CONTINGENCIES

Non-compliance with the Subsurface Use Contracts – The Government has the right to suspend or cancel these Subsurface Use Contracts if the Partnership is in material breach of the obligations and commitments under the Subsurface Use Contracts.

In accordance with the letter # 14-04-38 27 dated May 26, 2004 the Partnership has received notice from the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (the “Competent Body”) that the Partnership failed to comply with the terms of the Contract # 1076 dated December 28, 2002 on exploration of hydrocarbons in the Liman-2 oilfield, namely:

§

To carry out the Minimal Work Program during the exploration phase;
§	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;

§	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
§	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
§	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
§	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
§	To establish and make contributions to the Liquidation Fund.

In accordance with the letter # 14-04-38 28 dated May 26, 2004 the Partnership has received notice from the Competent Body that the Partnership failed to comply with the terms of the Contract # 1077 dated December 28, 2002 on exploration of hydrocarbons in the Atyrau oilfield, namely:

§	To carry out the Minimal Work Program during the exploration phase;
§	To submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation;
§	To provide professional training to the personnel employed for the Subsurface Use Contract’s operations;
§	To contribute funds to the Atyrau region for social programs and programs on infrastructure development;
§	To submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body;
§	To develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body; and,
§	To establish and make contributions to the Liquidation Fund.

Accordingly, under both Notices the Partnership is required by July 1, 2004 to remedy these violations and to submit all required documents as confirmation of fulfillment of its obligations and actions taken to remedy these violations and to report on corrective and preventive actions undertaken against any further breach of contractual obligations. In the case of failure to remedy indicated violations, the Contracts # 1076 and # 1077 dated December 28, 2002 shall be terminated.

Investment commitments – In accordance with the Subsurface Use Contracts, the Partnership is obliged to invest a minimum of USD 53,900,000 over the period covered by the Subsurface Use Contracts. The Subsurface Use Contract # 1076 dated December 28, 2002 establishes the exploration phase as 6 years from 2003 to 2008. The Subsurface Use Contract # 1077 dated December 28, 2002 establishes the exploration phase as 5 years from 2003 to 2007 and the production phase as 20 years from 2008 to 2028.

Commitment to reimburse historical costs of the Government – In accordance with the Subsurface Use Contract the Partnership is obliged to reimburse to the Government for historical costs incurred at the expense of the Government on the Atyrau oilfield. The total amount reimbursable is USD 22,507,380. From this amount, USD 112,537 was paid to the Government in 2003. The remaining amount of USD 22,394,843 is expected to be settled according to a payment schedule to be agreed between the Partnership and the Government not later than 120 days after approval of the hydrocarbon reserves.

Commercial discovery bonus – In accordance with the Subsurface Use Contracts the Partnership is obliged to pay to the Government a commercial discovery bonus in the amount of 0.1% of the value of approved recoverable reserves using the market price of the hydrocarbons. This amount is due within 30 days after the hydrocarbon reserves are approved by the State Committee on Reserves of the Republic of Kazakhstan.

Commitment to sell produced oil in the Republic of Kazakhstan – In accordance with the Subsurface Use Contracts and Decree # 1172 of the Government of Republic of Kazakhstan dated August 2, 2000 the Partnership is obliged to sell 100% of oil produced during the exploration phase, and 20% of oil produced during the production phase to oil refineries located in the Republic of Kazakhstan.

Commitment to create deposit account for liquidation fund payments – In accordance with the Subsurface Use Contracts the Partnership is obliged to establish a liquidation fund to finance the liquidation of the consequences of its oil and gas operations in the amount of 1% of total amount of investments during the period covered by the Subsurface Use Contracts, which shall be made to the special deposit account in any bank in the Republic of Kazakhstan. The Partnership is also obliged to obtain the Government approval of the program on liquidation of consequences of its operations under the Subsurface Use Contracts, including a budget of liquidation costs, not later than 360 days before the expiration of the Subsurface Use Contracts.

The Partnership is currently not able to estimate with certainty the extent or cost of the asset retirement program it will be required to undertake and accordingly has made no provision in these financial statements in respect of future asset retirement costs. Had the Partnership accrued a liquidation fund according to the Subsurface Use Contracts, the accrual at March 31, 2004 would have been approximately USD 539,000 (December 31, 2003 USD 539,000).

Insurance commitments – In accordance with the Subsurface Use Contracts, the Partnership is obliged to develop the Business, Property and Liability Risk Insurance Program and submit it for approval to the Competent Body.

Operating environment – The Partnership’s principal business activities are within the Republic of Kazakhstan. Laws and regulations affecting businesses operating in the Republic of Kazakhstan are subject to rapid changes and the Partnership’s assets and operations could be at risk due to negative changes in the political and business environment.

Taxation – The taxation system in the Republic of Kazakhstan is constantly changing and subject to inconsistent application, interpretation and enforcement. There have been many new tax and foreign currency laws and related regulations introduced in recent years, which are not always clearly written and whose interpretation and application is subject to the opinions of the local tax authorities. Non-compliance with Kazakhstan laws and regulations can potentially lead to the imposition of penalties and fines, the amounts of which can be significant.

Environmental matters – The Partnership believes it is currently in compliance with all existing Kazakhstan environmental laws and regulations. However, Kazakhstan environmental laws and regulations may change in the future. The Partnership is unable to predict the timing or extent to which these environmental laws and regulations may change. Such change, if it occurs, may require the Partnership to modernize technology to meet more stringent standards.

17.  SUBSEQUENT EVENTS

Change in the Partnership’s ownership structure – On April 10, 2004 Big Sky Energy Atyrau Ltd., incorporated under the laws of province of Alberta, Canada acquired 100% of the shares in the Partnership’s charter fund.

Subsequent actions taken to remedy violations of the Subsurface Use Contracts (see Note 16) – The Partnership has held extended meeting with representatives of the Competent Body on July 2 to 5, 2004.  As a result it was agreed that before July 31, 2004 the Partnership will:

§

Submit the Annual Work Program to the Competent Body and report on the progress of the Minimal Work Program implementation - on June 9, 2004 the Partnership’s Annual Work Program for 2004 has been approved by the Competent Body for both oilfields. The Annual Work Program for 2005 will be determined in October 2004 and finalised with the Competent Body in November 2004;

§	Provide professional training to the personnel employed for the Subsurface Use Contract’s operations - a budget of USD 10,000 has been allocated for this purpose;
§	Contribute funds to Atyrau region for social programs and programs for infrastructure development - it was agreed to defer this to the end of 2004;
§

Develop the Business, Property and Liability Risk Insurance Program and to submit it for approval to the Competent Body - the Partnership has appointed AIG as its Insurance Underwriter.  The Partnership has made the Insurance Broker aware of the deadline;

§

Submit quarterly reports on the Subsurface Use Contract’s activities to the Competent Body - as no activities had been carried out prior to the transaction date, none were filed.  Subsequently, the Competent Body has been informed of Partnership’s activities and provided with a list of personnel assigned to the project and proof that an office has been set up; and

§
Establish and make contributions to the Liquidation Fund - this is expected to be completed on July 26, 2004.

Big Sky Energy Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

December 31, 2004

On January 12, 2004 the Big Sky Energy Corporation (the “Company”) completed the acquisition of 100% of the issued and outstanding share capital of Big Sky Energy Kazakhstan Ltd. (‘BSEK”).  On April 8, 2004 Big Sky Energy Atyrau Ltd. (“BSEA”) was incorporated with the Company  owning 75% of the issued and outstanding share capital.  On May 11, 2004, the Company, through (“BSEA”) completed the acquisition of 100% of the issued and outstanding share capital of Vector Energy West LLP (a Kazakhstan Limited Liability Partnership) (“Vector”).   On November 10, 2004, the Company acquired the 25% minority interest in BSEA.

The Unaudited Pro Forma Condensed Consolidated Statement  of Operations for the year ended December 31, 2004 is based on the historical consolidated financial statements of the Company and Vector.

The acquisitions have been accounted for using the purchase method of accounting.    The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2004  has been prepared assuming the acquisitions were completed on January 1, 2004.  The results of operations of BSEK for the period from January 1, 2004 to January 12, 2004 were not material.  A proforma balance sheet has not been presented as the acquisitions have been reflected in the Company’s consolidated balance sheet as at December 31, 2004.

The Unaudited Pro Forma Condensed Consolidated financial statements are presented for informational purposes only.  The Condensed Consolidated Statements of Operations do not purport to represent what Big Sky’s actual results of operations would have been had the acquisitions occurred as of such dates, or to project the Company’s results of operations for any period or date, nor does it give effect to any matters other than those described in the notes thereto.  The Unaudited Pro Forma Condensed Statements of Operations should be read in conjunction with the Company’s consolidated financial statements and notes thereto, and the historical consolidated financial statements of BSEK and Vector included elsewhere in this prospectus.

 Big Sky Energy Corporation.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

	Big Sky Energy Corporation	Vector Energy West LLP	Pro-forma Adjustments Vector	Pro forma Consolidated Big Sky Energy Corporation

General and administrative	(6,217,720)	(983)		(6,218,703)

Depreciation and amortization	(126,507)	-		(126,507)
Accretion	(247,388)	(75,665)		(323,053)
	(6, 591,615)	(76,648)		(6,668,263)
Interest income	2,301	-		2,301
Foreign exchange gain	(226,938)	(1,211)		(228,149)
Loss from continuing operations	(6,816,252)	(77,859)		(6,894,111)

Loss per share
Basic and diluted from continuing operations	(0.132)			(0.118)
Weighted average shares outstanding	51,585,004		(1) 6,534,198	58,119,922

 Big Sky Energy Corporation.

Unaudited Pro Forma Condensed Consolidated Financial Statements

December 31, 2004

The pro forma adjustments to the condensed consolidated statement of operations for the year  ended December 31, 2004 has been recorded to reflect the acquisition of Vector Energy West LLP (“Vector”) and the 25% minority interest in Big Sky Energy Atyrau Ltd (“BSEA”) that were completed on May 11, 2004 and November 10, 2004, respectively.  The details of the acquisitions and the resulting pro forma adjustments are as follows:

Vector pro forma adjustments

1

No pro forma adjustments are required to the condensed consolidated statements of operations for the year ended December 2004 other than to include additional common shares in the pro forma loss per share computation related to cash raised via private placements of 10,000,000 shares of the Company at $0.50 per share prior to the acquisition of Vector and the 3,500,000 shares issued for the acquisition of the 25% minority interest in BSEA.

The 13,500,000 shares issued from treasury have been included as a pro-forma adjustment on the condensed consolidated statements of operations of the Company for the purposes of calculating the net loss per share as if the shares had been issued January 1, 2004. No other adjustments to the condensed consolidated statements of operations are required.